Form 10-K, Exhibit 13
period 2007-12-31
LaPorte Bancorp, Inc.
filed 2008-03-31
CIK 1400848

Crowe Chizek and Company LLC

Member Horwath International

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

LaPorte Bancorp, Inc.

LaPorte, Indiana

We have audited the accompanying consolidated balance sheets of LaPorte Bancorp, Inc. as of December 31, 2007 and 2006 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LaPorte Bancorp, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007 in conformity with U.S. generally accepted accounting principles.

Crowe Chizek and Company LLC

South Bend, Indiana

March 28, 2008

Exhibit 13

LAPORTE BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2007 and 2006

(Dollar amounts in thousands, except share and per share data)

	2007	2006
ASSETS
Cash and due from financial institutions	$9,937	$7,864
Federal funds sold	—	13,183

Cash and cash equivalents	9,937	21,047
Interest-bearing time deposits in other financial institutions	100	—
Securities available for sale	96,048	88,538
Federal Home Loan Bank (FHLB) stock, at cost (restricted)	4,187	2,661
Loans, net of allowance for loan losses of $1,797 at December 31, 2007 and $1,041 at December 31, 2006	220,497	136,077
Mortgage servicing rights	412	418
Other real estate owned	454	453
Premises and equipment, net	10,911	8,200
Goodwill	8,431	—
Other intangible assets	1,708	—
Bank owned life insurance	9,073	6,048
Accrued interest receivable and other assets	5,502	3,030

Total assets	$367,260	$266,472

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$28,148	$47,809
Interest bearing	218,123	154,050

Total deposits	246,271	201,859
Federal Home Loan Bank advances	66,516	36,500
Subordinated debentures	5,155	—
Accrued interest payable and other liabilities	2,613	1,727

Total liabilities	320,555	240,086

Loan commitments and other related activities (Note 15)

Shareholders’ equity
Preferred Stock, no par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 19,000,000 shares authorized; 4,783,163 shares issued and outstanding at December 31, 2007	48	—
Additional paid-in capital	21,266	—
Surplus	770	770
Retained earnings	26,563	25,846
Accumulated other comprehensive loss, net of tax of $(115) and $(118) at December 31, 2007 and 2006	(224)	(230)
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,718)	—

Total shareholders’ equity	46,705	26,386

Total liabilities and shareholders’ equity	$367,260	$266,472

See accompanying notes to consolidated financial statements.

1.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except share and per share data)

	2007	2006	2005
Interest and dividend income
Loans, including fees	$10,794	$9,306	$8,740
Taxable securities	3,778	3,428	2,912
Tax exempt securities	383	468	499
FHLB stock	141	131	118
Other interest income	148	252	143

Total interest and dividend income	15,244	13,585	12,412

Interest expense
Deposits	5,671	4,627	3,657
Federal Home Loan Bank advances	2,348	2,311	2,364
Federal funds purchased	24	7	—
Subordinated debentures	92	—	—

Total interest expense	8,135	6,945	6,021

Net interest income	7,109	6,640	6,391

Provision for loan losses	64	143	215

Net interest income after provision for loan losses	7,045	6,497	6,176

Noninterest income
Service charges on deposits	729	740	733
ATM and debit card fees	224	185	183
Brokerage fees	214	164	115
Trust fees	173	127	140
Earnings on life insurance, net	276	226	211
Net gains on sales of loans	235	249	252
Loan servicing fees, net	99	106	101
Net gains (losses) on securities	894	(24)	4
Other than temporary impairment on investment securities	(228)	—	—
Other income	241	183	151

Total noninterest income	2,857	1,956	1,890

Noninterest expense
Salaries and employee benefits	4,951	4,317	4,020
Occupancy and equipment	1,622	1,395	1,399
Data processing	555	299	322
Advertising	135	100	106
Bank examination fees	399	222	225
Amortization of intangibles	130	—	—
Other expenses	1,125	760	1,030

Total noninterest expense	8,917	7,093	7,102

Income before income taxes	985	1,360	964
Income tax expense	268	243	73

Net income	$717	$1,117	$891

Earnings (loss) per share:
Basic and diluted (Note 19)	$(0.49)	$—	$—

See accompanying notes to consolidated financial statements.

2.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except share and per share data)

	Common Stock	Additional Paid-In Capital	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Tax	Unearned ESOP Shares	Total
Balance at January 1, 2005	$—	$—	$770	$23,838	$(500)	$—	$24,108

Comprehensive income:
Net income	—	—	—	891	—	—	891
Other comprehensive income (loss):
Net change in unrealized gain (loss) on securities available for sale, net of reclassification adjustments and tax effects	—	—	—	—	(457)	—	(457)

Total comprehensive income							434

Balance at December 31, 2005	—	—	770	24,729	(957)	—	24,542

Comprehensive income:
Net income	—	—	—	1,117	—	—	1,117
Other comprehensive income (loss):
Net change in unrealized gain (loss) on securities available for sale, net of reclassification adjustments and tax effects	—	—	—	—	727	—	727

Total comprehensive income							1,844

Balance at December 31, 2006	$—	$—	$770	$25,846	$(230)	$—	$26,386

(Continued)

3.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except share and per share data)

	Common Stock	Additional Paid-In Capital	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Tax	Unearned ESOP Shares	Total
Balance at January 1, 2007	$—	$—	$770	$25,846	$(230)	$—	$26,386

Comprehensive income:
Net income	—	—	—	717	—	—	717
Other comprehensive income (loss):
Net change in unrealized gain (loss) on securities available for sale, net of reclassification adjustments and tax effects	—	—	—	—	6	—	6

Total comprehensive income							723

Common stock issued to LaPorte Savings Bank, Mutual Holding Company, 2,522,013 shares	25	(25)	—	—	—	—	—

Initial funding of LaPorte Savings Bank, Mutual Holding Company	—	(100)	—	—	—	—	(100)

Common stock issued to City Savings Financial shareholders, 961,931 shares	10	9,610	—	—	—	—	9,620

Common stock issued in initial public offering, net of issuance costs of $1.2 million, 1,299,219 shares	13	11,802	—	—	—	—	11,815

Common stock purchased by ESOP, 180,894 shares	—	—	—	—	—	(1,809)	(1,809)

ESOP shares earned, 9,045 shares	—	(21)	—	—	—	91	70

Balance at December 31, 2007	$48	$21,266	$770	$26,563	$(224)	$(1,718)	$46,705

See accompanying notes to consolidated financial statements.

4.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except share and per share data)

	2007	2006	2005
Cash flows from operating activities
Net income	$717	$1,117	$891
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	705	712	722
Provision for loan losses	64	143	215
Net (gains) losses on securities	(894)	24	(4)
FHLB stock dividends	—	—	(57)
Other than temporary impairment on investment securities	228	—	—
Net gains on sales of loans	(181)	(176)	(179)
Originations of loans held for sale	(13,008)	(13,203)	(11,004)
Proceeds from sales of loans held for sale	13,189	14,086	11,078
Recognition of mortgage servicing rights	(54)	(73)	(73)
Amortization of mortgage servicing rights	60	54	60
(Gain) loss on sales of other real estate owned	(48)	10	1
Earnings on life insurance, net	(276)	(226)	(211)
Amortization of intangible assets	130	—	—
ESOP compensation expense	70	—	—
Changes in assets and liabilities:
Accrued interest receivable and other assets	290	(351)	(297)
Accrued interest payable and other liabilities	(547)	257	336

Net cash from operating activities	445	2,374	1,478

Cash flows from investing activities
Net change in loans	9,894	4,244	7,956
Proceeds from sales of other real estate owned	605	227	206
Proceeds from maturities, calls and principal repayments of securities available for sale	29,140	10,516	14,221
Proceeds from maturities, calls and principal repayments of securities held to maturity	—	—	479
Proceeds from sales of securities available for sale	3,622	1,655	16,985
Proceeds from redemption of FHLB stock	—	113	—
Purchases of securities available for sale	(33,745)	(13,637)	(34,919)
Premises and equipment expenditures, net	(312)	(619)	(770)
Acquisition, net of cash acquired	286	—	—

Net cash from investing activities	9,490	2,499	4,158

(Continued)

5.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except share and per share data)

	2007	2006	2005
Cash flows from financing activities
Net change in deposits	$(39,668)	$19,510	$(4,444)
Proceeds from FHLB advances	52,300	10,000	—
Repayment of FHLB advances	(43,583)	(22,000)	(1,000)
Proceeds from sale of common stock, net of issuance costs	9,906	—	—

Net cash from financing activities	(21,045)	7,510	(5,444)

Net change in cash and cash equivalents	(11,110)	12,383	192

Cash and cash equivalents at beginning of year	21,047	8,664	8,472

Cash and cash equivalents at end of year	$9,937	$21,047	$8,664

Supplemental cash flow information:
Interest paid	$7,866	$6,922	$6,000
Income taxes paid	610	277	82

Supplemental noncash disclosures:
Transfers from loans receivable to other real estate owned	$79	$114	$662
Transfers from securities held to maturity to securities available for sale	—	—	2,331
Common stock paid to City Savings Financial Corporation shareholders in lieu of cash	9,620	—	—
Transfers from premises and equipment, net to other assets for land held for sale	405	—	—

See accompanying notes to consolidated financial statements.

6.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include the accounts of LaPorte Bancorp, Inc. (“the Bancorp”), its wholly owned subsidiary, The LaPorte Savings Bank (“the Bank”) and the Bank’s wholly owned subsidiary, LPSB Investments LTD., Cayman (“LPSB Ltd.”), together referred to as “the Company.” The Bancorp was formed on October 12, 2007 and acquired City Savings Financial Corporation and its subsidiary, City Savings Bank, which were merged into the Bancorp and the Bank. Intercompany transactions and balances are eliminated in consolidation. LaPorte Bancorp, Inc. is a majority owned (52.7%) subsidiary of LaPorte Savings Bank, MHC. These financial statements do not include the transactions and balances of LaPorte Savings Bank, MHC.

The Company provides financial services through its offices in LaPorte and Porter counties of Indiana. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the area. LPSB Ltd. manages a majority of the Bank’s investment portfolio.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, consideration of other than temporary declines in fair values of securities, the fair values of securities and other financial instruments, consideration of impairment of goodwill and other intangible assets, and the need for a deferred tax asset valuation allowance are particularly subject to change.

Cash Flows: Cash and cash equivalents includes cash, deposits with other financial institutions with original maturities under 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions and interest-bearing time deposits in other financial institutions.

Interest-Bearing Time Deposits in Other Financial Institutions: Interest-bearing time deposits in other financial institutions are carried at cost.

(Continued)

7.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income (loss), net of tax, as a separate component of shareholders’ equity. Trading securities are carried at fair value, with changes in unrealized holding gains and losses included in income.

During 2005, it was determined that although management had the ability to hold securities classified as held to maturity until their maturity, it was no longer their intent to do so. Accordingly, during 2005 the remaining $2,331 of securities held to maturity were transferred to the available for sale portfolio. As a result of this transfer, there was approximately a two year restriction relating to the classification of any securities as held to maturity following the 2005 transfer to available for sale and management currently has no intention of classifying any securities as held to maturity going forward. Unrealized gains (losses) on these securities are included in accumulated other comprehensive income (loss), net of tax, in the consolidated balance sheet.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities and collateralized mortgage obligations where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Mortgage loans held for sale are generally sold with servicing rights retained. The carrying value of mortgage loans sold is reduced by the amount allocated to the servicing right. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

(Continued)

8.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Consumer and credit card loans are typically charged off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Purchased Loans: The Company purchased a group of loans through the acquisition of City Savings Financial Corporation on October 12, 2007. Purchased loans that showed evidence of credit deterioration since their origination are recorded at an allocated fair value, such that there is no carryover of the seller’s allowance for loan losses. After acquisition, incurred losses are recognized by an increase in the allowance for loan losses.

Purchased loans are accounted for individually or aggregated into pools of loans based on common risk characteristics (e.g., credit score, loan type, and date of origination). The Company estimates the amount and timing of expected cash flows for each purchased loan or pool, and the expected cash flows in excess of amount paid is recorded as interest income over the remaining life of the loan or pool (accretable yield). The excess of the loan’s or pool’s contractual principal and interest over expected cash flows is not recorded (nonaccretable difference).

Over the life of the loan or pool, expected cash flows continue to be estimated. If the present value of expected cash flows is less than the carrying amount, a loss is recorded. If the present value of expected cash flows is greater than the carrying amount, it is recognized as part of future interest income.

(Continued)

9.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when full payment under the loan terms is not expected. All individually classified commercial loans are evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Mortgage Servicing Rights: Mortgage servicing rights are recognized separately when they are acquired through sales of loans. For sales of mortgage loans prior to January 1, 2007, a portion of the cost of the loan was allocated to the servicing right based on relative fair values. The Company adopted SFAS No. 156, Accounting for Servicing of Financial Assets, on January 1, 2007, and for sales of mortgage loans beginning in 2007, mortgage servicing rights are initially recorded at fair value with the income statement effect recorded in net gains on sales of loans. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. The Company compares the valuation model inputs and results to published industry data in order to validate the model results and assumptions. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

(Continued)

10.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. The Company has not recorded any valuation allowances related to mortgage servicing rights. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.

Servicing fee income, which is reported on the income statement as loan servicing fees, net, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Late fees and ancillary fees related to loan servicing are not material.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Other Real Estate Owned: Real estate acquired through or instead of loan foreclosure are initially recorded at fair value, less costs to sell, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight line method with useful lives ranging from 5 to 30 years. Furniture, fixtures and equipment are depreciated on an accelerated or straight line method with useful lives ranging from 3 to 10 years.

(Continued)

11.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Federal Home Loan Bank (FHLB) Stock: The Company is a member of the FHLB system. Members are required to own a certain amount of FHLB stock based on the level of FHLB borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Bank Owned Life Insurance: The Company has purchased life insurance policies on certain key executives. Upon adoption of EITF 06-5, which is discussed further below, the bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement. Prior to adoption of EITF 06-5, the Company recorded bank owned life insurance at its cash surrender value.

In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-5, Accounting for Purchases of Life Insurance - Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4 (Accounting for Purchases of Life Insurance){Issue}. This Issue requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, the Issue requires disclosure when there are contractual restrictions on the Company’s ability to surrender a policy. The adoption of EITF 06-5 on January 1, 2007 did not have a material effect on the Company’s consolidated financial position or results of operations.

Goodwill and Other Intangible Assets: Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

Other intangible assets consist of core deposit and acquired customer relationship intangible assets arising from a whole bank acquisition. They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives, which range from 4 to 15 years.

Long-Term Assets: Premises and equipment, core deposit and other intangible assets, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

(Continued)

12.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

The Company adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s consolidated financial position or results of operations.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Retirement Plans: Employee 401(k) and profit sharing plan expense is the amount of matching contributions. Split-dollar life insurance plan expense and supplemental retirement plan expense allocates the benefits over years of service.

Employee Stock Ownership Plan: The cost of shares issued to the ESOP, but not yet allocated to participants, is shown as a reduction of shareholders’ equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends, when paid, on allocated ESOP shares reduce retained earnings; dividends, when paid, on unearned ESOP shares reduce debt and accrued interest.

Earnings (Loss) Per Common Share: Basic earnings (loss) per common share is net income (loss) divided by the weighted average number of common shares outstanding during the period.

(Continued)

13.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

ESOP shares are considered outstanding for this calculation unless unearned. There were no potentially dilutive shares for any periods presented. Diluted earnings (loss) per common share is equal to basic earnings (loss) per common share for the period from October 12, 2007 to December 31, 2007, as there were no outstanding equity plans which would have a dilutive effect. There were no common shares outstanding prior to October 12, 2007.

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Surplus: Surplus has been established in reference to Indiana State Banking Statute 28-6-1-28. This statute required State Savings Banks to reserve and set aside from the gross amount of gains and profits of the institution not less than one quarter of one percent (1/4%) per annum on the deposits, to be held and invested as a surplus fund to meet any contingency in its business, until the surplus fund shall equal up to ten percent (10%) upon the amount of deposits, however, a surplus fund up to twenty-five percent (25%) upon the amount of deposits was allowed. This statute has since been repealed, however, the fund will remain as a part of the Company’s total equity.

Comprehensive Income: Comprehensive income, net of tax, consists of net income and other comprehensive income (loss), net of tax. Other comprehensive income (loss), net of tax, includes net changes in net unrealized gains and losses on securities available for sale, net of tax, and reclassification adjustments, which are also recognized as a separate component of shareholders’ equity.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the consolidated financial statements.

Restrictions on Cash: As of December 31, 2007 and 2006, $625 and $659 of cash on hand or on deposit with the Federal Reserve Bank was required to meet regulatory reserve and clearing requirements. These balances do not earn interest.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the Bancorp or by the Bancorp to shareholders.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

(Continued)

14.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

Operating Segments: While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Operating segments are aggregated into one as operating results for all segments are similar. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Effect of Newly Issued But Not Yet Effective Accounting Standards: In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about the risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued Staff Position (“FSP”) 157-2, Effective Date of FASB Statement No. 157. This FSP delays the effective date of FAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The impact of adoption on January 1, 2008 will not have a material effect on the Company’s consolidated financial position or results of operations.

In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants’ employment or retirement. The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. The issue is effective for fiscal years beginning after December 15, 2007. Management has determined that the adoption of EITF 06-4 on January 1, 2008 will not have a material effect on the Company’s consolidated financial position or result of operations.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new standard is effective for the Company on January 1, 2008. The Company did not elect the fair value option for any financial assets or financial liabilities as of January 1, 2008.

(Continued)

15.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In November 2007, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 109 (SAB No. 109), Written Loan Commitments Recorded at Fair Value through Earnings superseding SAB 105, Application of Accounting Principles to Loan Commitments, which stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 states that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also states that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 is effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The adoption of this standard on January 1, 2008 will not have a material effect on the Company’s consolidated financial position or results of operations.

(Continued)

16.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 2 – SECURITIES

The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
2007
U.S. Treasury and federal agency	$30,001	$411	$(43)
State and municipal	9,272	14	(103)
Mortgage-backed securities	37,529	218	(171)
Government agency sponsored collateralized mortgage obligations	16,288	34	(667)
Privately held collateralized mortgage obligations	1,716	—	(32)

Total debt securities	94,806	677	(1,016)
Equity securities	1,242	—	—

Total	$96,048	$677	$(1,016)

	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
2006
U.S. Treasury and federal agency	$41,551	$47	$(391)
State and municipal	10,484	34	(124)
Mortgage-backed securities	11,528	13	(237)
Government agency sponsored collateralized mortgage obligations	18,125	21	(578)
Privately held collateralized mortgage obligations	2,125	—	(58)

Total debt securities	83,813	115	(1,388)
Equity securities	4,725	925	—

Total	$88,538	$1,040	$(1,388)

(Continued)

17.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

At December 31, 2007 and 2006, mortgage backed securities available for sale consisted solely of Federal Home Loan Mortgage Corporation, Federal National Mortgage Association and Government National Mortgage Association issues.

NOTE 2 – SECURITIES (Continued)

Sales of securities available for sale were as follows:

	2007	2006	2005
Proceeds	$3,622	$1,655	$16,985
Gross gains	896	—	100
Gross losses	—	(22)	(95)

Proceeds from calls of securities available for sale during the years ended December 31, 2007, 2006 and 2005 were $19,822, $850 and $130 with gross gains of $29, $0 and $0 and gross losses of $(31), $(2) and $(1), respectively.

The fair value of debt securities at year-end 2007 and 2006 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities and CMOs, are shown separately.

	December 31, 2007	December 31, 2006
Due in one year or less	$3,620	$2,183
Due from one to five years	17,603	33,003
Due from five to ten years	10,016	8,555
Due after ten years	8,034	8,294

Subtotal	39,273	52,035
Mortgage-backed securities and CMOs	55,533	31,778

Total	$94,806	$83,813

(Continued)

18.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

Securities pledged at year-end 2007 and 2006 had a carrying amount of approximately $13,907 and $9,868 and were pledged to secure public deposits and FHLB advances.

At year-end 2007 and 2006, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

(Continued)

19.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 2 – SECURITIES (Continued)

Securities with unrealized losses at year-end 2007 and 2006, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

December 31, 2007	Continuing Unrealized Loss For Less Than 12 Months		Continuing Unrealized Loss For 12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury and federal agency	$—	$—	$6,708	$(43)	$6,708	$(43)
State and municipal	664	(2)	6,328	(101)	6,992	(103)
Mortgage-backed securities	14,242	(87)	8,261	(84)	22,503	(171)
Government agency sponsored collateralized mortgage obligations	—	—	13,397	(667)	13,397	(667)
Privately held collateralized mortgage obligations	—	—	1,716	(32)	1,716	(32)

Total temporarily impaired	$14,906	$(89)	$36,410	$(927)	$51,316	$(1,016)

December 31, 2006	Continuing Unrealized Loss For Less Than 12 Months		Continuing Unrealized Loss For 12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury and federal agency	$4,371	$(15)	$27,918	$(376)	$32,289	$(391)
State and municipal	—	—	7,467	(124)	7,467	(124)
Mortgage-backed securities	398	—	9,888	(237)	10,286	(237)
Government agency sponsored collateralized mortgage obligations	—	—	16,416	(578)	16,416	(578)
Privately held collateralized mortgage obligations	116	(1)	2,009	(57)	2,125	(58)

Total temporarily impaired	$4,885	$(16)	$63,698	$(1,372)	$68,583	$(1,388)

(Continued)

20.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 2 – SECURITIES (Continued)

At December 31, 2007, the Company held 88 investments in debt securities which were in an unrealized loss position of which 8 were in an unrealized loss position for less than twelve months and 80 were in an unrealized loss position for twelve months or more. Management periodically evaluates each investment security for potential other than temporary impairment, relying primarily on industry analyst reports and observation of market conditions and interest rate fluctuations. Management believes it will be able to collect all amounts due according to the contractual terms of the underlying investment securities and that the noted declines in fair value are considered temporary and due only to normal market interest rate fluctuations. The Company has the ability and intent to hold these debt securities for a period sufficient to allow for the anticipated full recovery in fair value.

During 2007, certain equity securities were determined to have declines in market values that were considered to be “other than temporary” and accordingly an impairment charge to earnings of $228 was recorded. In making this determination, management considered: (1) the fact these securities were previously considered to have declines in market values that were considered to be “other than temporary”, (2) the financial condition and near term prospects of the issuer, and (3) the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

NOTE 3 – LOANS

Loans at year end were as follows:

	2007	2006
Commercial	$17,356	$9,569
Real estate:
Residential	94,476	64,047
Commercial	63,836	35,782
Construction	11,268	2,578
Consumer	35,272	24,953

Subtotal	222,208	136,929
Less: Net deferred loan (fees) costs	86	189
Allowance for loan losses	(1,797)	(1,041)

Loans, net	$220,497	$136,077

(Continued)

21.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 3 – LOANS (Continued)

Activity in the allowance for loan losses was as follows:

	2007	2006	2005
Beginning balance	$1,041	$1,064	$965
Allowance of acquired bank	776	—	—
Provision for loan losses	64	143	215
Loans charged-off	(165)	(242)	(209)
Recoveries	81	76	93

Ending balance	$1,797	$1,041	$1,064

Individually impaired loans were as follows:

	2007	2006
Year-end loans with no allocated allowance for loan losses	$634	$—
Year-end loans with allocated allowance for loan losses	439	74

Total	$1,073	$74

Amount of the allowance for loan losses allocated to impaired loans under SFAS No. 114	$113	$6

	2007	2006	2005
Average of individually impaired loans during year	$545	$115	$669
Interest income recognized during impairment	5	—	—
Cash-basis interest income recognized	—	—	—

Nonperforming loans were as follows at year-end:

	2007	2006
Loans past due over 90 days still on accrual	$—	$—
Nonaccrual loans	1,624	320

(Continued)

22.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 3 – LOANS (Continued)

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

Loans renegotiated as troubled debt restructuring totaled $462 and $517 at December 31, 2007 and 2006. Interest income recognized and interest which would have been received under the original contract terms is not considered material to this presentation. The Company is not committed to lend additional funds to debtors whose loans have been modified.

Purchased Loans Subject to SOP 03-3:

The Company purchased loans during 2007, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans is as follows at year end:

2007
Commercial	$798
Commercial real estate	1,821
Consumer	333
Residential real estate	589

Outstanding balance	$3,541

Carrying amount, net of allowance of $0	$1,944

Accretable yield, or income expected to be collected, is as follows:

2007
Balance at January 1, 2007	$—
New loans purchased	153
Accretion of income	(27)

Balance at December 31, 2007	$126

(Continued)

23.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

For those purchased loans disclosed above, the Company did not increase the allowance for loan losses during 2007. No allowances for loan losses were reversed during 2007.

(Continued)

24.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 3 – LOANS (Continued)

Purchased loans for which it was probable at acquisition that all contractually required payments would not be collected are as follows:

2007
Contractually required payments receivable of loans purchased during the year:
Commercial	$895
Commercial Real Estate	1,905
Consumer	362
Residential Real Estate	630

$3,792

Cash flows expected to be collected at acquisition	$2,193
Basis in acquired loans at acquisition	2,040

Income is not recognized on certain purchased loans if the Company cannot reasonably estimate cash flows expected to be collected. The carrying amounts of such loans are as follows:

2007
Loans purchased during the year	$976
Loans at end of year	972

NOTE 4 – LOAN SERVICING

Mortgage loans serviced for others are not reported as assets. The principal balances of these loans at year end are as follows:

	2007	2006
Mortgage loan portfolios serviced for:
FHLMC	$59,807	$63,383
FHLB	728	740

Total	$60,535	$64,123

(Continued)

25.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 4 – LOAN SERVICING (Continued)

Custodial escrow balances maintained in connection with serviced loans were $160 and $197 at year-end 2007 and 2006.

Activity for capitalized mortgage servicing rights was as follows:

	2007	2006	2005
Servicing rights:
Beginning of year	$418	$399	$386
Additions	54	73	73
Amortized to expense	(60)	(54)	(60)

End of year	$412	$418	$399

There was no valuation allowance at the above year ends.

The fair value of mortgage servicing rights was $539 and $559 at year-end 2007 and 2006. Fair value at year-end 2007 was determined using a discount rate of 10.0%, prepayment speeds ranging from 11.6% to 21.2%, depending on the stratification of the specific right, and a weighted average default rate of approximately 0.5%. Fair value at year-end 2006 was determined using discount rates ranging from 10.0% to 13.0%, prepayment speeds ranging from 11.4% to 17.6%, depending on the stratification of the specific right, and a weighted average default rate of .10%.

Estimated amortization expense over the next five years is expected to be approximately $60 annually.

NOTE 5 – PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

	2007	2006
Land	$3,268	$2,093
Buildings	8,593	7,017
Furniture, fixtures and equipment	5,681	5,128
Construction in progress	112	—

	17,654	14,238
Less: Accumulated depreciation	(6,743)	(6,038)

	$10,911	$8,200

(Continued)

26.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

Depreciation expense was $705, $712, and $722 for 2007, 2006 and 2005.

NOTE 6 – GOODWILL AND INTANGIBLE ASSETS

Goodwill

The change in balance for goodwill during the year is as follows:

2007
Beginning of year	$—
Acquired goodwill	8,431

End of year	$8,431

Acquired Intangible Assets

Acquired intangible assets were as follows at year end:

	2007
	Gross Carrying Amount	Gross Accumulated Amortization
Amortized intangible assets:
Core deposit intangibles	$1,534	$111
Customer relationship intangibles	304	19

Total	$1,838	$130

Aggregate amortization expense was $130 for 2007.

Estimated amortization expense for each of the next five years is as follows:

2008	$432
2009	335
2010	267
2011	201
2012	110

(Continued)

27.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 7 – DEPOSITS

Time deposits of $100 thousand or more were $33,301 and $19,424 at year-end 2007 and 2006. Generally, customer deposits in excess of $100 thousand are not federally insured.

Scheduled maturities of time deposits for the next five years were as follows:

2008	$97,354
2009	20,671
2010	12,776
2011	2,390
2012	1,158
Thereafter	2,931

$137,280

NOTE 8 – EMPLOYEE BENEFIT PLANS

401(k) Plan: The Bank maintains a defined contribution 401(k) plan for all employees. Employees must be 21 years of age to participate in the plan. There is no minimum service requirement. Basic contributions may be made by the Bank in the range of 1% to 6% of employee compensation. Voluntary participant contributions may be made in the range of 1% to 10% of employee compensation. The employer will make matching employer contributions equal to 50% of the participant’s voluntary contributions on the first 6% of the participant’s voluntary contributions. Employee contributions are 100% vested. Employer basic and matching contributions are vested over 5 years. Employer basic and matching contributions totaled approximately $94, $84 and $75 for the years ended December 31, 2007, 2006 and 2005.

Supplemental Employee Retirement Plan: Effective January 1, 2002, a supplemental retirement plan covers selective officers. The Bank is recording an expense equal to the projected present value of payments due at retirement based on the projected remaining years of service. The obligation under the plans was approximately $976 and $751 for the years ended December 31, 2007 and 2006 and is included in other liabilities in the consolidated balance sheets. The expense attributable to the plan, included in salaries and employee benefits, was approximately $225, $192 and $144 for the years ended December 31, 2007, 2006 and 2005.

(Continued)

28.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 8 – EMPLOYEE BENEFIT PLANS (Continued)

Split-Dollar Life Insurance Plans: Effective January 1, 2003, life insurance plans are provided for certain officers on a split-dollar basis. The officer’s designated beneficiary(s) is entitled to a percentage of the death proceeds from the split-dollar policies. The Bank is entitled to the remainder of the death proceeds less any loans on the policies and unpaid interest or cash withdrawals previously incurred by the Bank. The cash surrender value of these life insurance policies and life insurance policies related to the Bank’s supplemental employee retirement plan totaled $9,073 and $6,048 at December 31, 2007 and 2006. The Bank is the owner of the split-dollar policies. Beginning with the effective date of the plan, the Bank began to accrue a liability for the expected amount of premiums to be paid on the officer’s portion of these split-dollar policies subsequent to the officer’s retirement. At December 31, 2007 and 2006, such accrued liability totaled approximately $156 and $117. Expense recognized related to these plans totaled approximately $39, $12 and $14 for the years ended December 31, 2007, 2006 and 2005.

NOTE 9 – FEDERAL HOME LOAN BANK ADVANCES

The Bank was authorized to borrow up to $72,763 from the Federal Home Loan Bank (FHLB) at December 31, 2007 and up to $49,392 at December 31, 2006. At December 31, 2007 and 2006 the Bank had indebtedness to the FHLB totaling $66,564 and $36,500. The FHLB advances held by the Bank as of December 31, 2007 consisted of four different types. Fixed Rate Bullet Advances carry a fixed interest rate throughout the life of the advance and may not be prepaid prior to maturity without a fee being assessed by the FHLB. Putable Advances have stated interest adjustment dates on which the FHLB will have the option to adjust the interest rate and will continue to have this option quarterly thereafter. These advances may not be prepaid by the Bank prior to the FHLB exercising its option to adjust the interest rate. Variable Advances carry a variable rate throughout the life of the advance. All of the Variable Advances held by the Bank as of December 31, 2007 were short-term advances and may be prepaid at any time. At December 31, 2007, $4,300 of the Variable Advances consisted of overnight Federal Funds purchased by the Bank from the FHLB. Mortgage Advances carry a fixed interest rate and require annual payments of the remaining principal balance. These advances may not be prepaid by the Bank prior to maturity without a fee being assessed by the FHLB.

(Continued)

29.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 9 – FEDERAL HOME LOAN BANK ADVANCES (Continued)

The advance type, balances and interest rate ranges at December 31, 2007 are as follows:

Advance Type	Balance	Interest Rate Range	Weighted Average Rate	Maturity Date Range
Fixed Rate Bullet	$25,750	3.45% to 5.08%	4.34%	February 2008 through December 2012
Putable	31,500	3.11% to 6.09%	5.45%	January 2008 through June 2011
Variable	8,300	3.75%	3.75%	January 2008 through April 23 2008
Mortgage	1,014	3.00% to 5.64%	4.62%	April 2011 through July 2011

Total advances	66,564

Yield adjustment on acquired
FHLB advances	(48)

Total	$66,516

The required payments over the next five years are as follows:

2008	$22,808
2009	5,969
2010	31,434
2011	4,802
2012	1,528
2013	23

Total advances	$66,564

At December 31, 2007 and 2006, in addition to FHLB stock, the Bank pledged mortgage loans totaling approximately $87,337 and $60,434 to the FHLB to secure advances outstanding. At December 31, 2007 and 2006, the Bank also pledged U.S. government sponsored agency securities totaling $13,907 and $9,000 to the FHLB to secure advances outstanding.

(Continued)

30.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 10 – SUBORDINATED DEBENTURES

In June 2003, City Savings Statutory Trust I, a trust formed by City Savings Financial Corporation, closed a pooled private offering of 5,000 trust preferred securities with a liquidation amount of $1 per security. City Savings Financial Corporation issued $5,155 of subordinated debentures to the trust in exchange for ownership of all of the common security of the trust and the proceeds of the preferred securities sold by the trust. On October 12, 2007, the Company purchased the ownership of the common securities of the trust as a result of its acquisition of City Savings Financial Corporation. In accordance with FASB Interpretation 46R, the trust is not consolidated with the Company’s financial statements, but rather the subordinated debentures are shown as a liability. The Company’s investment in the common stock of the trust was $155 and is included in other assets in the December 31, 2007 consolidated balance sheet.

The Company may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $1, on or after June 26, 2008 at 100% of the principle amount, plus accrued and unpaid interest. The subordinated debentures mature on June 26, 2033.

The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the trust indenture.

The subordinated debentures may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The subordinated debentures have a variable rate of interest equal to the three month London Interbank Offered Rate (LIBOR) plus 3.10% which was 7.96% at year-end 2007.

(Continued)

31.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 11 – EMPLOYEE STOCK OWNERSHIP PLAN

Effective October 12, 2007, employees participate in an Employee Stock Ownership Plan (ESOP). The ESOP borrowed from the Company to purchase 180,894 shares of Bancorp stock at $10 per share during 2007. The Company makes discretionary contributions to the ESOP, as well as paying dividends on unallocated shares to the ESOP, and the ESOP uses funds it receives to repay the loan. When loan payments are made, ESOP shares are allocated to participants based on relative compensation and expense is recorded. Dividends on allocated shares increase participant accounts.

Participants receive the shares at the end of employment.

Contributions to the ESOP during 2007 were $171. Expense was $70.

Shares held by the ESOP were as follows at year-end:

2007
Allocated to participants	9,045
Unearned	171,849

Total ESOP shares	180,894

Fair value of unearned shares	$1,160

(Continued)

32.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 12 – INCOME TAXES

Income tax expense (benefit) was as follows:

	2007	2006	2005
Current expense
Federal	$88	$375	$206
State	—	—	—

	88	375	206
Deferred expense
Federal	(61)	(159)	(109)
State	(254)	(18)	(163)

Change in valuation allowance related to realization of net state deferred tax asset	(315)	(177)	(272)
	495	45	139

Total	$268	$243	$73

The net deferred tax assets at December 31, 2007 and 2006 are as follows:

	2007	2006
Deferred tax assets
Deferred officer compensation	$442	$344
Bad debt expense	727	412
Federal net operating loss carryforwards	1,245	—
Indiana net operating loss carryforwards	554	190
Impairment on investment securities	294	589
Tax credit carryforwards	328	143
Write downs of other real estate owned	12	55
Net unrealized losses on securities available for sale	115	118
Capital loss carryforwards	27	—
Market value adjustment on acquired assets/ liabilities	177	—
Other	59	11

	3,980	1,862
Deferred tax liabilities
Mortgage servicing rights	(161)	(166)
Accretion	(8)	(5)
FHLB stock dividends	(153)	(104)
Deferred loan fees	(34)	(75)
Prepaid expenses	(71)	(94)
Depreciation	(400)	(256)
Amortization of goodwill and other intangibles	(667)	—

	(1,494)	(700)
Valuation allowance	(679)	(184)

	$1,807	$978

(Continued)

33.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 12 – INCOME TAXES (Continued)

The valuation allowance has been established against the portion of the Company’s net state tax deferred tax asset that management feels is not realizable as of December 31, 2007 and 2006. The Company has an Indiana net operating loss carryforward of approximately $9,800 and $3,400 at December 31, 2007 and 2006 which will expire in 2018 through 2022, if not used. The Company also has Indiana enterprise zone credit carryforwards of approximately $118 and $64 at December 31, 2007 and 2006 which will expire in 2013 through 2017, if not used. The Company has federal net operating loss carryforwards of $3,662 and $0 as of December 31, 2007 and 2006 which will expire in 2025 through 2027. The Company also has a capital loss carryforward of $69 and $0 at December 31, 2007 and 2006, which will expire in 2012. Additionally, the Bank also has federal AMT credit carryforwards of approximately $251 and $94 at December 31, 2007 and 2006 which have no expiration date.

Total income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to income (loss) before income taxes as a result of the following:

	2007	2006	2005
Expected income tax expense at Federal tax rate	$335	$462	$328
Increase (decrease) resulting from:
State tax expense (benefit), net of federal effect	171	18	(16)
Effect of tax exempt income (net)	(210)	(224)	(221)
Dividend received deduction	(24)	(50)	(40)
Other, net	(4)	37	22

Total income tax expense	$268	$243	$73

Effective tax rate	27.21%	17.87%	7.57%

Unrecognized Tax Benefits

The Company has no unrecognized tax positions at December 31, 2007 or 2006 not already addressed by the deferred tax asset valuation allowance.

Federal income tax laws provided savings banks with additional bad debt deductions through 1995, totaling $2,659 for the Company. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability would otherwise total $904 at December 31, 2007 and 2006. If the Company were liquidated or otherwise ceases to be a bank or if tax laws change, the $904 would be recorded as expense.

(Continued)

34.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 13 – RELATED-PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates were as follows:

	2007	2006
Beginning balance	$934	$936
New loans	400	731
Effect of changes in composition of related parties	31	—
Repayments	(544)	(733)

Ending balance	$821	$934

Deposits from principal officers, directors, and their affiliates at year-end 2007 and 2006 were $1,269 and $1,864.

NOTE 14 – REGULATORY CAPITAL MATTERS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes as of December 31, 2007, the Bank met all capital adequacy requirements to which it is subject. Bank holding companies under $500 million in assets are not required to report regulatory capital ratios.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2007 and 2006, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

(Continued)

35.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 14 – REGULATORY CAPITAL MATTERS (Continued)

Actual and required Bank capital amounts (in millions) and ratios are presented below at year end.

	Actual		Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2007
Total Capital to risk weighted assets Bank	$40.8	17.5%	$18.7	8.0%	$23.3	10.0%
Tier 1 (Core) Capital to risk weighted assets Bank	39.0	16.7	9.3	4.0	14.0	6.0
Tier 1 (Core) Capital to average assets Bank	39.0	11.6	13.4	4.0	16.8	5.0

2006
Total Capital to risk weighted assets Bank	$27.6	17.7%	$12.5	8.0%	$15.6	10.0%
Tier 1 (Core) Capital to risk weighted assets Bank	26.6	17.0	6.2	4.0	9.4	6.0
Tier 1 (Core) Capital to average assets Bank	26.6	10.2	10.4	4.0	13.1	5.0

(Continued)

36.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 14 – REGULATORY CAPITAL MATTERS (Continued)

The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, FHLB advances and dividends, or the Bank must convert to a commercial bank charter. Management believes that this test is met.

Dividend Restrictions—The Bancorp’s principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above. During 2008, the Bank could, without prior approval, declare dividends of approximately $1,900 plus any 2008 net profits retained to the date of the dividend declaration.

NOTE 15 – LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows:

	2 0 0 7		2 0 0 6
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to make loans	$1,369	$4,400	$145	$—
Unused lines of credit	3,387	24,932	3,564	14,030
Standby letters of credit	2,356	389	200	—

Total	$7,112	$29,721	$3,909	$14,030

(Continued)

37.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments have interest rates ranging from 5.75% to 7.75% at December 31, 2007 and 6.50% to 7.875% at December 31, 2006 with maturities ranging from 6 months to 30 years.

(Continued)

38.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 16 – FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments at year end were as follows:

	2 0 0 7		2 0 0 6
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$9,937	$9,937	$21,047	$21,047
Interest-bearing time deposits in other financial institutions	100	100	—	—
Securities available for sale	96,048	96,048	88,538	88,538
Federal Home Loan Bank stock	4,187	N/A	2,661	N/A
Loans, net	220,497	222,197	136,077	133,755
Accrued interest receivable	1,773	1,773	1,495	1,495

	2 0 0 7		2 0 0 6
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial liabilities:
Deposits	$(246,271)	$(247,217)	$(201,859)	$(201,777)
Federal Home Loan Bank advances	(66,516)	(67,651)	(36,500)	(37,162)
Subordinated debentures	(5,155)	(4,936)	—	—
Accrued interest payable	(596)	(596)	(327)	(327)

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, interest-bearing time deposits in other financial institutions, accrued interest receivable and payable, demand deposits, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. The allowance for loan losses is considered to be a reasonable estimate of discount for credit quality concerns. The fair value of FHLB stock is not determinable as there are restrictions on its transferability. Fair value of subordinated debentures is based on current rates for similar financing utilizing the forward LIBOR curve. The fair value of Federal Home Loan Bank advances are based on current rates for similar financing. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements and is not considered significant to this presentation.

(Continued)

39.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 17 – BUSINESS COMBINATION

On October 12, 2007, the Company acquired 100% of the outstanding shares of City Savings Financial Corporation, parent of City Savings Bank. Operating results of the former City Savings Financial Corporation are included in the consolidated financial statements since the date of the acquisition. As a result of this acquisition, the Company expects to further solidify its market share in the LaPorte County, Indiana market as well as expand into the Porter County, Indiana market, expand its customer base to enhance deposit fee income, provide an opportunity to market additional products and services to new customers, and reduce operating costs through economies of scale.

The aggregate purchase price was $19,240, including $9,620 in cash and $9,620 in common stock. The purchase price resulted in approximately $8,431 in goodwill, and $1,838 in core deposit and customer relationship intangibles. The intangible assets will be amortized over their estimated useful lives which range from 4 to 15 years, using an accelerated method. Goodwill will not be amortized but instead will be evaluated periodically for impairment.

The following table summarizes the estimated fair value of assets acquired and liabilities assumed at the date of acquisition.

Cash and due from financial institutions	$3,042
Federal funds sold	7,548
Interest-bearing time deposits in other financial institutions	100
Securities, including FHLB stock	7,378
Loans, net	94,457
Other real estate owned	479
Premises and equipment	3,509
Goodwill	8,431
Other intangible assets	1,838
Bank owned life insurance	2,749
Accrued interest receivable and other assets	2,360

Total assets acquired	131,891

Deposits	(84,080)
FHLB advances	(21,299)
Subordinated debentures	(5,155)
Accrued interest payable and other liabilities	(1,433)

Total liabilities assumed	(111,967)
Less: Merger related expenses	(684)

Net assets acquired	$19,240

(Continued)

40.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 17 – BUSINESS COMBINATION (Continued)

The following table presents pro forma information as if the acquisition had occurred at the beginning of 2007 and 2006. The pro forma information includes adjustments for interest income on loans and securities acquired, amortization of intangibles arising from the transaction, depreciation expense on property acquired, interest expense on deposits acquired, and the related income tax effects. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed dates.

	2007	2006
Net interest income	$9,724	$10,653

Net income (loss)	$(52)	$1,393

Basic earnings per share	$(0.01)	$0.30

Diluted earnings per share	$(0.01)	$0.30

(Continued)

41.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 18 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

LaPorte Bancorp, Inc. was formed on October 12, 2007. Condensed financial information of LaPorte Bancorp, Inc. at December 31, 2007 and for the period of October 12, 2007 through December 31, 2007 is as follows:

CONDENSED BALANCE SHEET

DECEMBER 31, 2007

ASSETS
Cash and cash equivalents	$535
ESOP loan receivable	1,669
Investment in banking subsidiary	48,981
Investment in statutory trust	155
Accrued interest receivable and other assets	577

Total assets	$51,917

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debentures	$5,155
Accrued interest payable and other liabilities	57
Shareholders’ equity	46,705

Total liabilities and shareholders’ equity	$51,917

CONDENSED STATEMENT OF INCOME (LOSS)

FOR THE PERIOD OCTOBER 12, 2007 THROUGH DECEMBER 31, 2007

Interest income	$38
Interest expense	(92)
Other expense	(32)

Loss before income tax and undistributed subsidiary income	(86)

Income tax benefit	(29)
Equity in subsidiary net loss	(447)

Net loss	$(504)

(Continued)

42.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 18 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

FOR THE PERIOD OCTOBER 12, 2007 THROUGH DECEMBER 31, 2007

Cash flows from operating activities
Net loss	$(504)
Adjustments to reconcile net loss to net cash from operating activities:
Equity in subsidiary net loss	447
Change in other assets	(29)
Change in other liabilities	19

Net cash from operating activities	(67)

Cash flows from investing activities
Loan to ESOP	(1,809)
Payments received on ESOP loan	140
Acquisition, net of cash acquired	(9,444)

Net cash from investing activities	(11,113)
Cash flows from financing activities
Proceeds from sale of common stock, net of issuance costs	11,715

Net cash from financing activities	11,715

Net change in cash and cash equivalents	535

Beginning cash and cash equivalents	—

Ending cash and cash equivalents	$535

(Continued)

43.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 19 – EARNINGS (LOSS) PER SHARE

Diluted earnings (loss) per common share is equal to basic earnings (loss) per common share for the period ended December 31, 2007, as there were no outstanding equity plans which would have a dilutive effect. The factors used in the earnings (loss) per common share computation follow:

2007
Basic
Net income (loss) since formation of the Bancorp on October 12, 2007	$(504)

Weighted average common shares outstanding	1,061,469
Less: Average unallocated ESOP shares	(39,140)

Average shares	1,022,329

Basic earnings (loss) per common share	$(0.49)

There were no potential dilutive common shares for the period presented. There were no common shares outstanding prior to October 12, 2007.

(Continued)

44.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 20 – OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related tax effects were as follows:

	2007	2006	2005
Net unrealized holding gains (losses) on securities available for sale arising during the year	$675	$1,076	$(692)
Unrealized gains (losses) on held-to- maturity securities transferred to available-for-sale	—	—	26
Reclassification adjustment for net (gains) losses included in net income	(894)	24	(4)
Other than temporary impairment on investment securities	228	—	—

Net unrealized gains (losses)	9	1,100	(670)
Tax expense (benefit)	3	373	(213)

Other comprehensive income (loss)	$6	$727	$(457)

NOTE 21 – QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest Income	Net Interest Income	Net Income		Earnings (Loss) Per Share Basic and Diluted
2007
First quarter	$3,412	$1,591	$733	(1)	$—
Second quarter	3,495	1,611	180		—
Third quarter	3,478	1,610	80		—
Fourth quarter	4,859	2,297	(276	)(2)	(0.49)
2006
First quarter	$3,248	$1,699	$241		$—
Second quarter	3,338	1,699	325		—
Third quarter	3,491	1,662	314		—
Fourth quarter	3,508	1,580	237		—

(1)	Net income for the first quarter of 2007 includes a $896 gain, or $591 net of tax, on the sale of certain Fannie Mae and Freddie Mac preferred stock.

(2)

Net loss for the fourth quarter of 2007 includes a $228 other than temporary impairment loss on certain investment securities, or $150 net of tax, $70 expense for ESOP, or $46 net of tax, $130 amortization of intangibles, or $85 net of tax, as well as, $183 of state tax expense, or $121 net of tax, to establish a full valuation allowance on net state deferred tax assets.

(Continued)

45.