Form 10-K, Exhibit 13
period 2008-12-31
LaPorte Bancorp, Inc.
filed 2009-03-31
CIK 1400848

Crowe Horwath LLP
Member Horwath International

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

LaPorte Bancorp, Inc.

LaPorte, Indiana

We have audited the accompanying consolidated balance sheets of LaPorte Bancorp, Inc. as of December 31, 2008 and 2007 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that were appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LaPorte Bancorp, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008 in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP

South Bend, Indiana

March 30, 2009

LAPORTE BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2008 and 2007

(Dollar amounts in thousands, except share and per share data)

	2008	2007
ASSETS
Cash and due from financial institutions	$5,628	$9,937
Interest-bearing time deposits in other financial institutions	—	100
Securities available for sale	101,451	96,048
Federal Home Loan Bank (FHLB) stock, at cost (restricted)	4,206	4,187
Loans held for sale, at fair value	124	—
Loans, net of allowance for loan losses of $2,512 at December 31, 2008 and $1,797 at December 31, 2007	219,926	220,497
Mortgage servicing rights	329	412
Other real estate owned	921	454
Premises and equipment, net	11,711	10,911
Goodwill	8,431	8,431
Other intangible assets	1,272	1,708
Bank owned life insurance	9,455	9,073
Accrued interest receivable and other assets	5,104	5,502

Total assets	$368,558	$367,260

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$27,584	$28,148
Interest bearing	207,230	218,123

Total deposits	234,814	246,271
Federal Home Loan Bank advances	78,728	66,516
Subordinated debentures	5,155	5,155
Other secured borrowings	650	—
Accrued interest payable and other liabilities	3,069	2,613

Total liabilities	322,416	320,555

Loan commitments and other related activities (Note 16)

Shareholders’ equity
Preferred Stock, no par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 19,000,000 shares authorized; 4,783,163 shares issued; and 4,658,163 and 4,783,163 shares outstanding at December 31, 2008 and December 31, 2007	48	48
Additional paid-in capital	21,235	21,266
Surplus	770	770
Retained earnings	26,108	26,563
Accumulated other comprehensive income (loss), net of tax of $198 and $(115) at December 31, 2008 and 2007	383	(224)
Treasury stock, at cost (2008 – 125,000 shares, 2007 – 0 shares)	(774)	—
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,628)	(1,718)

Total shareholders’ equity	46,142	46,705

Total liabilities and shareholders’ equity	$368,558	$367,260

See accompanying notes to consolidated financial statements.

1.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2008, 2007 and 2006

(Dollar amounts in thousands, except share and per share data)

	2008	2007	2006
Interest and dividend income
Loans, including fees	$14,210	$10,794	$9,306
Taxable securities	4,649	3,778	3,428
Tax exempt securities	212	383	468
FHLB stock	209	141	131
Other interest income	77	148	252

Total interest and dividend income	19,357	15,244	13,585

Interest expense
Deposits	5,883	5,671	4,627
Federal Home Loan Bank advances	3,220	2,348	2,311
Federal funds purchased and other short-term borrowings	—	24	7
Subordinated debentures	329	92	—

Total interest expense	9,432	8,135	6,945

Net interest income	9,925	7,109	6,640

Provision for loan losses	1,125	64	143

Net interest income after provision for loan losses	8,800	7,045	6,497

Noninterest income
Service charges on deposits	899	729	740
ATM and debit card fees	285	224	185
Brokerage fees	143	214	164
Trust fees	164	173	127
Earnings on life insurance, net	382	276	226
Net gains on mortgage banking activities	333	235	249
Loan servicing fees, net	30	99	106
Net gains (losses) on securities	261	894	(24)
Other than temporary impairment on investment securities	(1,711)	(228)	—
Other income	93	241	183

Total noninterest income	879	2,857	1,956

Noninterest expense
Salaries and employee benefits	5,578	4,951	4,317
Occupancy and equipment	1,948	1,622	1,395
Data processing	399	555	299
Advertising	200	135	100
Bank examination fees	549	399	222
Amortization of intangibles	436	130	—
Collection and other real estate owned	208	42	31
Other expenses	1,303	1,083	729

Total noninterest expense	10,621	8,917	7,093

Income (loss) before income taxes	(942)	985	1,360
Income tax expense (benefit)	(542)	268	243

Net income (loss)	$(400)	$717	$1,117

Earnings (loss) per share:
Basic and diluted (Note 20)	$(0.09)	$(0.49)	N/A

See accompanying notes to consolidated financial statements.

2.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2008, 2007 and 2006

(Dollar amounts in thousands, except share and per share data)

	Common Stock	Additional Paid-In Capital	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Tax	Treasury Stock	Unearned ESOP Shares	Total
Balance at January 1, 2006	$—	$—	$770	$24,729	$(957)	$—	$—	$24,542

Comprehensive income:
Net income	—	—	—	1,117	—	—	—	1,117
Other comprehensive income (loss):
Net change in unrealized gain (loss) on securities available for sale, net of reclassification adjustments and tax effects	—	—	—	—	727	—	—	727

Total comprehensive income								1,844

Balance at December 31, 2006	$—	$—	$770	$25,846	$(230)	$—	$—	$26,386

(Continued)

3.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2008, 2007 and 2006

(Dollar amounts in thousands, except share and per share data)

	Common Stock	Additional Paid-In Capital	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Tax	Treasury Stock	Unearned ESOP Shares	Total
Balance at January 1, 2007	$—	$—	$770	$25,846	$(230)	$—	$—	$26,386

Comprehensive income:
Net income	—	—	—	717	—	—	—	717
Other comprehensive income (loss):
Net change in unrealized gain (loss) on securities available for sale, net of reclassification adjustments and tax effects	—	—	—	—	6	—	—	6

Total comprehensive income								723

Common stock issued to LaPorte Savings Bank, Mutual Holding Company, 2,522,013 shares	25	(25)	—	—	—	—	—	—

Initial funding of LaPorte Savings Bank, Mutual Holding Company	—	(100)	—	—	—	—	—	(100)

Common stock issued to City Savings Financial shareholders, 961,931 shares	10	9,610	—	—	—	—	—	9,620

Common stock issued in initial public offering, net of issuance costs of $1.2 million, 1,299,219 shares	13	11,802	—	—	—	—	—	11,815

Common stock purchased by ESOP, 180,894 shares	—	—	—	—	—	—	(1,809)	(1,809)

ESOP shares earned, 9,045 shares	—	(21)	—	—	—	—	91	70

Balance at December 31, 2007	$48	$21,266	$770	$26,563	$(224)	$—	$(1,718)	$46,705

(Continued)

4.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2008, 2007 and 2006

(Dollar amounts in thousands, except share and per share data)

	Common Stock	Additional Paid-In Capital	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Tax	Treasury Stock	Unearned ESOP Shares	Total
Balance at January 1, 2008	$48	$21,266	$770	$26,563	$(224)	$—	$(1,718)	$46,705

Comprehensive income:
Net income (loss)	—	—	—	(400)	—	—	—	(400)
Other comprehensive income (loss):
Net change in unrealized gain (loss) on securities available for sale, net of reclassification adjustments and tax effects	—	—	—	—	607	—	—	607

Total comprehensive income								207

Cumulative effect of adoption of EITF 06-4	—	—	—	(55)	—	—	—	(55)
Treasury shares purchased, 125,000 shares	—	—	—	—	—	(774)	—	(774)

ESOP shares earned, 9,044 shares	—	(31)	—	—	—	—	90	59

Balance at December 31, 2008	$48	$21,235	$770	$26,108	$383	$(774)	$(1,628)	$46,142

See accompanying notes to consolidated financial statements.

5.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2008, 2007 and 2006

(Dollar amounts in thousands, except share and per share data)

	2008	2007	2006
Cash flows from operating activities
Net income (loss)	$(400)	$717	$1,117
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	782	705	712
Provision for loan losses	1,125	64	143
Net (gains) losses on securities	(261)	(894)	24
Other than temporary impairment on investment securities	1,711	228	—
Net gains on sales of loans	(301)	(181)	(176)
Originations of loans held for sale	(21,706)	(13,008)	(13,203)
Proceeds from sales of loans held for sale	21,883	13,189	14,086
Recognition of mortgage servicing rights	(32)	(54)	(73)
Amortization of mortgage servicing rights	73	60	54
Net change in mortgage servicing rights valuation allowance	42	—	—
(Gain) loss on sales of other real estate owned	(67)	(48)	10
Write down of other real estate owned	186	—	—
Earnings on life insurance, net	(382)	(276)	(226)
Amortization of intangible assets	436	130	—
ESOP compensation expense	59	70	—
Changes in assets and liabilities:
Accrued interest receivable and other assets	30	290	(351)
Accrued interest payable and other liabilities	456	(547)	257

Net cash from operating activities	3,634	445	2,374

Cash flows from investing activities
Net change in loans	(2,013)	9,894	4,244
Proceeds from sales of other real estate owned	873	605	227
Proceeds from call on interest-bearing time deposits in other financial institutions	100	—	—
Proceeds from maturities, calls and principal repayments of securities available for sale	20,017	29,140	10,516
Proceeds from sales of securities available for sale	24,098	3,622	1,655
Purchase of FHLB stock	(19)	—	—
Proceeds from redemption of FHLB stock	—	—	113
Purchases of securities available for sale	(50,048)	(33,745)	(13,637)
Premises and equipment expenditures, net	(1,582)	(312)	(619)
Acquisition, net of cash acquired	—	286	—

Net cash from investing activities	(8,574)	9,490	2,499

(Continued)

6.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2008, 2007 and 2006

(Dollar amounts in thousands, except share and per share data)

	2008	2007	2006
Cash flows from financing activities
Net change in deposits	$(11,457)	$(39,668)	$19,510
Proceeds from FHLB advances	78,370	52,300	10,000
Repayment of FHLB advances	(66,158)	(43,583)	(22,000)
Net change in short-term borrowings	650	—	—
Proceeds from sale of common stock, net of issuance costs	—	9,906	—
Purchase of treasury stock	(774)	—	—

Net cash from financing activities	631	(21,045)	7,510

Net change in cash and cash equivalents	(4,309)	(11,110)	12,383

Cash and cash equivalents at beginning of year	9,937	21,047	8,664

Cash and cash equivalents at end of year	$5,628	$9,937	$21,047

Supplemental cash flow information:
Interest paid	$9,616	$7,866	$6,922
Income taxes paid	—	610	277

Supplemental noncash disclosures:
Transfers from loans receivable to other real estate owned	$1,459	$79	$114
Common stock paid to City Savings Financial Corporation shareholders in lieu of cash	—	9,620	—
Transfers from premises and equipment, net to other assets for land held for sale	—	405	—

See accompanying notes to consolidated financial statements.

7.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include the accounts of LaPorte Bancorp, Inc. (“the Bancorp”), its wholly owned subsidiary, The LaPorte Savings Bank (“the Bank”) and the Bank’s wholly owned subsidiary, LPSB Investments LTD., Cayman (“LPSB Ltd.”), together referred to as “the Company.” The Bancorp was formed on October 12, 2007 and acquired City Savings Financial Corporation and its subsidiary, City Savings Bank, which were merged into the Bancorp and the Bank. Intercompany transactions and balances are eliminated in consolidation. LaPorte Bancorp, Inc. is a majority owned (54.14%) subsidiary of LaPorte Savings Bank, MHC. These financial statements do not include the transactions and balances of LaPorte Savings Bank, MHC.

The Company provides financial services through its offices in LaPorte and Porter counties of Indiana. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the area. LPSB Ltd. began operations in 2002 when the Bank received approval from the Federal Deposit Insurance Corporation to form the subsidiary in the Cayman Islands. LPSB Ltd. held and managed a portion of the Bank’s investment portfolio until July 30, 2008 when the securities were transferred to the Bank as LPSB Ltd. is in the process of being dissolved. LPSB Ltd. was deemed to be dissolved on March 17, 2009.

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

Cash Flows: Cash and cash equivalents includes cash, deposits with other financial institutions with original maturities under 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest-bearing time deposits in other financial institutions and short-term borrowings with original maturities under 90 days.

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

A loan is impaired when full payment under the loan terms is not expected. All individually classified commercial and commercial real estate loans are evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

The Bank is subject to periodic examinations by its federal and state regulatory examiners, and may be required by such regulators to recognize additions to the allowance for loan losses based on their assessment of credit information available to them at the time of their examinations. The process of assessing the allowance for loan losses is necessarily subjective. Further, and particularly in times of economic downturns, it is reasonably possible that future credit losses may exceed historical loss levels and may also exceed management’s current estimates of incurred credit losses inherent within the loan portfolio. As such, there can be no assurance that future charge-offs will not exceed management’s current estimate of what constitutes a reasonable allowance for loan losses.

(Continued)

11.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mortgage Servicing Rights: Mortgage servicing rights are recognized separately when they are acquired through sales of loans. For sales of mortgage loans prior to January 1, 2007, a portion of the cost of the loan was allocated to the servicing right based on relative fair values. The Company adopted SFAS No. 156, Accounting for Servicing of Financial Assets, on January 1, 2007, and for sales of mortgage loans beginning in 2007, mortgage servicing rights are initially recorded at fair value with the income statement effect recorded in net gains on mortgage banking activities. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. The Company compares the valuation model inputs and results to published industry data in order to validate the model results and assumptions. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. Changes in valuation allowances are reported with loan servicing fees, net on the consolidated statements of income. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.

Servicing fee income, which is reported on the consolidated statements of income as loan servicing fees, net, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Loan servicing fees, net totaled $30, $99 and $106 for the years ended December 2008, 2007 and 2006. Late fees and ancillary fees related to loan servicing are not material.

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

Bank Owned Life Insurance: The Company has purchased life insurance policies on certain key executives. In accordance with EITF 06-05, Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

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

Other Secured Borrowings: The Company’s other secured borrowings consisted solely of overnight borrowings from the Federal Reserve Bank Discount Window. These borrowings are secured through securities pledged to the Federal Reserve Bank by the Company. Other secured borrowings mature within one to 365 days.

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

The Company adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Prior to 2007, the Company accounted for contingencies associated with certain tax positions in accordance with SFAS No. 5, Accounting for Contingencies, which provides the recording of a contingency based on the probability of certain events to transpire that range from probable to remote as opposed to applying a more likely than not recognition threshold. The adoption had no effect on the Company’s consolidated financial position or results of operations.

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

Earnings (Loss) Per Common Share: Basic earnings (loss) per common share is net income (loss) divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. There were no potentially dilutive shares for any periods presented. Diluted earnings (loss) per common share is equal to basic earnings (loss) per common share for the period from October 12, 2007 to December 31, 2007 and the year ended December 31, 2008, as there were no outstanding equity plans which would have a dilutive effect. There were no common shares outstanding prior to October 12, 2007.

Surplus: Surplus has been established in reference to Indiana State Banking Statute 28-6-1-28. This statute required State Savings Banks to reserve and set aside from the gross amount of gains and profits of the institution not less than one quarter of one percent ( 1/4%) per annum on the deposits, to be held and invested as a surplus fund to meet any contingency in its business, until the surplus fund shall equal up to ten percent (10%) upon the amount of deposits, however, a surplus fund up to twenty-five percent (25%) upon the amount of deposits was allowed. This statute has since been repealed, however, the fund will remain as a part of the Company’s total equity.

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

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Restrictions on Cash: As of December 31, 2008 and 2007, $625 and $625 of cash on hand or on deposit with the Federal Reserve Bank was required to meet regulatory reserve and clearing requirements.

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

Adoption of New Accounting Standards:

FASB Statement No. 157

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“FAS 157”). This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard was effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued Staff Position (“FSP”) 157-2, Effective Date of FASB Statement No. 157. This FSP delays the effective date of FAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The impact of adoption on January 1, 2008 was not material to the Company’s consolidated financial condition or results of operations. In October 2008, the FASB issued FSP 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. This FSP clarifies the application of FAS 157 in a market that is not active. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

(Continued)

16.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

FASB Statement No. 159

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new standard was effective for the Company on January 1, 2008. The Company elected the fair value option prospectively on January 1, 2008 for loans held for sale. The Company did not elect the fair value option for any other financial assets or financial liabilities as of January 1, 2008.

FASB EITF Issue No. 06-4

In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants’ employment or retirement. The required accrued liability is based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. The issue was effective for fiscal years beginning after December 15, 2007. The impact of the adoption of this standard on January 1, 2008, resulted in a $55 decrease to deferred tax assets and retained earnings.

SAB No. 109

In November 2007, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 109 (SAB No. 109), Written Loan Commitments Recorded at Fair Value through Earnings superseding SAB No. 105, Application of Accounting Principles to Loan Commitments, which stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB No. 109 supersedes SAB No. 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB No. 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB No. 109 retains that view. SAB No. 109 became effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The adoption of this standard on January 1, 2008 did not have a material effect on the Company’s consolidated financial condition or results of operations.

(Continued)

17.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Effect of Newly Issued But Not Yet Effective Accounting Standards:

In December 2007, the FASB issued Statement No. 141 (revised 2007), Business Combinations (“FAS No. 141(R)”), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. FAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The impact of adoption of this standard is dependent on future business combinations.

In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities-an amendment of SFAS No. 133. FAS No. 161 amends and expands the disclosure requirements of SFAS No. 133 for derivative instruments and hedging activities. FAS No. 161 requires qualitative disclosure about objectives and strategies for using derivative and hedging instruments, quantitative disclosures about fair value amounts of the instruments and gains and losses on such instruments, as well as disclosures about credit-risk features in derivative agreements. FAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The adoption of this standard is not expected to have a material effect on the Company’s consolidated financial condition or results of operations.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

(Continued)

18.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 2 – SECURITIES

The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
2008
U.S. Treasury and federal agency	$11,035	$180	$—
State and municipal	6,200	28	(121)
Mortgage-backed securities	52,958	1,112	(82)
Government agency sponsored collateralized mortgage obligations	17,711	109	(116)
Privately held collateralized mortgage obligations	7,888	45	(181)
Corporate debt securities	5,649	13	(406)

Total debt securities	101,441	1,487	(906)
Equity securities	10	—	—

Total	$101,451	$1,487	$(906)

	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
2007
U.S. Treasury and federal agency	$30,001	$411	$(43)
State and municipal	9,272	14	(103)
Mortgage-backed securities	37,529	218	(171)
Government agency sponsored collateralized mortgage obligations	16,288	34	(667)
Privately held collateralized mortgage obligations	1,716	—	(32)

Total debt securities	94,806	677	(1,016)
Equity securities	1,242	—	—

Total	$96,048	$677	$(1,016)

At December 31, 2008 and 2007, mortgage backed securities available for sale consisted solely of Federal Home Loan Mortgage Corporation, Federal National Mortgage Association and Government National Mortgage Association issues.

Sales of securities available for sale were as follows:

	2008	2007	2006
Proceeds	$24,098	$3,622	$1,655
Gross gains	285	896	—
Gross losses	77	—	(22)

Proceeds from calls of securities available for sale during the years ended December 31, 2008, 2007 and 2006 were $7,504, $19,822 and $850 with gross gains of $53, $29 and $0 and gross losses of $0, $(31) and $(2), respectively.

In January 2009, proceeds from sales of securities available for sale were $4,201 with gross gains of $112.

(Continued)

19.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 2 – SECURITIES (Continued)

The fair value of debt securities at year-end 2008 and 2007 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities and CMOs, are shown separately.

	December 31, 2008	December 31, 2007
Due in one year or less	$520	$3,620
Due from one to five years	4,780	17,603
Due from five to ten years	10,027	10,016
Due after ten years	7,557	8,034

Subtotal	22,884	39,273
Mortgage-backed securities and CMOs	78,557	55,533

Total	$101,441	$94,806

Securities pledged at year-end 2008 and 2007 had a carrying amount of approximately $44,183 and $13,907 and were pledged to secure public deposits, FHLB advances and short-term borrowings through the Federal Reserve Discount Window.

At year-end 2008 and 2007, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

(Continued)

20.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 2 – SECURITIES (Continued)

Securities with unrealized losses at year-end 2008 and 2007, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

December 31, 2008	Continuing Unrealized Loss For Less Than 12 Months		Continuing Unrealized Loss For 12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
State and municipal	$2,493	$(81)	$1,975	$(40)	$4,468	$(121)
Mortgage-backed securities	10,985	(82)	—	—	10,985	(82)
Government agency sponsored collateralized mortgage obligations	4,043	(12)	7,368	(104)	11,411	(116)
Privately held collateralized mortgage obligations	4,253	(142)	582	(39)	4,835	(181)
Corporate debt securities	4,631	(406)	—	—	4,631	(406)

Total temporarily impaired	$26,405	$(723)	$9,925	$(183)	$36,330	$(906)

December 31, 2007	Continuing Unrealized Loss For Less Than 12 Months		Continuing Unrealized Loss For 12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury and federal agency	$—	$—	$6,708	$(43)	$6,708	$(43)
State and municipal	664	(2)	6,328	(101)	6,992	(103)
Mortgage-backed securities	14,242	(87)	8,261	(84)	22,503	(171)
Government agency sponsored collateralized mortgage obligations	—	—	13,397	(667)	13,397	(667)
Privately held collateralized mortgage obligations	—	—	1,716	(32)	1,716	(32)

Total temporarily impaired	$14,906	$(89)	$36,410	$(927)	$51,316	$(1,016)

(Continued)

21.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 2 – SECURITIES (Continued)

At December 31, 2008, the Company held 65 investments in debt securities which were in an unrealized loss position of which 22 were in an unrealized loss position for less than twelve months and 43 were in an unrealized loss position for twelve months or more. Management periodically evaluates each investment security for potential other than temporary impairment, relying primarily on industry analyst reports and observation of market conditions and interest rate fluctuations. Except as disclosed below, management believes it will be able to collect all amounts due according to the contractual terms of the underlying investment securities and that the noted declines in fair value are considered temporary and due only to normal market interest rate fluctuations. The Company has the ability and intent to hold these debt securities for a period sufficient to allow for the anticipated full recovery in fair value.

During 2008 and 2007, certain government sponsored enterprise equity securities and a Lehman Brothers debt security were determined to have declines in market values that were considered to be “other than temporary” and accordingly impairment charges to earnings of $1,711 and $228, were recorded, respectively. In making these determinations, management considered: (1) the fact that certain of these securities were previously considered to have declines in market values that were considered to be “other than temporary”, (2) the financial condition and near term prospects of the issuers, and (3) the Company’s ability and intent to hold the securities for a period sufficient to allow for any anticipated recovery in fair value.

NOTE 3 – LOANS

Loans at year end were as follows:

	2008	2007
Commercial	$19,390	$17,356
Real estate:
Residential	85,462	94,476
Commercial	80,538	63,836
Construction	7,736	11,268
Consumer	29,201	35,272

Subtotal	222,327	222,208
Less: Net deferred loan (fees) costs	111	86
Allowance for loan losses	(2,512)	(1,797)

Loans, net	$219,926	$220,497

(Continued)

22.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 3 – LOANS (Continued)

Activity in the allowance for loan losses was as follows:

	2008	2007	2006
Beginning balance	$1,797	$1,041	$1,064
Allowance of acquired bank	—	776	—
Provision for loan losses	1,125	64	143
Loans charged-off	(483)	(165)	(242)
Recoveries	73	81	76

Ending balance	$2,512	$1,797	$1,041

Individually impaired loans were as follows:

	2008	2007
Year-end loans with no allocated allowance for loan losses	$4,745	$634
Year-end loans with allocated allowance for loan losses	1,700	439

Total	$6,445	$1,073

Amount of the allowance for loan losses allocated to impaired loans under SFAS No. 114	$730	$113

	2008	2007	2006
Average of individually impaired loans during year	$3,004	$545	$115
Interest income recognized during impairment	38	5	—
Cash-basis interest income recognized	—	—	—

Nonperforming loans were as follows at year-end:

	2008	2007
Loans past due over 90 days still on accrual	$—	$—
Nonaccrual loans	6,750	1,624

(Continued)

23.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 3 – LOANS (Continued)

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

Loans renegotiated as troubled debt restructuring totaled $0 and $462 at December 31, 2008 and 2007. During 2008, a loan relationship, totalling $684 at December 31, 2008, was reclassified from troubled debt restructurings to nonaccrual loans, as the loan had become delinquent. Interest income recognized and interest which would have been received under the original contract terms is not considered material to this presentation. The Company is not committed to lend additional funds to debtors whose loans have been modified.

Purchased Loans Subject to SOP 03-3:

The Company purchased loans during 2007, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans is as follows at year end:

	2008	2007
Commercial	$125	$798
Commercial real estate	1,323	1,821
Consumer	21	333
Residential real estate	186	589

Outstanding balance	$1,655	$3,541

Carrying amount, net of allowance of $0	$986	$1,944

Accretable yield, or income expected to be collected, is as follows:

	2008	2007
Beginning balance	$126	$—
New loans purchased	—	153
Reclassification from nonaccretable yield	366	—
Accretion of income	(392)	(27)
Disposals	(22)	—

Ending balance	$78	$126

For those purchased loans disclosed above, the Company did not increase the allowance for loan losses during 2008 or 2007. No allowances for loan losses were reversed during 2008 or 2007.

(Continued)

24.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 3 – LOANS (Continued)

Purchased loans for which it was probable at acquisition that all contractually required payments would not be collected are as follows:

	2008	2007
Contractually required payments receivable of loans purchased during the year:
Commercial	$—	$895
Commercial Real Estate	—	1,905
Consumer	—	362
Residential Real Estate	—	630

	$—	$3,792

Cash flows expected to be collected at acquisition	$—	$2,193
Basis in acquired loans at acquisition	—	2,040

There were no troubled loans purchased during 2008.

Income is not recognized on certain purchased loans if the Company cannot reasonably estimate cash flows expected to be collected. The carrying amounts of such loans are as follows:

	2008	2007
Loans purchased during the year	$—	$976
Loans at end of year	242	972

(Continued)

25.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 4 – FAIR VALUE

As discussed in Note 1 “Summary of Significant Accounting Policies”, effective January 1, 2008, the Company adopted SFAS No. 157, which provides a framework for measuring fair value under GAAP.

The Company also adopted SFAS No. 159, on January 1, 2008. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. The Company elected the fair value option for its loans held for sale on a prospective basis effective January 1, 2008, in order to achieve operational simplification. Effective January 1, 2008, the Company adopted SAB No. 109 and, accordingly, began to recognize residential mortgage loan commitment derivatives at fair value on a prospective basis. Additionally, the Company valued securities available for sale at fair value prior to the adoption of SFAS No. 157 and SFAS No. 159; therefore, there is no transition adjustment resulting from the adoption of SFAS No. 157 and SFAS No. 159.

SFAS No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS No. 157 establishes fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The fair values of securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs) or matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities, but rather relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).

(Continued)

26.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 4 – FAIR VALUE (Continued)

The fair value of loans held for sale and residential mortgage loan commitment derivatives are determined by obtaining quoted prices for similar loans and commitments with similar interest rates and maturities from secondary markets (Level 2 inputs).

The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

The fair value of mortgage servicing rights are valued by a third party consultant using a proprietary cash flow valuation model (Level 3 inputs).

Assets Measured on a Recurring Basis

Assets measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2008
	December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Securities available for sale	$101,451	$10	$101,441	$—
Loans held for sale	124	—	124	—
Residential mortgage loan commitment derivatives	31	—	31	—

(Continued)

27.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 4 – FAIR VALUE (Continued)

As of December 31, 2008, the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding for loans held for sale and residential mortgage loan commitment derivatives for which the fair value option was elected were as follows:

	Aggregate Fair Value	Difference	Contractual Principal
Loans held for sale	$124	$4	$120
Residential mortgage loan commitment derivatives	1,816	31	1,785

For items for which the fair value option has been elected, interest income is recorded within the consolidated statements of income based on the contractual amount of interest income earned on financial assets (none were in nonaccrual status).

Assets Measures on a Non-Recurring Basis

Assets measured at fair value on a non-recurring basis are summarized below:

Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans with specific loss allocations – collateral dependent	$970
Mortgage servicing rights	329

The following represent impairment charges recognized during the year-ended December 31, 2008 for assets measured at fair value on a non-recurring basis:

Impaired loans with specific loss allocations, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying amount of $1,700, with a valuation allowance of $730, resulting in an additional provision for loan losses of $730 for the year ended December 31, 2008. This additional provision was included in the provision for loan losses amount of $1,125 for the year ended December 31, 2008.

(Continued)

28.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 4 – FAIR VALUE (Continued)

Mortgage servicing rights, which are carried at lower of cost or fair value, were written down to fair value of $329, resulting in a valuation allowance of $42, resulting in an additional provision expense of $42 for the year ended December 31, 2008. This additional provision was included in the loan servicing fees, net amount of $30 for the year ended December 31, 2008.

NOTE 5 – LOAN SERVICING

Mortgage loans serviced for others are not reported as assets. The principal balances of these loans at year end are as follows:

	2008	2007
Mortgage loan portfolios serviced for:
FHLMC	$52,739	$59,807
FHLB	624	728

Total	$53,363	$60,535

Custodial escrow balances maintained in connection with serviced loans were $312 and $160 at year-end 2008 and 2007.

Activity for capitalized mortgage servicing rights was as follows:

	2008	2007	2006
Servicing rights:
Beginning of year	$412	$418	$399
Additions	32	54	73
Amortized to expense	(73)	(60)	(54)
Change in valuation allowance	(42)	—	—

End of year	$329	$412	$418

Valuation allowance:
Beginning of year	$—	$—	$—
Additions expensed	42	—	—
Reductions credited to expense	—	—	—
Direct write-downs	—	—	—

End of year	$42	$—	$—

(Continued)

29.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 5 – LOAN SERVICING (Continued)

The fair value of mortgage servicing rights was $329 and $539 at year-end 2008 and 2007. Fair value at year-end 2008 was determined using a discount rate of 9%, prepayment speeds ranging from 11.2% to 30.5%, depending on the stratification of the specific right, and a weighted average default rate of approximately 0.5%. Fair value at year-end 2007 was determined using a discount rate of 10.0%, prepayment speeds ranging from 11.6% to 21.2%, depending on stratification of the specific right, and a weighted average default rate of approximately 0.5%.

The weighted average amortization period is 2.88 years.

NOTE 6 – PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

	2008	2007
Land	$3,268	$3,268
Buildings	9,810	8,593
Furniture, fixtures and equipment	6,089	5,681
Construction in progress	—	112

	19,167	17,654
Less: Accumulated depreciation	(7,456)	(6,743)

	$11,711	$10,911

Depreciation expense was $782, $705, and $712 for 2008, 2007 and 2006.

(Continued)

30.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 7 – GOODWILL AND INTANGIBLE ASSETS

Goodwill

Statement of Financial Accounting Standards No. 142 (“SFAS No. 142”), Goodwill and Other Intangible Assets (as amended), requires goodwill to be tested for impairment on an annual basis, or more frequently if circumstances indicate that an asset might be impaired, by comparing the fair value of such goodwill to its recorded or carrying amount. If the carrying amount of the goodwill exceeds the fair value, an impairment charge must be recorded in an amount equal to the excess. Based on the timing of the City Savings Financial acquisition in the fourth quarter of 2007, the first annual impairment review of the $8,431 of goodwill previously recorded was performed in the fourth quarter of 2008. As a result of impairment testing performed, no impairment charge was recorded by the Company.

The fair value of goodwill was estimated using a number of measurement methods. These included the application of various metrics from bank sale transactions for institutions comparable to LaPorte Bancorp, Inc., including the application of market-derived multiples of tangible book value and earnings, as well as estimations of the present value of future cash flows. Based on this evaluation completed in January 2009, management determined that the fair value of the reporting unit, which is defined as the Company as a whole, exceeded the carrying value of the goodwill, based on the opinion of an independent third party specialist that a control premium would be paid by a potential acquirer, such that the sale price per common share of the Company would exceed its book value per common share. Accordingly, no goodwill impairment was recognized in 2008. As the Company’s common stock price per share is currently less than its book value per common share, it is reasonably possible that management may conclude that goodwill, totaling $8,431 at December 31, 2008, is impaired as a result of a future assessment. If our goodwill is determined to be impaired, the related charge to earnings could be material.

(Continued)

31.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 7 – GOODWILL AND INTANGIBLE ASSETS (Continued)

Acquired Intangible Assets

Acquired intangible assets were as follows at year end:

	2008
	Gross Carrying Amount	Gross Accumulated Amortization	Net Carrying Value
Amortized intangible assets:
Core deposit intangibles	$1,534	$471	$1,063
Customer relationship intangibles	304	95	209

Total	$1,838	$566	$1,272

	2007
	Gross Carrying Amount	Gross Accumulated Amortization	Net Carrying Value
Amortized intangible assets:
Core deposit intangibles	$1,534	$111	$1,423
Customer relationship intangibles	304	19	285

Total	$1,838	$130	$1,708

Aggregate amortization expense for 2008 and 2007 was $436 and $130, respectively.

Estimated amortization expense for each of the next five years is as follows:

2009	$336
2010	267
2011	202
2012	109
2013	85

(Continued)

32.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 8 – DEPOSITS

Time deposits of $100 thousand or more were $30,304 and $33,301 at year-end 2008 and 2007.

Scheduled maturities of time deposits for the next five years were as follows:

2009	$57,165
2010	41,219
2011	23,566
2012	2,025
2013	1,699
Thereafter	1,969

$127,643

NOTE 9 – EMPLOYEE BENEFIT PLANS

401(k) Plan: The Bank maintains a defined contribution 401(k) plan for all employees. Employees must be 21 years of age to participate in the plan. There is no minimum service requirement. Basic contributions may be made by the Bank in the range of 1% to 6% of employee compensation. Voluntary participant contributions may be made in the range of 1% to 75% of employee compensation. The employer will make matching employer contributions equal to 50% of the participant’s voluntary contributions on the first 6% of the participant’s voluntary contributions. Employee contributions are 100% vested. Employer basic and matching contributions are vested over 5 years. Employer basic and matching contributions totaled approximately $111, $94 and $84 for the years ended December 31, 2008, 2007 and 2006.

Supplemental Employee Retirement Plan: Effective August 1, 2002, a supplemental retirement plan covers selective officers. The Bank is recording an expense equal to the projected present value of payments due at retirement based on the projected remaining years of service. The obligation under the plans was approximately $1,233 and $976 for the years ended December 31, 2008 and 2007 and is included in other liabilities in the consolidated balance sheets. The expense attributable to the plan, included in salaries and employee benefits, was approximately $257, $225 and $192 for the years ended December 31, 2008, 2007 and 2006.

(Continued)

33.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 9 – EMPLOYEE BENEFIT PLANS (Continued)

Split-Dollar Life Insurance Plans: Effective January 1, 2003, life insurance plans are provided for certain officers on a split-dollar basis. The officer’s designated beneficiary(s) is entitled to a percentage of the death proceeds from the split-dollar policies. The Bank is entitled to the remainder of the death proceeds less any loans on the policies and unpaid interest or cash withdrawals previously incurred by the Bank. The cash surrender value of these life insurance policies and life insurance policies related to the Bank’s supplemental employee retirement plan totaled $9,455 and $9,073 at December 31, 2008 and 2007. The Bank is the owner of the split-dollar policies. Beginning with the effective date of the plan, the Bank began to accrue a liability for the expected amount of premiums to be paid on the officer’s portion of these split-dollar policies subsequent to the officer’s retirement. At December 31, 2008 and 2007, such accrued liability totaled approximately $161 and $156. Expense recognized related to these plans totaled approximately $5, $39 and $12 for the years ended December 31, 2008, 2007 and 2006.

NOTE 10 – FEDERAL HOME LOAN BANK ADVANCES

The Bank was authorized to borrow up to $81,763 from the Federal Home Loan Bank (FHLB) at December 31, 2008 and up to $72,763 at December 31, 2007. At December 31, 2008 and 2007 the Bank had indebtedness to the FHLB totaling $78,756 and $66,564. The FHLB advances held by the Bank as of December 31, 2008 consisted of four different types. Fixed Rate Bullet Advances carry a fixed interest rate throughout the life of the advance and may not be prepaid prior to maturity without a fee being assessed by the FHLB. Putable Advances have stated interest adjustment dates on which the FHLB will have the option to adjust the interest rate and will continue to have this option quarterly thereafter. These advances may not be prepaid by the Bank prior to the FHLB exercising its option to adjust the interest rate. Variable Advances carry a variable rate throughout the life of the advance. All of the Variable Advances held by the Bank as of December 31, 2008 were short-term advances and may be prepaid at any time. Mortgage Advances carry a fixed interest rate and require annual payments of the remaining principal balance. These advances may not be prepaid by the Bank prior to maturity without a fee being assessed by the FHLB.

(Continued)

34.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 10 – FEDERAL HOME LOAN BANK ADVANCES (Continued)

The advance type, balances and interest rate ranges at December 31, 2008 are as follows:

Advance Type	Balance	Interest Rate Range	Weighted Average Rate	Maturity Date Range
Fixed Rate Bullet	$37,500	2.74% to 5.03%	3.76%	January 2009 through December 2012
Putable	31,500	2.95% to 6.09%	5.42%	July 2010 through January 2013
Variable	9,000	0.65%	0.65%	June 2009
Mortgage	756	3.00% to 5.64%	4.59%	April 2011 through January 2013

Total advances	78,756

Yield adjustment on acquired
FHLB advances	(28)

Total	$78,728

The required payments over the next five years are as follows:

2009	$18,469
2010	36,434
2011	12,302
2012	6,528
2013	5,023

Total advances	$78,756

At December 31, 2008 and 2007, in addition to FHLB stock, the Bank pledged mortgage loans totaling approximately $80,728 and $87,337 to the FHLB to secure advances outstanding. At December 31, 2008 and 2007, the Bank also pledged U.S. government sponsored agency securities totaling $36,502 and $13,907 to the FHLB to secure advances outstanding.

(Continued)

35.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 11 – SUBORDINATED DEBENTURES

In June 2003, City Savings Statutory Trust I, a trust formed by City Savings Financial Corporation, closed a pooled private offering of 5,000 trust preferred securities with a liquidation amount of $1 per security. City Savings Financial Corporation issued $5,155 of subordinated debentures to the trust in exchange for ownership of all of the common security of the trust and the proceeds of the preferred securities sold by the trust. On October 12, 2007, the Company purchased the ownership of the common securities of the trust as a result of its acquisition of City Savings Financial Corporation. In accordance with FASB Interpretation 46R, the trust is not consolidated with the Company’s financial statements, but rather the subordinated debentures are shown as a liability. The Company’s investment in the common stock of the trust was $155 and is included in other assets in the December 31, 2008 and 2007 consolidated balance sheets.

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

The subordinated debentures may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The subordinated debentures have a variable rate of interest equal to the three month London Interbank Offered Rate (LIBOR) plus 3.10% which was 4.57% and 7.96% at year-end 2008 and 2007.

(Continued)

36.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 12 – EMPLOYEE STOCK OWNERSHIP PLAN

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

Participants receive the shares at the end of employment.

Contributions to the ESOP during 2008 and 2007 were $165 and $171. ESOP related expenses totaled $59 and $70 during 2008 and 2007.

Shares held by the ESOP were as follows at year-end:

	2008	2007
Allocated to participants	18,089	9,045
Unearned	162,805	171,849

Total ESOP shares	180,894	180,894

Fair value of unearned shares	$855	$1,160

(Continued)

37.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 13 – INCOME TAXES

Income tax expense (benefit) was as follows:

	2008	2007	2006
Current expense
Federal	$221	$88	$375
State	—	—	—

	221	88	375
Deferred expense
Federal	(763)	(61)	(159)
State	(71)	(254)	(18)

	(834)	(315)	(177)
Change in valuation allowance related to realization of net state deferred tax asset	71	495	45

Total	$(542)	$268	$243

The net deferred tax assets at December 31, 2008 and 2007 are as follows:

	2008	2007
Deferred tax assets
Deferred officer compensation	$474	$442
Bad debt expense	1,024	727
Federal net operating loss carryforwards	950	1,245
Indiana net operating loss carryforwards	503	554
Impairment on investment securities	952	294
Tax credit carryforwards	406	328
Write downs of other real estate owned	56	12
Net unrealized losses on securities available for sale	—	115
Capital loss carryforwards	27	27
Market value adjustment on acquired assets liabilities	95	177
Other	57	59

	4,544	3,980
Deferred tax liabilities
Mortgage servicing rights	(127)	(161)
Accretion	(1)	(8)
FHLB stock dividends	(151)	(153)
Deferred loan fees	(43)	(34)
Prepaid expenses	(73)	(71)
Depreciation	(455)	(400)
Net unrealized gains on mortgage banking activities	(197)	—
Amortization of other intangible assets	(489)	(667)

	(1,536)	(1,494)
Valuation allowance	(750)	(679)

	$2,258	$1,807

(Continued)

38.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 13 – INCOME TAXES (Continued)

The valuation allowance has been established against the portion of the Company’s net state tax deferred tax asset that management feels is not realizable as of December 31, 2008 and 2007. The Company has an Indiana net operating loss carryforward of approximately $8,840 and $9,800 at December 31, 2008 and 2007 which will expire in 2018 through 2022, if not used. The Company also has Indiana enterprise zone credit carryforwards of approximately $118 at December 31, 2008 and 2007 which will expire in 2013 through 2017, if not used. The Company has federal net operating loss carryforwards of $2,793 and $3,662 as of December 31, 2008 and 2007 which will expire in 2025 through 2027. The Company also has a capital loss carryforward of $69 at December 31, 2008 and 2007, which will expire in 2012. Additionally, the Bank also has federal AMT credit carryforwards of approximately $328 and $251 at December 31, 2008 and 2007 which has no expiration date.

Total income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to income (loss) before income taxes as a result of the following:

	2008	2007	2006
Expected income tax expense (benefit) at Federal tax rate	$(320)	$335	$462
Increase (decrease) resulting from:
State tax expense (benefit), net of federal effect	—	171	18
Effect of tax exempt income (net)	(197)	(210)	(224)
Dividend received deduction	(11)	(24)	(50)
Other, net	(14)	(4)	37

Total income tax expense (benefit)	$(542)	$268	$243

Effective tax rate	57.54%	27.21%	17.87%

Unrecognized Tax Benefits

The Company has no unrecognized tax positions at December 31, 2008 or 2007 not already addressed by the deferred tax asset valuation allowance.

Federal income tax laws provided savings banks with additional bad debt deductions through 1995, totaling $2,659 for the Company. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability would otherwise total $904 at December 31, 2008 and 2007. If the Company were liquidated or otherwise ceases to be a bank or if tax laws change, the $904 would be recorded as expense.

(Continued)

39.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 14 – RELATED-PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates were as follows:

	2008	2007
Beginning balance	$821	$934
New loans	552	400
Effect of changes in composition of related parties	73	31
Repayments	(61)	(544)

Ending balance	$1,385	$821

Deposits from principal officers, directors, and their affiliates at year-end 2008 and 2007 were $1,681 and $1,269.

NOTE 15 – REGULATORY CAPITAL MATTERS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes as of December 31, 2008, the Bank met all capital adequacy requirements to which it is subject. Bank holding companies under $500 million in assets are not required to report regulatory capital ratios.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2008 and 2007, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

(Continued)

40.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 15 – REGULATORY CAPITAL MATTERS (Continued)

Actual and required Bank capital amounts (in millions) and ratios are presented below at year end.

	Actual		Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2008
Total Capital to risk weighted assets Bank	$39.2	16.5%	$19.0	8.0%	$23.7	10.0%
Tier 1 (Core) Capital to risk weighted assets Bank	36.6	15.4	9.5	4.0	14.2	6.0
Tier 1 (Core) Capital to average assets Bank	36.6	10.4	14.1	4.0	17.6	5.0

2007
Total Capital to risk weighted assets Bank	$40.8	17.5%	$18.7	8.0%	$23.3	10.0%
Tier 1 (Core) Capital to risk weighted assets Bank	39.0	16.7	9.3	4.0	14.0	6.0
Tier 1 (Core) Capital to average assets Bank	39.0	11.6	13.4	4.0	16.8	5.0

(Continued)

41.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 15 – REGULATORY CAPITAL MATTERS (Continued)

The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, FHLB advances and dividends, or the Bank must convert to a commercial bank charter. Management believes that this test is met.

Dividend Restrictions—The Bancorp’s principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above. During 2009, the Bank may not pay any dividends without prior approval.

NOTE 16 – LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

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

The contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows:

	2008		2007
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to make loans	$5,077	$2,841	$1,369	$4,400
Unused lines of credit	6,344	20,496	3,387	24,932
Standby letters of credit	85	3,339	2,356	389

Total	$11,506	$26,676	$7,112	$29,721

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments have interest rates ranging from 2.78% to 7.00% at December 31, 2008 and 5.75% to 7.75% at December 31, 2007 with maturities ranging from 12 months to 15 years.

(Continued)

42.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 17 – FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments at year end were as follows:

	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from financial institutions	$5,628	$5,628	$9,937	$9,937
Interest-bearing time deposits in other financial institutions	—	—	100	100
Securities available for sale	101,451	101,451	96,048	96,048
Federal Home Loan Bank stock	4,206	N/A	4,187	N/A
Loans held for sale	124	124	—	—
Loans, net	219,926	221,324	220,497	222,197
Accrued interest receivable	1,450	1,450	1,773	1,773

	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial liabilities:
Deposits	$(234,814)	$(238,304)	$(246,271)	$(247,217)
Federal Home Loan Bank advances	(78,728)	(81,321)	(66,516)	(67,651)
Subordinated debentures	(5,155)	(3,087)	(5,155)	(4,936)
Other secured borrowings	(650)	(650)	—	—
Accrued interest payable	(412)	(412)	(596)	(596)

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and due from financial institutions, interest-bearing time deposits in other financial institutions, accrued interest receivable and payable, demand deposits, other secured borrowings and variable rate loans or deposits that reprice frequently and fully. As disclosed in more detail in Note 4, security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk without considering widening credit spreads due to market illiquidity. As disclosed in more detail in Note 4, fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. The allowance for loan losses is considered to be a reasonable estimate of discount for credit quality concerns. The fair value of FHLB stock is not determinable as there are restrictions on its transferability. Fair value of subordinated debentures is based on current rates for similar financing utilizing the forward LIBOR curve. The fair value of Federal Home Loan Bank advances are based on current rates for similar financing. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements and is not considered significant to this presentation.

(Continued)

43.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 17 – FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

Disclosures include estimated fair values for financial instruments for which it is practicable to estimate fair value. These estimates are made at a specific point in time based on relevant market data and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering the Company’s entire holdings of a particular financial instrument for sale at one time, nor do they attempt to estimate the value of anticipated future business related to the instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the fair values presented.

(Continued)

44.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 18 – BUSINESS COMBINATION

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

The following table summarizes the estimated fair value of assets acquired and liabilities assumed at the date of acquisition.

Cash and due from financial institutions	$3,042
Federal funds sold	7,548
Interest-bearing time deposits in other financial institutions	100
Securities, including FHLB stock	7,378
Loans, net	94,457
Other real estate owned	479
Premises and equipment	3,509
Goodwill	8,431
Other intangible assets	1,838
Bank owned life insurance	2,749
Accrued interest receivable and other assets	2,360

Total assets acquired	131,891

Deposits	(84,080)
FHLB advances	(21,299)
Subordinated debtentures	(5,155)
Accrued interest payable and other liabilities	(1,433)

Total liabilities assumed	(111,967)

Less: Merger related expenses	(684)

Net assets acquired	$19,240

(Continued)

45.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 18 – BUSINESS COMBINATION (Continued)

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

46.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 19 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

LaPorte Bancorp, Inc. was formed on October 12, 2007. Condensed financial information of LaPorte Bancorp, Inc. at December 31, 2008 and 2007 and for the year ended December 31, 2008 and the period of October 12, 2007 through December 31, 2007 is as follows:

CONDENSED BALANCE SHEETS

December 31, 2008 and 2007

	2008	2007
ASSETS
Cash and cash equivalents	$1,000	$535
ESOP loan receivable	1,626	1,669
Investment in banking subsidiary	47,879	48,981
Investment in statutory trust	155	155
Accrued interest receivable and other assets	725	577

Total assets	$51,385	$51,917

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debentures	$5,155	$5,155
Accrued interest payable and other liabilities	88	57
Shareholders’ equity	46,142	46,705

Total liabilities and shareholders’ equity	$51,385	$51,917

CONDENSED STATEMENTS OF INCOME

Year ended December 31, 2008 and for the period

October 12, 2007 through December 31, 2007

	2008	2007
Dividends from banking subsidiary	$1,600	$—
Interest income	128	38
Interest expense	(329)	(92)
Other expense	(234)	(32)

Income (loss) before income tax and undistributed subsidiary income	1,165	(86)

Income tax benefit	(148)	(29)

Equity in excess distributed income or net loss of banking subsidiary	(1,713)	(447)

Net loss	$(400)	$(504)

(Continued)

47.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 19 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

For the year ended December 31, 2008 and for the

period October 12, 2007 through December 31, 2007

	2008	2007
Cash flows from operating activities
Net loss	$(400)	$(504)
Adjustments to reconcile net loss to net cash from operating activities:
Equity in excess distributed income or net loss of banking subsidiary	1,713	447
Change in other assets	(148)	(29)
Change in other liabilities	31	19

Net cash from operating activities	1,196	(67)

Cash flows from investing activities
Loan to ESOP	—	(1,809)
Payments received on ESOP loan	43	140
Acquisition, net of cash acquired	—	(9,444)

Net cash from investing activities	43	(11,113)

Cash flows from financing activities
Proceeds from sale of common stock, net of issuance costs	—	11,715
Purchase of treasury stock	(774)	—

Net change in cash and cash equivalents	465	535

Beginning cash and cash equivalents	535	—

Ending cash and cash equivalents	$1,000	$535

(Continued)

48.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 20 – EARNINGS (LOSS) PER SHARE

Diluted earnings (loss) per common share is equal to basic earnings (loss) per common share for the year ended December 31, 2008 and for the period ended December 31, 2007, as there were no outstanding equity plans which would have a dilutive effect. There were no common shares outstanding prior to October 12, 2007. Therefore, 2007 net loss is for the period after formation of the Bancorp on October 12, 2007 through December 31, 2007. The factors used in the earnings (loss) per common share computation follow:

	2008	2007
Basic
Net loss	$(400)	$(504)

Weighted average common shares outstanding	4,772,576	1,061,469
Less: Average unallocated ESOP shares	(167,327)	(39,140)

Average shares	4,605,249	1,022,329

Basic and diluted earnings (loss) per common share	$(0.09)	$(0.49)

There were no potential dilutive common shares for the periods presented.

NOTE 21 – OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related tax effects were as follows:

	2008	2007	2006
Net unrealized holding gains (losses) on securities available for sale arising during the year	$(530)	$675	$1,076
Reclassification adjustment for net (gains) losses included in net income (loss)	(261)	(894)	24
Other than temporary impairment on investment securities	1,711	228	-

Net unrealized gains	920	9	1,100
Tax expense	313	3	373

Other comprehensive income	$607	$6	$727

(Continued)

49.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 22 – QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest Income	Net Interest Income	Net Income (Loss)		Earnings (Loss) Per Share Basic and Diluted
2008
First quarter	$5,028	$2,409	$162	[1]	$0.04
Second quarter	4,868	2,489	406		0.09
Third quarter	4,834	2,574	(1,051)[2]		(0.23)
Fourth quarter	4,627	2,453	83	[3]	0.02

2007
First quarter	$3,412	$1,591	$733	[4]	$—
Second quarter	3,495	1,611	180		—
Third quarter	3,478	1,610	80		—
Fourth quarter	4,859	2,297	(276)[5]		(0.49)

[1]	Net income for the first quarter of 2008 included a $142 other than temporary impairment loss on certain investment securities, or $94 net of tax.
[2]

Net loss for the third quarter of 2008 included a $374 provision for loan losses, or $247 net of tax, and a $1,490 other than temporary impairment loss on certain investment securities, or $1,327 net of tax.

[3]	Net income for the fourth quarter of 2008 included a $659 provision for loan losses, or $435 net of tax.
[4]	Net income for the first quarter of 2007 included a $896 gain, or $591 net of tax, on the sale of certain Fannie Mae and Freddie Mac preferred stock.
[5]

Net loss for the fourth quarter of 2007 included a $228 other than temporary impairment loss on certain investment securities, or $150 net of tax, $70 expense for ESOP, or $46 net of tax, $130 amortization of intangibles, or $85 net of tax, as well as, $183 of state tax expense, or $121 net of tax, to establish a full valuation allowance on net state deferred tax assets.

50.