Form 10-K, Exhibit 13
period 2009-12-31
LaPorte Bancorp, Inc.
filed 2010-03-22
CIK 1400848

Crowe Horwath LLP Member Horwath International

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

LaPorte Bancorp, Inc.

LaPorte, Indiana

We have audited the accompanying consolidated balance sheets of LaPorte Bancorp, Inc. as of December 31, 2009 and 2008 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LaPorte Bancorp, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Crowe Horwath LLP

South Bend, Indiana

March 22, 2010

LAPORTE BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2009 and 2008

(Dollar amounts in thousands, except share and per share data)

	2009	2008
ASSETS
Cash and due from financial institutions	$6,000	$5,628
Securities available for sale	102,095	101,451
Federal Home Loan Bank (FHLB) stock, at cost (restricted)	4,206	4,206
Loans held for sale, at fair value	981	124
Loans, net of allowance for loan losses of $2,776 at December 31, 2009 and $2,512 at December 31, 2008	256,275	219,926
Mortgage servicing rights	424	329
Other real estate owned	554	921
Premises and equipment, net	11,150	11,711
Goodwill	8,431	8,431
Other intangible assets	939	1,272
Bank owned life insurance	9,618	9,455
Accrued interest receivable and other assets	5,154	5,104

Total assets	$405,827	$368,558

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$34,066	$27,584
Interest bearing	239,342	207,230

Total deposits	273,408	234,814
Federal Home Loan Bank advances	52,773	78,728
Subordinated debentures	5,155	5,155
Federal Deposit Insurance Corporation guaranteed unsecured borrowings	4,852	—
Federal Reserve Bank discount window borrowings	16,675	650
Accrued interest payable and other liabilities	3,092	3,069

Total liabilities	355,955	322,416

Loan commitments and other related activities (Note 18)

Shareholders’ equity
Preferred Stock, no par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 19,000,000 shares authorized; 4,783,163 shares issued; and 4,607,963 and 4,658,163 shares outstanding at December 31, 2009 and December 31, 2008	48	48
Additional paid-in capital	21,188	21,235
Surplus	770	770
Retained earnings	28,620	26,108
Accumulated other comprehensive income, net of tax of $936 and $198 at December 31, 2009 and 2008	1,817	383
Treasury stock, at cost (2009–175,200 shares, 2008–125,000 shares)	(1,033)	(774)
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,538)	(1,628)

Total shareholders’ equity	49,872	46,142

Total liabilities and shareholders’ equity	$405,827	$368,558

See accompanying notes to consolidated financial statements.

1.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2009 and 2008

(Dollar amounts in thousands, except share and per share data)

	2009	2008
Interest and dividend income
Loans, including fees	$14,431	$14,210
Taxable securities	3,862	4,649
Tax exempt securities	582	212
FHLB stock	121	209
Other interest income	4	77

Total interest and dividend income	19,000	19,357

Interest expense
Deposits	4,972	5,883
Federal Home Loan Bank advances	2,833	3,220
Subordinated debentures	267	329
FDIC guaranteed unsecured borrowings	177	—
Federal funds purchased and other short-term borrowings	16	—

Total interest expense	8,265	9,432

Net interest income	10,735	9,925

Provision for loan losses	851	1,125

Net interest income after provision for loan losses	9,884	8,800

Noninterest income
Service charges on deposits	855	899
ATM and debit card fees	317	285
Brokerage fees, net	(4)	143
Trust fees	170	164
Earnings on life insurance, net	351	382
Net gains on mortgage banking activities	942	333
Loan servicing fees, net	13	30
Net gains (losses) on securities	702	261
Other-than-temporary loss
Total impairment loss	—	(1,711)
Loss recognized in other comprehensive income	—	—

Net impairment loss recognized in earnings	—	(1,711)
Warehouse loan fees	272	—
Losses on sales of other assets	(130)	(97)
Bank owned life insurance death benefit	441	—
Other income	282	190

Total noninterest income	4,211	879

Noninterest expense
Salaries and employee benefits	5,498	5,578
Occupancy and equipment	1,861	1,948
Data processing	458	399
Advertising	240	200
Bank examination fees	525	549
Amortization of intangibles	333	436
Collection and other real estate owned	131	208
FDIC insurance	575	60
FHLB advances prepayment penalty	427	—
Other expenses	1,110	1,243

Total noninterest expense	11,158	10,621

Income (loss) before income taxes	2,937	(942)
Income tax expense (benefit)	425	(542)

Net income (loss)	$2,512	$(400)

Earnings (loss) per share:
Basic and diluted (Note 20)	$0.56	$(0.09)

See accompanying notes to consolidated financial statements.

2.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2009 and 2008

(Dollar amounts in thousands, except share and per share data)

	Common Stock	Additional Paid-In Capital	Surplus	Retained Earnings	Accumulated Other Comprehensive Income, Net of Tax	Treasury Stock	Unearned ESOP Shares	Total
Balance at January 1, 2008	$48	$21,266	$770	$26,563	$(224)	$—	$(1,718)	$46,705

Comprehensive income:
Net income (loss)	—	—	—	(400)	—	—	—	(400)
Other comprehensive income (loss):
Net change in unrealized gain (loss) on securities available for sale, net of reclassification adjustments and tax effects	—	—	—	—	607	—	—	607

Total comprehensive income								207

Cumulative effect of adoption of EITF 06-4	—	—	—	(55)	—	—	—	(55)

Treasury shares purchased, 125,000 shares	—	—	—	—	—	(774)	—	(744)

ESOP shares earned, 9,044 shares	—	(31)	—	—	—	—	90	59

Balance at December 31, 2008	$48	$21,235	$770	$26,108	$383	$(774)	$(1,628)	$46,142

(Continued)

3.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2009 and 2008

(Dollar amounts in thousands, except share and per share data)

	Common Stock	Additional Paid-In Capital	Surplus	Retained Earnings	Accumulated Other Comprehensive Income, Net of Tax	Treasury Stock	Unearned ESOP Shares	Total
Balance at January 1, 2009	$48	$21,235	$770	$26,108	$383	$(774)	$(1,628)	$46,142

Comprehensive income:
Net income	—	—	—	2,512	—	—	—	2,512
Other comprehensive income:
Net change in unrealized gain on securities available for sale, net of reclassification adjustments and tax effects	—	—	—	—	1,376	—	—	1,376
Net change in unrealized gain on derivative instruments, net of tax effects	—	—	—	—	58	—	—	58

Total comprehensive income								3,946

Treasury shares purchased, 50,200 shares	—	—	—	—	—	(259)	—	(259)

ESOP shares earned, 9,044 shares	—	(47)	—	—	—	—	90	43

Balance at December 31, 2009	$48	$21,188	$770	$28,620	$1,817	$(1,033)	$(1,538)	$49,872

See accompanying notes to consolidated financial statements.

4.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2009 and 2008

(Dollar amounts in thousands, except share and per share data)

	2009	2008
Cash flows from operating activities
Net income (loss)	$2,512	$(400)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	777	782
Provision for loan losses	851	1,125
Net gains on securities	(702)	(261)
Other than temporary impairment on investment securities	—	1,711
Net gains on sales of loans	(713)	(301)
Originations of loans held for sale	(53,398)	(21,706)
Proceeds from sales of loans held for sale	53,254	21,883
Recognition of mortgage servicing rights	(229)	(32)
Amortization of mortgage servicing rights	126	73
Net change in mortgage servicing rights valuation allowance	8	42
Gain on sales of other real estate owned	(23)	(67)
Write down of other real estate owned	114	186
Earnings on life insurance, net	(604)	(382)
Amortization of intangible assets	333	436
ESOP compensation expense	43	59
Amortization of issuance costs of unsecured borrowing	55	—
Changes in assets and liabilities:
Accrued interest receivable and other assets	(700)	30
Accrued interest payable and other liabilities	23	456

Net cash from operating activities	1,727	3,634
Cash flows from investing activities
Net change in loans	(37,561)	(2,013)
Proceeds from sales of other real estate owned	637	873
Proceeds from call on interest-bearing time deposits in other financial institutions	—	100
Proceeds from maturities, calls and principal repayments of securities available for sale	30,420	20,017
Proceeds from sales of securities available for sale	28,324	24,098
Purchase of FHLB stock	—	(19)
Purchases of securities available for sale	(56,602)	(50,048)
Premises and equipment expenditures, net	(216)	(1,582)
Bank owned life insurance death benefits	441	—

Net cash from investing activities	(34,557)	(8,574)

(Continued)

5.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2009, 2008 and 2007

(Dollar amounts in thousands, except share and per share data)

	2009	2008
Cash flows from financing activities
Net change in deposits	$38,594	$(11,457)
Proceeds from FHLB advances	2,500	78,370
Repayment of FHLB advances	(28,455)	(66,158)
Net change in Federal Reserve Bank discount window borrowings	16,025	650
Proceeds from issuance of unsecured borrowing, net of issuance costs	4,797	—
Purchase of treasury stock	(259)	(774)

Net cash from financing activities	33,202	631

Net change in cash and cash equivalents	372	(4,309)

Cash and cash equivalents at beginning of year	5,628	9,937

Cash and cash equivalents at end of year	$6,000	$5,628

Supplemental cash flow information:
Interest paid	$8,281	$9,616
Income taxes paid	45	—

Supplemental noncash disclosures:
Transfers from loans receivable to other real estate owned	$361	$1,459

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

The Company provides financial services through its offices in LaPorte and Porter counties of Indiana. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the area. LPSB Ltd. began operations in 2002 when the Bank received approval from the Federal Deposit Insurance Corporation to form the subsidiary in the Cayman Islands. LPSB Ltd. held and managed a portion of the Bank’s investment portfolio until July 30, 2008 when the securities were transferred to the Bank as LPSB Ltd. was in the process of being dissolved. LPSB Ltd. was deemed to be dissolved on March 17, 2009.

Use of Estimates: To prepare financial statements in conformity with United States generally accepted accounting principles management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, consideration of other than temporary declines in fair values of securities, the fair values of securities and other financial instruments, consideration of impairment of goodwill and other intangible assets, and the need for a deferred tax asset valuation allowance are particularly subject to change.

Cash Flows: Cash and cash equivalents includes cash, deposits with other financial institutions with original maturities under 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions.

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

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) the Company’s intent not to sell the security and whether it is more likely than not that the Company will be required to sell the debt security before its anticipated recovery.

Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market are carried at fair value, as determined by outstanding commitments from investors.

Mortgage loans held for sale are generally sold with servicing rights retained. The carrying value of mortgage loans sold is reduced by the amount allocated to the servicing right. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of purchase premiums and discounts, deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

(Continued)

8.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Consumer loans are typically charged off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

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

Concentration of Credit Risk: Most of the Company’s business activity is with customers located within La Porte County. Therefore, the Company’s exposure to credit risk is significantly affected by changes in the economy in the La Porte County area.

Mortgage Warehouse Loans: During the month of May 2009, a mortgage warehouse lending division was established at the Bank. This division has approved specific mortgage companies through which individual mortgage loans are originated by the mortgage company and funded by the Bank, as a secured borrowing with the pledge of collateral under the Bank’s agreement with the mortgage company. The individual mortgage loans are held between the time of origination and subsequent repurchase by the mortgage company for sale of the loan into the secondary market. Each individual mortgage is assigned to the Bank until the loan is repurchased and sold to the secondary market by the mortgage company. Also, the Bank takes possession of each original note and forwards such note to the end investor once the mortgage company has sold the loan. The individual loans are typically sold by the mortgage company within 30 days of origination and are seldom held more than 90 days. Interest income is accrued by the Bank during this period and fee income for each loan sold is collected when the sale has been completed.

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

A loan is impaired when based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired. All individually classified commercial and commercial real estate loans are evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

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

Mortgage Servicing Rights: Mortgage servicing rights are initially recorded at fair value with the income statement effect recorded in net gains on mortgage banking activities. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. The Company compares the valuation model inputs and results to published industry data in order to validate the model results and assumptions. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

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

Servicing fee income, which is reported on the consolidated statements of income as loan servicing fees, net, is recorded for fees earned for servicing loans. The fees are based on a

(Continued)

11.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Loan servicing fees, net totaled $13 and $30 for the years ended December 2009 and 2008. Late fees and ancillary fees related to loan servicing are not material.

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

Federal Home Loan Bank (FHLB) Stock: The Company is a member of the FHLB system. Members are required to own a certain amount of FHLB stock based on the level of FHLB borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Cash dividends are reported as income.

Bank Owned Life Insurance: The Company has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Goodwill and Other Intangible Assets: All goodwill on the Company’s balance sheet resulted from business combinations prior to January 1, 2009 and represents the excess of the purchase price over the fair value of the net assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. The Company has selected September 30th as the date to perform the annual impairment test. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill is the only intangible asset with an indefinite life on our balance sheet.

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

Derivatives: At the inception of a derivative contract, the Company designates the derivative as one of three types based on the Company’s intentions and belief as to likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value hedge”), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”), or (3) an instrument with no hedging designation (“stand-alone derivative”). As of December 31, 2009, the Company has entered into two cash flow hedge transactions. The gain or loss on the derivative is reported in other comprehensive income and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. Any changes in the fair value of derivatives that are not highly effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized immediately in current earnings.

Net cash settlements on these derivatives are recorded in interest income or interest expense, based on the item being hedged. Cash flows on hedges are classified in the cash flow statement the same as the cash flows of the items being hedged.

The Company formally documents the relationship between derivatives and hedged items, as well as the risk-management objective and the strategy for undertaking hedge transactions at the inception of the hedging relationship. This documentation includes linking fair value or cash flow hedges to specific assets and liabilities on the balance sheet. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative instruments that are used are highly effective in offsetting changes in fair values or cash flows of the hedged items. The Company discontinues hedge accounting when it determines that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative is settled or terminates, a hedged forecasted transaction is no longer probable, a hedged firm commitment is no longer firm, or treatment of the derivative as a hedge is no longer appropriate or intended.

(Continued)

13.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

When hedge accounting is discontinued, subsequent changes in fair value of the derivative are recorded as noninterest income. If the cash flow hedge is discontinued but the hedged cash flows or forecasted transactions are still expected to occur, gains or losses that were accumulated in other comprehensive income are amortized into earnings over the same periods which the hedged transactions will affect earnings.

Mortgage Banking Derivatives: Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of these mortgage loans are accounted for as free standing derivatives. Fair values of these mortgage derivatives are estimated based on changes in mortgage interest rates from the date the interest rate on the loan is locked. The Company enters into forward commitments for the future delivery of mortgage loans when interest rate locks are entered into, in order to hedge the change in interest rates resulting from its commitments to fund the loans. Changes in the fair values of these derivatives are included in net gains on mortgage banking activities on the consolidated statements of income.

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

The Company adopted guidance issued by the FASB with respect to accounting for uncertainty in income taxes as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s consolidated financial position or results of operations.

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

Earnings (Loss) Per Common Share: Basic earnings (loss) per common share is net income (loss) divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. There were no potentially dilutive shares for any periods presented. Diluted earnings (loss) per common share is equal to basic earnings (loss) per common share for the years ended December 31, 2009 and 2008, as there were no outstanding equity plans which would have a dilutive effect.

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

Comprehensive Income: Comprehensive income, net of tax, consists of net income and other comprehensive income (loss), net of tax. Other comprehensive income (loss), net of tax, includes net changes in net unrealized gains and losses on securities available for sale, net of tax, reclassification adjustments and unrealized gains and losses on cash flow hedges, which are also recognized as a separate component of shareholders’ equity.

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

Adoption of New Accounting Standards:

FASB ASC 820-10

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (ASC 820-10). This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement also establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard was effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued Staff Position (FSP) No. 157-2, Effective Date of FASB Statement No. 157, which is currently FASB ASC 820-10. This FSP delayed the effective date of FAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The adoption of this new guidance did not have a material impact on the Company’s consolidated financial condition or results of operations.

(Continued)

16.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

FASB ASC 805

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (ASC 805). ASC 805 establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. ASC 805 was effective for fiscal years beginning on or after December 15, 2008. The adoption of this new guidance did not have a material impact on the Company’s consolidated financial condition or results of operations.

FASB ASC 810-10

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51 (ASC 810-10). ASC 810-10 changes the accounting and reporting for minority interests, which is recharacterized as noncontrolling interest and classified as a component of equity within the consolidated balance sheets. ASC 810-10 was effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. The adoption of this new guidance did not have a material impact on the Company’s consolidated financial condition or results of operations.

FASB ASC 815

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133, (ASC 815) which amends and expands the disclosure requirements of SFAS No. 133 for derivative instruments and hedging activities. ASC 815 requires qualitative disclosure about objectives and strategies for using derivative and hedging instruments, quantitative disclosures about fair value amounts of the instruments and gains and losses on such instruments, as well as disclosures about credit-risk features in derivative agreements. ASC 815 was effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The adoption of this new guidance did not have a material impact on the Company’s consolidated financial condition or results of operations.

FASB ASC 105-10

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, to replace Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles, and to establish the FASB Accounting Standards Codification™ as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental

(Continued)

17.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification was effective for financial statements issued for periods after September 15, 2009. The adoption of this new guidance did not have a material impact on the Company’s consolidated financial condition or results of operations.

FASB ASC 320-10

In April 2009, the FASB issued Staff Position No. 115-2 and No. 124.2, Recognition and Presentation of Other-Than-Temporary Impairments (ASC 320-10), which amended existing guidance for determining whether impairment is other-than-temporary for debt securities. This requires an entity to assess whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of these criteria is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) other-than-temporary impairment (OTTI) related to other factors, which is recognized in other comprehensive income and 2) OTTI related to credit loss, which must be recognized in the income statement. The credit loss is determined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. Additionally, disclosures about other-than-temporary impairments for debt and equity securities were expanded. ASC 320-10 was effective for interim and annual reporting periods ending June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company elected to early-adopt this FSP as of January 1, 2009. The adoption of this new guidance did not have a material impact on the Company’s consolidated financial condition or results of operations.

FASB ASC 820-10

In April 2009, the FASB issued Staff Position (FSP) No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset and Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (ASC 820-10). This FSP emphasizes that the objective of a fair value measurement does not change even when market activity for the asset or liability has decreased significantly. Fair value is the price that would be received for an asset

(Continued)

18.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

sold or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. When observable transactions or quoted prices are not considered orderly, then little, if any, weight should be assigned to the indication of the asset or liability’s fair value. Adjustments to those transactions or prices would be needed to determine the appropriate fair value. The FSP, which was applied prospectively, was effective for interim and annual reporting periods ending after June 15, 2009 with early adoption for periods ending after March 15, 2009. The adoption of this new guidance did not have a material impact on the Company’s consolidated financial condition or results of operations.

FASB ASC 820

In August 2009, the FASB issued Accounting Standards Update (ASU) No. 2009-05, Measuring Liabilities at Fair Value (ASC 820). This Update provides amendments to ASC 820 for the fair value measurement of liabilities by clarifying that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using a valuation technique that uses the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities when traded as assets, or that is consistent with the principles of ASC 820. The amendments in this guidance also clarify that both a quoted price for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required for Level 1 fair value measurements. The guidance was effective for the first reporting period beginning after issuance. The adoption of this new guidance did not have a material impact on the Company’s consolidated financial condition or results of operations.

Newly Issued Not Yet Effective Standards:

FASB ASC 810

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets, an Amendment of FASB Statement No. 140 (ASC 810). The new accounting requirement amends previous guidance relating to the transfers of financial assets and eliminates the concept of a qualifying special purpose entity. This Statement must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim

(Continued)

19.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

periods within that first annual reporting period and for interim and annual reporting periods thereafter. This Statement must be applied to transfers occurring on or after the effective date. Additionally, on and after the effective date, the concept of a qualifying special-purpose entity is no longer relevant for accounting purposes. Therefore, formerly qualifying special-purpose entities should be evaluated for consolidation by reporting entities on and after the effective date in accordance with the applicable consolidation guidance. Additionally, the disclosure provisions of this Statement were also amended and apply to transfers that occurred both before and after the effective date of this Statement. The adoption of this new guidance did not have a material impact on its consolidated financial condition or results of operations.

FASB ASC 810-10

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (ASC 810-10), which amended guidance for consolidation of variable interest entities by replacing the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. This Statement will be effective as of the beginning of each reporting entity’s first annual reporting period after November 15, 2009, and for interim and annual reporting periods thereafter. Early adoption is prohibited. The adoption of this new guidance did not have a material impact on the consolidated financial condition or results of operations.

(Continued)

20.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 2 – SECURITIES

The following table summarizes the amortized cost and fair value of the available-for-sale securities portfolio at December 31, 2009 and 2008 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2009
U.S. federal agency	$13,112	$19	$(159)	$12,972
State and municipal	24,761	597	(94)	25,264
Mortgage-backed securities - residential	29,732	1,350	—	31,082
Government agency sponsored collateralized mortgage obligations	17,718	456	(26)	18,148
Privately held collateralized mortgage obligations	9,114	398	(18)	9,494
Corporate debt securities	4,993	165	(23)	5,135

Total	$99,430	$2,985	$(320)	$102,095

	Amortized Costs	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2008
U.S. federal agency	$10,855	$180	$—	$11,035
State and municipal	6,293	28	(121)	6,200
Mortgage-backed securities - residential	51,928	1,112	(82)	52,958
Government agency sponsored collateralized mortgage obligations	17,718	109	(116)	17,711
Privately held collateralized mortgage obligations	8,024	45	(181)	7,888
Corporate debt securities	6,042	13	(406)	5,649

Total debt securities	100,860	1,487	(906)	101,441
Equity securities	10	—	—	10

Total	$100,870	$1,487	$(906)	$101,451

At December 31, 2009 and 2008, mortgage backed securities available for sale consisted solely of Federal Home Loan Mortgage Corporation, Federal National Mortgage Association and Government National Mortgage Association issues.

(Continued)

21.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 2 – SECURITIES (Continued)

Sales of securities available for sale were as follows:

	2009	2008
Proceeds	$28,324	$24,098
Gross gains	728	285
Gross losses	24	77

Proceeds from calls of securities available for sale during the years ended December 31, 2009 and 2008 were $9,071 and $7,504 with gross gains of $2 and $53 and gross losses of $4 and $0.

The amortized cost and fair value of the investment securities portfolio are shown by expected maturity. Securities not due at a single maturity date, primarily mortgage-backed securities and CMOs, are shown separately.

	December 31, 2009
	Amortized Cost	Fair Value
Due in one year or less	$—	$—
Due from one to five years	3,916	3,974
Due from five to ten years	14,422	14,493
Due after ten years	24,528	24,904

Subtotal	42,866	43,371
Mortgage-backed securities and CMOs	56,564	58,724

Total	$99,430	$102,095

	December 31, 2008
	Amortized Cost	Fair Value
Due in one year or less	$537	$520
Due from one to five years	4,872	4,780
Due from five to ten years	10,219	10,027
Due after ten years	7,562	7,557

Subtotal	23,190	22,884
Mortgage-backed securities and CMOs	77,670	78,557

Total	$100,860	$101,441

(Continued)

22.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 2 – SECURITIES (Continued)

Securities pledged at year-end 2009 and 2008 had a carrying amount of approximately $70,561 and $44,183 and were pledged to secure public deposits, FHLB advances, short-term borrowings through the Federal Reserve Bank discount window and cash flow hedges.

At year-end 2009 and 2008, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

Securities with unrealized losses at year-end 2009 and 2008, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

December 31, 2009	Continuing Unrealized Loss For Less Than 12 Months		Continuing Unrealized Loss For 12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. federal agency	$10,582	$(159)	$-	$-	$10,582	$(159)
State and municipal	5,496	(67)	678	(27)	6,174	(94)
Government agency sponsored collateralized mortgage obligations	2,620	(26)	—	—	2,620	(26)
Privately held collateralized mortgage obligations	1,236	(1)	286	(17)	1,522	(18)
Corporate debt securities	—	—	962	(23)	962	(23)

Total temporarily impaired	$19,934	$(253)	$1,926	$(67)	$21,860	$(320)

(Continued)

23.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 2 – SECURITIES (Continued)

December 31, 2008	Continuing Unrealized Loss For Less Than 12 Months		Continuing Unrealized Loss For 12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
State and municipal	$2,493	$(81)	$1,975	$(40)	$4,468	$(121)
Mortgage-backed securities - Residential	10,985	(82)	—	—	10,985	(82)
Government agency sponsored collateralized mortgage obligations	4,043	(12)	7,368	(104)	11,411	(116)
Privately held collateralized mortgage obligations	4,253	(142)	582	(39)	4,835	(181)
Corporate debt securities	4,631	(406)	—	—	4,631	(406)

Total temporarily impaired	$26,405	$(723)	$9,925	$(183)	$36,330	$(906)

At December 31, 2009, the Company held 37 investments in debt securities which were in an unrealized loss position of which 32 were in an unrealized loss position for less than twelve months and 5 were in an unrealized loss position for twelve months or more. Management periodically evaluates each investment security for potential other than temporary impairment, relying primarily on industry analyst reports and observation of market conditions and interest rate fluctuations. Except as disclosed below, management believes it will be able to collect all amounts due according to the contractual terms of the underlying investment securities and that the noted declines in fair value are considered temporary and due only to normal market interest rate fluctuations. The Company does not intend to sell the securities and it is not more likely than not to be required to sell the debt security before its anticipated recovery.

During 2008, certain government sponsored enterprise equity securities and a Lehman Brothers debt security were determined to have declines in market values that were considered to be “other than temporary” and accordingly impairment charges to earnings of $1,711 were recorded in 2008. In making these determinations, management considered: (1) the fact that certain of these securities were previously considered to have declines in market values that were considered to be “other than temporary”, (2) the financial condition and near term prospects of the issuers, (3) whether the market decline was affected by macroeconomic conditions, and (4) the Company’s intent not to sell the security and whether it is more likely than not that the Company will be required to sell the debt security before its anticipated recovery.

(Continued)

24.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 3 – LOANS

Loans at year end were as follows:

	2009	2008
Commercial	$18,122	$19,390
Real estate:
Residential	70,884	85,462
Commercial	93,244	80,538
Construction	5,420	7,736
Mortgage warehouse	43,765	—
Consumer	27,494	29,201

Subtotal	258,929	222,327
Less: Net deferred loan (fees) costs	122	111
Allowance for loan losses	(2,776)	(2,512)

Loans, net	$256,275	$219,926

As of December 31, 2009, the Bank had repurchase agreements with ten mortgage companies. For the year ended December 31, 2009, the mortgage companies originated $604,755 in mortgage loans and sold $560,991 in mortgage loans. The Bank recorded interest income of $1,456, mortgage warehouse loan fees of $272 and wire transfer fees of $71 for the year ended December 31, 2009.

Activity in the allowance for loan losses was as follows:

	2009	2008
Beginning balance	$2,512	$1,797
Provision for loan losses	851	1,125
Loans charged-off	(640)	(483)
Recoveries	53	73

Ending balance	$2,776	$2,512

(Continued)

25.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 3 – LOANS (Continued)

Individually impaired loans were as follows:

	2009	2008
Year-end loans with no allocated allowance for loan losses	$3,067	$4,745
Year-end loans with allocated allowance for loan losses	4,397	1,700

Total	$7,464	$6,445

Amount of the allowance for loan losses allocated to impaired loans	$614	$730

	2009	2008
Average of individually impaired loans during year	$6,622	$3,004
Interest income recognized during impairment	21	38
Cash-basis interest income recognized	—	—

Nonperforming loans were as follows at year-end:

	2009	2008
Loans past due over 90 days still on accrual	$—	$—
Nonaccrual loans	7,716	6,750

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

During January 2010, $1.0 million in life insurance proceeds was received by the Company which was pledged as collateral for a nonaccrual commercial loan relationship. The remaining outstanding balance of the relationship after the proceeds of the life insurance was applied is $2.2 million.

(Continued)

26.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 3 – LOANS (Continued)

Purchased Loans:

The Company purchased loans during 2007, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans is as follows at year end:

	2009	2008
Commercial	$93	$125
Commercial real estate	1,000	1,323
Consumer	16	21
Residential real estate	170	186

Outstanding balance	$1,279	$1,655

Carrying amount, net of allowance of $0	$797	$986

Accretable yield, or income expected to be collected, is as follows:

	2009	2008
Beginning balance	$78	$126
New loans purchased	—	—
Reclassification from nonaccretable yield	97	366
Accretion of income	(146)	(392)
Disposals	—	(22)

Ending balance	$29	$78

For those purchased loans disclosed above, the Company did not increase the allowance for loan losses during 2009 or 2008. No allowances for loan losses were reversed during 2009 or 2008.

There were no such loans purchased during 2009 or 2008.

Income is not recognized on certain purchased loans if the Company cannot reasonably estimate cash flows expected to be collected. The carrying amounts of such loans were $51 and $242 at December 31, 2009 and 2008.

(Continued)

27.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 4 – FAIR VALUE

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 – Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company used the following methods and significant assumptions to estimate the fair value of each type of financial asset:

Investment Securities: The fair values for investment securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2).

Loans Held for Sale and Loan Commitment Derivatives: The fair value of loans held for sale and residential mortgage loan commitments are determined by obtaining quoted prices for similar loans and commitments with similar interest rates and maturities from major secondary markets (Level 2).

Derivatives-Interest Rate Swaps: The fair value of derivatives are based on valuation models using observable market data as of the measurement date (Level 2).

Impaired Loans: The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.

(Continued)

28.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 4 – FAIR VALUE (Continued)

Other Real Estate Owned: Nonrecurring adjustments to certain commercial and residential real estate properties classified as other real estate owned (OREO) are measured at the lower of carrying amount or fair value, less costs to sell. Fair values are generally based on third party appraisals of the property, resulting in a Level 3 classification. In cases where the carrying amount exceeds the fair value, less costs to sell, an impairment loss is recognized.

Mortgage Servicing Rights: The fair value of mortgage servicing rights is based on a valuation model that calculates the present value of estimated net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income (Level 2).

(Continued)

29.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 4 – FAIR VALUE (Continued)

Assets and liabilities measured at fair value on a recurring basis, including financial assets and liabilities for which the Company has elected the fair value option, are summarized below:

		Fair Value Measurements at December 31, 2009 using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets
Investment securities available-for-sale
U.S. federal agency	$12,972	$—	$12,972	$—
State and municipal	25,264	—	25,264	—
Mortgage-backed securities – residential	31,082	—	31,082	—
Government agency sponsored collateralized mortgage obligations	18,148	—	18,148	—
Privately held collateralized mortgage obligations	9,494	—	9,494	—
Corporate debt securities	5,135	—	5,135	—

Total investment securities available-for-sale	$102,095	$—	$102,095	$—

(Continued)

30.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 4 – FAIR VALUE (Continued)

		Fair Value Measurements at December 31, 2009 using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Loans held for sale	$981	$—	$981	$—
Derivatives – residential mortgage loan commitments	31	—	31	—
Derivatives – interest rate swaps	88	—	88	—

		Fair Value Measurements at December 31, 2008 using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets
Investment securities available-for-sale
U.S. treasury and federal agency	$11,035	$—	$11,035	$—
State and municipal	6,200	—	6,200	—
Mortgage-backed securities – residential	52,958	—	52,958	—
Government agency sponsored collateralized mortgage obligations	17,711	—	17,711	—
Privately held collateralized mortgage obligations	7,888	—	7,888	—
Corporate debt securities	5,649	—	5,649	—
Equity securities	10	10	—	—

Total investment securities available-for-sale	$101,451	$10	$101,441	$—

(Continued)

31.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 4 – FAIR VALUE (Continued)

		Fair Value Measurements at December 31, 2008 using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Loans held for sale	$124	$—	$124	$—
Derivatives - residential mortgage loan commitments	31	—	31	—

Loans held for sale, which are carried at the lower of cost or fair value, were carried at the fair value of $981, which is made up of the outstanding balance of $967, net of a valuation of $14 at December 31, 2009, resulting in income of $14 for the year ending December 31, 2009. At December 31, 2008, loans held for sale were carried at the fair value of $124, which is made up of the outstanding balance of $120, net of a valuation of $4 at December 31, 2008, resulting in income of $4 for the year ending December 31, 2008.

Assets measured at fair value on a non-recurring basis are summarized below:

		Fair Value Measurements at December 31, 2009 using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$3,783	$—	$—	$3,783
Other real estate owned, net	230	—	—	230
Mortgage servicing rights	318	—	318	—

(Continued)

32.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 4 – FAIR VALUE (Continued)

		Fair Value Measurements at December 31, 2008 using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans	$970	$—	$—	$970
Mortgage servicing rights	329	—	329	—

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying amount of $4,397, with a valuation allowance of $614 at December 31, 2009, resulting in an additional provision for loan losses of $323 for the year ending December 31, 2009. At December 31, 2008, impaired loans had a carrying amount of $1,700, with a valuation allowance of $730, resulting in an additional provision for loan losses of $730 for the year ending December 31, 2008.

Other real estate owned, which is measured at the lower of carrying or fair value less costs to sell, had a net carrying amount of $230, which is made up of the outstanding balance of $308, net of a valuation allowance of $78 at December 31, 2009, resulting in a write-down of $78 for the year ending December 31, 2009.

Mortgage servicing rights, which are carried at lower of cost or fair value, were carried at their fair value of $318, which is made up of the outstanding balance of $368, net of a valuation allowance of $50 at December 31, 2009, resulting in a charge of $8 for the year ending December 31, 2009. At December 31, 2008, mortgage servicing rights were carried at their fair value of $329, which is made up of the outstanding balance of $371, net of a valuation allowance of $42, resulting in a charge of $42 for the year ended December 31, 2008.

(Continued)

33.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 4 – FAIR VALUE (Continued)

The carrying amounts and estimated fair values of financial instruments, at December 31, 2009 and December 31, 2008 are as follows:

December 31, 2009	Carrying Amount	Fair Value
Financial assets
Cash and due from financial institutions	$6,000	$6,000
Securities available-for-sale	102,095	102,095
Federal Home Loan Bank stock	4,206	N/A
Loans held for sale	981	981
Loans, net	256,275	260,311
Accrued interest receivable	1,650	1,650
Derivatives – interest rate swaps	88	88

Financial liabilities
Deposits	$(273,408)	$(263,933)
Federal Home Loan Bank advances	(52,773)	(54,547)
Subordinated debentures	(5,155)	(4,360)
FDIC guaranteed unsecured borrowings	(4,852)	(5,152)
Federal Reserve Bank discount window borrowings	(16,675)	(16,675)
Accrued interest payable	(396)	(396)

December 31, 2008	Carrying Amount	Fair Value
Financial assets
Cash and due from financial institutions	$5,628	$5,628
Securities available-for-sale	101,451	101,451
Federal Home Loan Bank stock	4,206	N/A
Loans held for sale	124	124
Loans, net	219,926	221,324
Accrued interest receivable	1,450	1,450

Financial liabilities
Deposits	$(234,814)	$(238,304)
Federal Home Loan Bank advances	(78,728)	(81,321)
Subordinated debentures	(5,155)	(3,087)
Federal Reserve Bank discount window borrowings	(650)	(650)
Accrued interest payable	(412)	(412)

(Continued)

34.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 4 – FAIR VALUE (Continued)

The methods and assumptions, not previously presented, used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and due from financial institutions, accrued interest receivable and payable, demand deposits, other secured borrowings, and variable rate loans or deposits that reprice frequently and fully. The methods for determining the fair values for securities, loans held for sale, and interest rate swap derivatives were described previously. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair value of debt is based on current rates for similar financing. It was not practicable to determine the fair value of FHLB stock due to restrictions placed on its transferability. The fair value of off-balance sheet items is not considered material.

NOTE 5 – LOAN SERVICING

Mortgage loans serviced for others are not reported as assets. The principal balances of these loans at year end are as follows:

	2009	2008
Mortgage loan portfolios serviced for:
FHLMC	$64,016	$52,739
FHLB	504	624

Total	$64,520	$53,363

Custodial escrow balances maintained in connection with serviced loans were $220 and $312 at year-end 2009 and 2008.

Activity for capitalized mortgage servicing rights was as follows:

	2009	2008
Servicing rights:
Beginning of year	$329	$412
Additions	229	32
Amortized to expense	(126)	(73)
Change in valuation allowance	(8)	(42)

End of year	$424	$329

(Continued)

35.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 5 – LOAN SERVICING (Continued)

	2009	2008
Valuation allowance:
Beginning of year	$42	$—
Additions expensed	15	42
Reductions credited to expense	(7)	—
Direct write-downs	—	—

End of year	$50	$42

The fair value of mortgage servicing rights was $473 and $329 at year-end 2009 and 2008. At year-end 2009, $106 of the mortgage servicing rights were carried at book value and $318 of the mortgage servicing rights were carried at their fair value, which is made up of the outstanding balance of $368, net of a valuation allowance of $50. Fair value at year-end 2009 was determined using a discount rate of 9.0%, prepayment speeds ranging from 11.1% to 22.7%, depending on the stratification of the specific right, and a weighted average default rate of approximately 0.5%. Fair value at year-end 2008 was determined using a discount rate of 9.0%, prepayment speeds ranging from 11.2% to 30.5%, depending on stratification of the specific right, and a weighted average default rate of approximately 0.5%.

The weighted average amortization period is 3.95 years.

NOTE 6 – PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

	2009	2008
Land	$3,268	$3,268
Buildings	9,856	9,810
Furniture, fixtures and equipment	5,728	6,089
Construction in progress	3	—

	18,855	19,167
Less: Accumulated depreciation	(7,705)	(7,456)

	$11,150	$11,711

Depreciation expense was $777 and $782 for 2009 and 2008.

(Continued)

36.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 7 – GOODWILL AND INTANGIBLE ASSETS

Goodwill: The change in goodwill during the year is as follows:

	2009	2008
Beginning of year	$8,431	$8,431
Acquired goodwill	—	—
Impairment	—	—

End of year	$8,431	$8,431

Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value, which is determined through a two-step impairment test. Step 1 includes the determination of the carrying value of our single reporting unit, including the existing goodwill and intangible assets, and estimating the fair value of the reporting unit. We determined the fair value of our reporting unit and compared it to its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, we are required to perform a second step to the impairment test.

Our annual impairment analysis as of September 30, 2009, indicated that the Step 2 analysis was not necessary. The estimate of the fair value of the reporting unit was higher than the carrying value of our reporting unit, including the existing goodwill and intangible assets, as of September 30, 2009. The Company did not record an impairment charge during 2009 or 2008.

Acquired Intangible Assets

Acquired intangible assets were as follows at year end:

	2009
	Gross Carrying Amount	Gross Accumulated Amortization	Net Carrying Value
Amortized intangible assets:
Core deposit intangibles	$1,534	$728	$806
Customer relationship intangibles	304	171	133

Total	$1,838	$899	$939

(Continued)

37.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 7 – GOODWILL AND INTANGIBLE ASSETS (Continued)

	2008
	Gross Carrying Amount	Gross Accumulated Amortization	Net Carrying Value
Amortized intangible assets:
Core deposit intangibles	$1,534	$471	$1,063
Customer relationship intangibles	304	95	209

Total	$1,838	$566	$1,272

Aggregate amortization expense for 2009 and 2008 was $333 and $436, respectively.

Estimated amortization expense for each of the next five years is as follows:

2010	$267
2011	202
2012	109
2013	85
2014	66

NOTE 8 – DEPOSITS

Time deposits of $100 thousand or more were $43,773 and $30,304 at year-end 2009 and 2008.

Scheduled maturities of time deposits for the next five years were as follows:

2010	$77,680
2011	34,615
2012	18,398
2013	4,953
2014	7,173
Thereafter	1,592

$144,411

(Continued)

38.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 9 – FEDERAL HOME LOAN BANK ADVANCES

The advance type, balances and interest rate ranges at December 31, 2009 and 2008 are as follows:

December 31, 2009

Advance Type	Balance	Interest Rate Range	Weighted Average Rate	Maturity Date Range
Fixed Rate Bullet	$28,250	2.74% to 5.03%	3.81%	January 2010 through December 2012
Putable	24,000	2.95% to 6.09%	5.25%	July 2010 through January 2013
Mortgage	538	3.00% to 5.64%	4.54%	April 2011 through July 2013

Total advances	52,788

Yield adjustment on acquired
FHLB advances	(15)

Total	$52,773

December 31, 2008

Advance Type	Balance	Interest Rate Range	Weighted Average Rate	Maturity Date Range
Fixed Rate Bullet	$37,500	2.74% to 5.03%	3.76%	January 2009 through December 2012
Putable	31,500	2.95% to 6.09%	5.42%	July 2010 through January 2013
Variable	9,000	0.65%	0.65%	June 2009
Mortgage	756	3.00% to 5.64%	4.59%	April 2011 through July 2013

Total advances	78,756

Yield adjustment on acquired
FHLB advances	(28)

Total	$78,728

(Continued)

39.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 9 – FEDERAL HOME LOAN BANK ADVANCES (Continued)

The Bank was authorized to borrow up to $77,621 from the Federal Home Loan Bank (FHLB) at December 31, 2009 and up to $81,763 at December 31, 2008. At December 31, 2009 and 2008 the Bank had indebtedness to the FHLB totaling $52,788 and $78,756. The FHLB advances held by the Bank consisted of three different types as of December 31, 2009 and four different types as of December 31, 2008. Fixed Rate Bullet Advances carry a fixed interest rate throughout the life of the advance and may not be prepaid prior to maturity without a fee being assessed by the FHLB. Putable Advances have stated interest adjustment dates on which the FHLB will have the option to adjust the interest rate and will continue to have this option quarterly thereafter. These advances may not be prepaid by the Bank prior to the FHLB exercising its option to adjust the interest rate. Variable Advances carry a variable rate throughout the life of the advance. All of the Variable Advances held by the Bank as of December 31, 2008 were short-term advances and may be prepaid at any time. Mortgage Advances carry a fixed interest rate and require annual payments of the remaining principal balance. These advances may not be prepaid by the Bank prior to maturity without a fee being assessed by the FHLB.

During June 2009, the Bank retired a $7,500 FHLB advance with a stated maturity of 2010 and a cost of 5.97%. As the advance was prepaid prior to maturity, a fee of $427 was assessed and paid by the Bank.

The required payments over the next five years are as follows:

2010	$28,935
2011	12,302
2012	6,528
2013	5,023

Total advances	$52,788

At December 31, 2009, in addition to FHLB stock, the Bank pledged mortgage, home equity and commercial real estate loans totaling approximately $108,017 to the FHLB to secure advances

(Continued)

40.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 9 – FEDERAL HOME LOAN BANK ADVANCES (Continued)

outstanding. At December 31, 2008, the Bank pledged mortgage loans totaling approximately $80,728 to the FHLB to secure advances outstanding. At December 31, 2009 and 2008, the Bank also pledged U.S. government sponsored agency securities totaling $18,022 and $36,502 to the FHLB to secure advances outstanding.

NOTE 10 – FDIC GUARANTEED UNSECURED BORROWINGS

On February 11, 2009, the Bank issued a $5,000 note due on February 15, 2012 under the FDIC Temporary Debt Guarantee Program. The note bears an interest rate of 2.74% in addition to the 100 basis point FDIC guarantee fee paid by the Bank. Interest payments are required to be made semiannually in arrears on February 15 and August 15 in each year commencing on August 15, 2009 through the maturity date. All legal and placement fees associated with this transaction were capitalized as debt issuance costs and will be amortized to interest expense over the repayment period on a straight-line basis.

NOTE 11 – SUBORDINATED DEBENTURES

In June 2003, City Savings Statutory Trust I, a trust formed by City Savings Financial Corporation, closed a pooled private offering of 5,000 trust preferred securities with a liquidation amount of $1 per security. City Savings Financial Corporation issued $5,155 of subordinated debentures to the trust in exchange for ownership of all of the common security of the trust and the proceeds of the preferred securities sold by the trust. On October 12, 2007, the Company purchased the ownership of the common securities of the trust as a result of its acquisition of City Savings Financial Corporation. In accordance with FASB Interpretation 46R, the trust is not consolidated with the Company’s financial statements, but rather the subordinated debentures are shown as a liability. The Company’s investment in the common stock of the trust was $155 and is included in other assets in the December 31, 2009 and 2008 consolidated balance sheets.

The Company may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $1, on or after June 26, 2008 at 100% of the principle amount, plus accrued and unpaid interest. The subordinated debentures mature on June 26, 2033.

The Company has the right to defer interest payments by extending the interest payment period during the term of the subordinated debentures for up to 20 consecutive quarterly periods.

(Continued)

41.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 11 – SUBORDINATED DEBENTURES (Continued)

The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the trust indenture.

The subordinated debentures may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The subordinated debentures have a variable rate of interest equal to the three month London Interbank Offered Rate (LIBOR) plus 3.10% which was 3.35% and 4.57% at year-end 2009 and 2008.

NOTE 12 – EMPLOYEE BENEFIT PLANS

401(k) Plan: The Bank maintains a defined contribution 401(k) plan for all employees. Employees must be 21 years of age to participate in the plan. There is no minimum service requirement. Basic contributions may be made by the Bank in the range of 1% to 6% of employee compensation. Voluntary participant contributions may be made in the range of 1% to 75% of employee compensation. The employer will make matching employer contributions equal to 25% of the participant’s voluntary contributions on the first 6% of the participant’s voluntary contributions. Employee contributions are 100% vested. Employer basic and matching contributions are vested over 5 years. Employer basic and matching contributions totaled approximately $72 and $111 for the years ended December 31, 2009 and 2008.

Supplemental Employee Retirement Plan: Effective August 1, 2002, a supplemental retirement plan covers selective officers. The Bank is recording an expense equal to the projected present value of payments due at retirement based on the projected remaining years of service. The obligation under the plans was approximately $1,525 and $1,233 for the years ended December 31, 2009 and 2008 and is included in other liabilities in the consolidated balance sheets. The expense attributable to the plan, included in salaries and employee benefits, was approximately $292 and $257 for the years ended December 31, 2009 and 2008.

Split-Dollar Life Insurance Plans: Effective January 1, 2003, life insurance plans were provided for certain officers on a split-dollar basis. The officer’s designated beneficiary(s) is entitled to a percentage of the death proceeds from the split-dollar policies. The Bank is entitled to the remainder of the death proceeds less any loans on the policies and unpaid interest or cash withdrawals previously incurred by the Bank. The cash surrender value of these life insurance policies related to the Bank’s supplemental employee retirement plan totaled $9,618 and $9,455 at December 31, 2009 and 2008. The Bank is the owner of the split-dollar policies. Beginning with the effective date of the plan, the Bank began to accrue a liability for the expected amount of premiums to be paid on the officer’s portion of these split-dollar policies subsequent to the officer’s retirement. At December 31, 2008, such accrued liability totaled approximately $161.

(Continued)

42.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 12 – EMPLOYEE BENEFIT PLANS (Continued)

In May 2009, the Bank terminated the post retirement benefit of these split-dollar policies and thus reversed the accrued liability of $161. During the month of December 2009, the Company received insurance settlement proceeds attributable to the death benefit from two insurance policies as a part of the Company’s bank owned life insurance plan. The net settlement proceeds totaled approximately $629, of which $188 was applied as a reduction of the cash value of the policy and the remaining $441 was recorded as tax-exempt income.

NOTE 13 – EMPLOYEE STOCK OWNERSHIP PLAN

Employees participate in an Employee Stock Ownership Plan (ESOP). The ESOP borrowed from the Company to purchase 180,894 shares of Bancorp stock at $10 per share. The Company makes discretionary contributions to the ESOP, as well as paying dividends on unallocated shares to the ESOP, and the ESOP uses funds it receives to repay the loan. When loan payments are made, ESOP shares are allocated to participants based on relative compensation and expense is recorded. Dividends on allocated shares increase participant accounts.

Participants receive the shares at the end of employment.

Contributions to the ESOP during 2009 and 2008 were $121 and $165. ESOP related expenses totaled $43 and $59 during 2009 and 2008.

Shares held by the ESOP were as follows at year-end:

	2009	2008
Allocated to participants	27,134	18,089
Unearned	153,760	162,805

Total ESOP shares	180,894	180,894

Fair value of unearned shares	$677	$855

(Continued)

43.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 14 – INCOME TAXES

Income tax expense (benefit) was as follows:

	2009	2008
Current expense (benefit)
Federal	$(128)	$221
State	—	—

	(128)	221
Deferred expense
Federal	553	(763)
State	70	(71)

	623	(834)
Change in valuation allowance related to realization of net state deferred tax asset	(70)	71

Total	$425	$(542)

The net deferred tax assets at December 31, 2009 and 2008 are as follows:

	2009	2008
Deferred tax assets
Deferred officer compensation	$587	$474
Bad debt expense	1,069	1,024
Federal net operating loss carryforwards	950	950
Indiana net operating loss carryforwards	415	503
Impairment on investment securities	—	952
Tax credit carryforwards	353	406
Write downs of other real estate owned	30	56
Capital loss carryforwards	113	27
Nonaccrual loan interest	151	57
Market value adjustment on acquired assets liabilities	44	95
Other	102	—

	3,814	4,544
Deferred tax liabilities
Mortgage servicing rights	(163)	(127)
Accretion	(1)	(1)
FHLB stock dividends	(151)	(151)
Deferred loan fees	(47)	(43)
Prepaid expenses	(84)	(73)
Depreciation	(424)	(455)
Net unrealized gains on securities available for sale	(906)	(197)
Net unrealized gains on interest rate swap	(30)	—
Amortization of other intangible assets	(362)	(489)

	(2,168)	(1,536)
Valuation allowance	(680)	(750)

	$966	$2,258

(Continued)

44.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 14 – INCOME TAXES (Continued)

The valuation allowance has been established against the portion of the Company’s net state tax deferred tax asset that management feels is not realizable as of December 31, 2009 and 2008. The Company has an Indiana net operating loss carryforward of approximately $7,470 and $8,840 at December 31, 2009 and 2008 which will expire in 2018 through 2022, if not used. The Company also has Indiana enterprise zone credit carryforwards of approximately $118 at December 31, 2009 and 2008 which will expire in 2013 through 2017, if not used. The Company has federal net operating loss carryforwards of $2,793 as of December 31, 2009 and 2008 which will expire in 2025 through 2027. The Company also has a capital loss carryforward of $63 and $69 at December 31, 2009 and 2008, which will expire in 2012. Additionally, the Bank also has federal AMT credit carryforwards of approximately $276 and $328 at December 31, 2009 and 2008 which has no expiration date.

Total income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to income (loss) before income taxes as a result of the following:

	2009	2008
Expected income tax expense (benefit) at Federal tax rate	$999	$(320)
Increase (decrease) resulting from:
Effect of tax exempt income (net)	(556)	(197)
Dividend received deduction	—	(11)
Other, net	(18)	(14)

Total income tax expense (benefit)	$425	$(542)

Effective tax rate	14.47%	57.54%

(Continued)

45.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 14 – INCOME TAXES (Continued)

Unrecognized Tax Benefits

The Company has no unrecognized tax positions at December 31, 2009 or 2008 not already addressed by the deferred tax asset valuation allowance.

Federal income tax laws provided savings banks with additional bad debt deductions through 1995, totaling $2,659 for the Company. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability would otherwise total $904 at December 31, 2009 and 2008. If the Company were liquidated or otherwise ceases to be a bank or if tax laws change, the $904 would be recorded as expense.

NOTE 15 – RELATED-PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates were as follows:

	2009	2008
Beginning balance	$1,385	$821
New loans	969	552
Effect of changes in composition of related parties	74	73
Repayments	(665)	(61)

Ending balance	$1,763	$1,385

Deposits from principal officers, directors, and their affiliates at year-end 2009 and 2008 were $1,222 and $1,681.

NOTE 16 – REGULATORY CAPITAL MATTERS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital

(Continued)

46.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 16 – REGULATORY CAPITAL MATTERS (Continued)

requirements can initiate regulatory action. Management believes as of December 31, 2009, the Bank met all capital adequacy requirements to which it is subject. Companies under $500 million in consolidated assets at the beginning of the year are not required to report consolidated regulatory capital ratios.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2009 and 2008, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

Actual and required Bank capital amounts (in millions) and ratios are presented below at year end.

	Actual		Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2009
Total Capital to risk weighted assets Bank	$42.9	15.3%	$22.4	8.0%	$28.0	10.0%
Tier 1 (Core) Capital to risk weighted assets Bank	40.2	14.3	11.2	4.0	16.8	6.0
Tier 1 (Core) Capital to average assets Bank	40.2	10.4	15.4	4.0	19.3	5.0

2008
Total Capital to risk weighted assets Bank	$39.2	16.5%	$19.0	8.0%	$23.7	10.0%
Tier 1 (Core) Capital to risk weighted assets Bank	36.6	15.4	9.5	4.0	14.2	6.0
Tier 1 (Core) Capital to average assets Bank	36.6	10.4	14.1	4.0	17.6	5.0

(Continued)

47.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 16 – REGULATORY CAPITAL MATTERS (Continued)

The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, FHLB advances and dividends, or the Bank must convert to a commercial bank charter. Management believes that this test is met.

Dividend Restrictions—The Bancorp’s principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above. During 2010, the Company could, without prior approval, declare dividends of approximately $2,112 plus any 2010 net profits retained to the date of the dividend declaration.

NOTE 17 – DERIVATIVES

The Company utilizes interest rate swap agreements as part of its asset liability management strategy to help manage its interest rate risk position. The notional amount of the interest rate swaps does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreements.

Interest Rate Swaps Designated as Cash Flow Hedges: Interest rate swaps with notional amounts of $15.25 million as of December 31, 2009, were designated as cash flow hedges of subordinated debentures and certain CDARS deposits and were determined to be fully effective during all periods presented. As such, no amount of ineffectiveness has been included in net income. Therefore, the aggregate fair value of the swaps is recorded in other assets (liabilities) with changes in fair value recorded in other comprehensive income (loss). The amount included in accumulated other comprehensive income (loss) would be reclassified to current earnings should the hedges no longer be considered effective. The hedge would no longer be considered effective if a portion of the hedge becomes ineffective, the item hedged is no longer in existence or the Company discontinues hedge accounting. The Company expects the hedges to remain fully effective during the remaining terms of the swaps. The Company does not expect any amounts to be reclassed from other comprehensive income over the next 12 months.

(Continued)

48.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 17 – DERIVATIVES (Continued)

Information related to the interest-rate swaps designated as cash flow hedges as of year-end is as follows:

Subordinated debentures
Notional amount	$5,000
Fixed interest rate payable	5.54%
Variable interest rate receivable (Three month LIBOR plus 3.10%)	3.35%
Maturity date	March 26, 2014
Unrealized gains	34

CDARS deposits
Notional amount	$10,250
Fixed interest rate payable	3.19%
Variable interest rate receivable (One month LIBOR plus 0.55%)	0.78%
Maturity date	October 9, 2014
Unrealized gains	54

Interest income (expense) recorded on these swap transactions totaled $122 during 2009 and is reported as a component of interest expense on subordinated debentures and deposits.

The following table presents the net gains recorded in accumulated other comprehensive income and the Consolidated Statements of Income relating to the cash flow derivative instruments for the year ended December 31:

	Amount of gain recognized in OCI (Effective Portion) 2009	Amount of gain reclassified from OCI to interest income 2009	Amount of gain recognized in other non interest income (Ineffective Portion) 2009

Interest rate contracts	$58	$—	$—

(Continued)

49.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 17 – DERIVATIVES (Continued)

The following table reflects the cash flow hedges included in the Consolidated Balance Sheet as of December 31:

	2009
	Notional Amount	Fair Value
Included in other assets:
Interest rate swaps related to Subordinated debentures	$5,000	$34
CDARS deposits	10,250	54

Total included in other assets	$15,250	$88

The counterparty to the Company’s derivatives is exposed to credit risk whenever the derivative is in a liability position. As a result, the Company has collateralized the liability with cash and security collateral held in safekeeping by Bank of New York. At year-end 2009, the Company has $100 in cash and a security with a fair value of $251 posted as collateral for these derivatives.

NOTE 18 – LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

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

The contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows:

	2009		2008
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to make loans	$2,316	$76	$5,077	$2,841
Unused lines of credit	11,078	25,588	6,344	20,496
Standby letters of credit	85	4,170	85	3,339

Total	$13,479	$29,834	$11,506	$26,676

(Continued)

50.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 18 – LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES (Continued)

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments have interest rates ranging from 6.25% to 6.75% at December 31, 2009 and 2.78% to 7.00% at December 31, 2008 with maturities ranging from 12 months to 10 years.

NOTE 19 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of LaPorte Bancorp, Inc. at December 31, 2009 and 2008 and for the years ended December 31, 2009 and 2008 is as follows:

CONDENSED BALANCE SHEETS

December 31, 2009 and 2008

	2009	2008
ASSETS
Cash and cash equivalents	$945	$1,000
ESOP loan receivable	1,558	1,626
Investment in banking subsidiary	51,375	47,879
Investment in statutory trust	155	155
Accrued interest receivable and other assets	1,002	725

Total assets	$55,035	$51,385

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debentures	$5,155	$5,155
Accrued interest payable and other liabilities	8	88
Shareholders’ equity	49,872	46,142

Total liabilities and shareholders’ equity	$55,035	$51,385

(Continued)

51.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 19 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME

Years ended December 31, 2009 and 2008

	2009	2008
Dividends from banking subsidiary	$725	$1,600
Interest income	61	128
Interest expense	(267)	(329)
Other expense	(179)	(234)

Income (loss) before income tax and undistributed subsidiary income	340	1,165

Income tax benefit	(131)	(148)

Equity in excess distributed income or net income (loss) of banking subsidiary	2,041	(1,713)

Net income (loss)	$2,512	$(400)

CONDENSED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2009 and 2008

	2009	2008
Cash flows from operating activities
Net income (loss)	$2,512	$(400)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Equity in excess distributed income or net (gain) loss of banking subsidiary	(2,041)	1,713
Change in other assets	(255)	(148)
Change in other liabilities	(80)	31

Net cash from operating activities	136	1,196

Cash flows from investing activities
Payments received on ESOP loan	68	43

Net cash from investing activities	68	43

Cash flows from financing activities
Purchase of treasury stock	(259)	(774)

(Continued)

52.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 19 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2009 and 2008

	2009	2008

Net change in cash and cash equivalents	(55)	465

Beginning cash and cash equivalents	1,000	535

Ending cash and cash equivalents	$945	$1,000

NOTE 20 – EARNINGS (LOSS) PER SHARE

Diluted earnings (loss) per common share is equal to basic earnings (loss) per common share for the year ended December 31, 2009 and 2008, as there were no outstanding equity plans which would have a dilutive effect. The factors used in the earnings (loss) per common share computation follow:

	2009	2008
Basic
Net income (loss)	$2,512	$(400)

Weighted average common shares outstanding	4,635,823	4,772,576
Less: Average unallocated ESOP shares	(158,283)	(167,327)

Average shares	4,477,541	4,605,249

Basic and diluted earnings (loss) per common share	$0.56	$(0.09)

There were no potential dilutive common shares for the periods presented.

(Continued)

53.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 21 – OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related tax effects were as follows:

	2009	2008
Net unrealized holding gains (losses) on securities available for sale arising during the year	$2,786	$(530)
Reclassification adjustment for net (gains) losses included in net income (loss)	(702)	(261)
Other than temporary impairment on investment securities	—	1,711

Net unrealized gains	2,084	920
Tax expense	708	313

Net-of-tax amount	1,376	607

Change in fair value of derivatives used for cash flow hedges	88	—
Reclassification adjustments for gains realized in income	—	—

Net unrealized gains	88	—
Tax expense	30	—

Net-of-tax amount	58	—

	$1,434	$607

(Continued)

54.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 21 – OTHER COMPREHENSIVE INCOME (LOSS) (Continued)

The following is a summary of the accumulated other comprehensive income balances, net of tax:

	Balance at December 31, 2008	Current Period Change	Balance at December 31, 2009

Unrealized gain on securities available for sale	$383	$1,376	$1,759
Unrealized gain on derivatives used for cash flow hedges	—	58	58

Total	$383	$1,434	$1,817

(Continued)

55.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 22 – QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest Income	Net Interest Income	Net Income (Loss)		Earnings (Loss) Per Share Basic and Diluted
2009
First quarter	$4,637	$2,510	$490		$0.11
Second quarter	4,634	2,519	502		0.11
Third quarter	4,799	2,785	589		0.13
Fourth quarter	4,930	2,921	931	[1]	0.21

2008
First quarter	$5,028	$2,409	$162	[2]	$0.04
Second quarter	4,868	2,489	406		0.09
Third quarter	4,834	2,574	(1,051)[3]		(0.23)
Fourth quarter	4,627	2,453	83	[4]	0.02

[1]	Net income for the fourth quarter of 2009 included $441 tax-exempt income from death benefit proceeds from two insurance policies as a part of the Company’s bank owned life insurance plans.

[2]	Net income for the first quarter of 2008 included a $142 other than temporary impairment loss on certain investment securities, or $94 net of tax.

[3]

Net loss for the third quarter of 2008 included a $374 provision for loan losses, or $247 net of tax, and a $1,490 other than temporary impairment loss on certain investment securities, or $1,327 net of tax.

[4]	Net income for the fourth quarter of 2008 included a $659 provision for loan losses, or $435 net of tax.

56.