Form 10-K, Exhibit 13
period 2010-12-31
LaPorte Bancorp, Inc.
filed 2011-03-23
CIK 1400848

Crowe Horwath LLP
Independent Member Crowe Horwath International

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

LaPorte Bancorp, Inc.

LaPorte, Indiana

We have audited the accompanying consolidated balance sheets of LaPorte Bancorp, Inc. as of December 31, 2010 and 2009 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LaPorte Bancorp, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Crowe Horwath LLP

South Bend, Indiana

March 22, 2011

LAPORTE BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2010 and 2009

(Dollar amounts in thousands, except share and per share data)

	2010	2009
ASSETS
Cash and due from financial institutions	$5,868	$6,000
Securities available for sale	119,377	102,095
Federal Home Loan Bank (FHLB) stock, at cost (restricted)	4,038	4,206
Loans held for sale, at fair value	4,156	981
Loans, net of allowance for loan losses of $3,943 at December 31, 2010 and $2,776 at December 31, 2009	273,103	256,275
Mortgage servicing rights	414	424
Other real estate owned	1,516	554
Premises and equipment, net	10,332	11,150
Goodwill	8,431	8,431
Other intangible assets	675	939
Bank owned life insurance	10,479	9,618
Accrued interest receivable and other assets	5,881	5,154

Total assets	$444,270	$405,827

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$34,999	$34,066
Interest bearing	282,339	239,342

Total deposits	317,338	273,408
Federal Home Loan Bank advances	61,675	52,773
Subordinated debentures	5,155	5,155
Federal Deposit Insurance Corporation guaranteed unsecured borrowings	4,916	4,852
Federal Reserve Bank discount window borrowings	—	16,675
Accrued interest payable and other liabilities	5,138	3,092

Total liabilities	394,222	355,955

Loan commitments and other related activities (Note 18)

Shareholders’ equity
Preferred stock, no par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 19,000,000 shares authorized; 4,783,163 shares issued; and 4,586,363 and 4,607,963 shares outstanding at December 31, 2010 and December 31, 2009	48	48
Additional paid-in capital	21,160	21,188
Surplus	770	770
Retained earnings	31,211	28,620
Accumulated other comprehensive income (loss), net of tax (benefit) of $(283) and $936 at December 31, 2010 and 2009	(550)	1,817
Treasury stock, at cost (2010 – 196,800 shares, 2009 – 175,200 shares)	(1,144)	(1,033)
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,447)	(1,538)

Total shareholders’ equity	50,048	49,872

Total liabilities and shareholders’ equity	$444,270	$405,827

See accompanying notes to consolidated financial statements.

1.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2010 and 2009

(Dollar amounts in thousands, except share and per share data)

	2010	2009
Interest and dividend income
Loans, including fees	$16,371	$14,431
Taxable securities	2,564	3,862
Tax exempt securities	1,155	582
FHLB stock	79	121
Other interest income	11	4

Total interest and dividend income	20,180	19,000

Interest expense
Deposits	4,679	4,972
Federal Home Loan Bank advances	2,096	2,833
Subordinated debentures	281	267
FDIC guaranteed unsecured borrowings	201	177
Federal funds purchased and other short-term borrowings	11	16

Total interest expense	7,268	8,265

Net interest income	12,912	10,735

Provision for loan losses	3,472	851

Net interest income after provision for loan losses	9,440	9,884

Noninterest income
Service charges on deposits	728	855
ATM and debit card fees	367	317
Brokerage fees, net	—	(4)
Trust fees	6	170
Earnings on life insurance, net	381	351
Net gains on mortgage banking activities	814	942
Loan servicing fees, net	29	13
Net gains on securities	1,063	702
Warehouse loan fees	800	272
Losses on sales of other assets	(168)	(130)
Bank owned life insurance death benefit	5	441
Other income	480	282

Total noninterest income	4,505	4,211

Noninterest expense
Salaries and employee benefits	5,823	5,498
Occupancy and equipment	1,797	1,861
Data processing	461	458
Advertising	196	240
Bank examination fees	537	525
Amortization of intangibles	264	333
Collection and other real estate owned	133	131
FDIC insurance	437	575
FHLB advances prepayment penalty	—	427
Other expenses	1,161	1,110

Total noninterest expense	10,809	11,158

Income before income taxes	3,136	2,937
Income tax expense	545	425

Net income	$2,591	$2,512

Earnings per share:
Basic and diluted (Note 20)	$0.58	$0.56

See accompanying notes to consolidated financial statements.

2.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2010 and 2009

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

(Continued)

3.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2010 and 2009

(Dollar amounts in thousands, except share and per share data)

	Common Stock	Additional Paid-In Capital	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Tax	Treasury Stock	Unearned ESOP Shares	Total

Balance at January 1, 2010	$48	$21,188	$770	$28,620	$1,817	$(1,033)	$(1,538)	$49,872

Comprehensive income:
Net income	—	—	—	2,591	—	—	—	2,591
Other comprehensive income:
Net change in unrealized gain (loss) on securities available for sale, net of reclassification adjustments and tax effects	—	—	—	—	(1,319)	—	—	(1,319)
Net change in unrealized gain (loss) on derivative instruments, net of tax effects	—	—	—	—	(1,048)	—	—	(1,048)

Total comprehensive income								224

Treasury shares purchased, 21,600 shares	—	—	—	—	—	(111)	—	(111)

ESOP shares earned, 9,044 shares	—	(28)	—	—	—	—	91	63

Balance at December 31, 2010	$48	$21,160	$770	$31,211	$(550)	$(1,144)	$(1,447)	$50,048

See accompanying notes to consolidated financial statements.

4.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2010 and 2009

(Dollar amounts in thousands, except share and per share data)

	2010	2009
Cash flows from operating activities
Net income	$2,591	$2,512
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	703	777
Provision for loan losses	3,472	851
Net gains on securities	(1,063)	(702)
Net gains on sales of loans	(691)	(713)
Originations of loans held for sale	(43,246)	(53,398)
Proceeds from sales of loans held for sale	40,762	53,254
Recognition of mortgage servicing rights	(123)	(229)
Amortization of mortgage servicing rights	91	126
Net change in mortgage servicing rights valuation allowance	42	8
Gain on sales of other real estate owned	(12)	(23)
Write down of other real estate owned	169	114
Earnings on life insurance, net	(366)	(604)
Amortization of intangible assets	264	333
ESOP compensation expense	63	43
Amortization of issuance costs of unsecured borrowing	64	55
Changes in assets and liabilities:
Accrued interest receivable and other assets	404	(700)
Accrued interest payable and other liabilities	546	23

Net cash from operating activities	3,670	1,727

Cash flows from investing activities
Net change in loans	(21,881)	(37,561)
Proceeds from sales of other real estate owned	968	637
Proceeds from maturities, calls and principal repayments of securities available for sale	39,306	30,420
Proceeds from sales of securities available for sale	41,904	28,324
Proceeds from redemption of FHLB stock	168	—
Purchases of securities available for sale	(99,427)	(56,602)
Premises and equipment expenditures, net	(391)	(216)
Bank owned life insurance death benefits	5	441
Purchase of bank owned life insurance	(500)	—

Net cash from investing activities	(39,848)	(34,557)

(Continued)

5.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2010 and 2009

(Dollar amounts in thousands, except share and per share data)

	2010	2009
Cash flows from financing activities
Net change in deposits	$43,930	$38,594
Net change in FHLB advances	8,902	(25,955)
Net change in Federal Reserve Bank discount window borrowings	(16,675)	16,025
Proceeds from issuance of unsecured borrowing, net of issuance costs	—	4,797
Purchase of treasury stock	(111)	(259)

Net cash from financing activities	36,046	33,202

Net change in cash and cash equivalents	(132)	372

Cash and cash equivalents at beginning of year	6,000	5,628

Cash and cash equivalents at end of year	$5,868	$6,000

Supplemental cash flow information:
Interest paid	$7,257	$8,281
Income taxes paid	746	45

Supplemental noncash disclosures:
Transfers from loans receivable to other real estate owned	$1,581	$361
Transfers from premises and equipment, net to other real estate owned	506	—

See accompanying notes to consolidated financial statements.

6.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include the accounts of LaPorte Bancorp, Inc. (“the Bancorp”), its wholly owned subsidiary, The LaPorte Savings Bank (“the Bank”) and the Bank’s wholly owned subsidiary, LPSB Investments LTD., Cayman (“LPSB Ltd.”), together referred to as “the Company.” The Bancorp was formed on October 12, 2007 and acquired City Savings Financial Corporation and its subsidiary, City Savings Bank, which were merged into the Bancorp and the Bank. Intercompany transactions and balances are eliminated in consolidation. LaPorte Bancorp, Inc. is a majority owned (54.99%) subsidiary of LaPorte Savings Bank, MHC. These financial statements do not include the transactions and balances of LaPorte Savings Bank, MHC.

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

Cash Flows: Cash and cash equivalents includes cash, deposits with other financial institutions with original maturities under 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, federal funds purchased, Federal Home Loan Bank advances and Federal Reserve Bank discount window borrowings.

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax, as a separate component of shareholders’ equity. Trading securities are carried at fair value, with changes in unrealized holding gains and losses included in income.

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

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market are carried at fair value, as determined by outstanding commitments from investors.

The carrying value of mortgage loans sold with servicing rights retained is reduced by the amount allocated to the servicing right. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

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

Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Consumer loans are typically charged off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. A loan is moved to non-accrual status in accordance with the Company’s policy, typically after 90 days of non-payment.

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

The recorded investment in loans is the loan balance plus unamortized net deferred loan costs less unamortized net deferred loan fees. The total amount of accrued interest on loans as of December 31, 2010 was $595.

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

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired.

A loan is impaired when based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of shortfall in relation to the principal and interest owed.

All individually classified commercial and commercial real estate loans are evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures. Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

(Continued)

10.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the last three years. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other change in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

The following portfolio segments have been identified: Commercial, Mortgage, Mortgage Warehouse, Residential Construction, Indirect Auto, Home Equity and Consumer and Other. The risk characteristics of each of the identified portfolio segments are as follows:

Commercial – Subject to decreases in demand for certain products or services; increasing production costs; increases in interest rates on adjustable rate loans may impact borrowers’ ability to continue payments; adverse market conditions which may cause a decrease in the value of underlying collateral.

Mortgage – Subject to adverse market conditions which may cause a decrease in the value of underlying collateral; adverse employment conditions in the local economy which may lead to an increase in default rates; incremental rate increases on adjustable rate mortgages may impact borrowers’ ability to continue payments.

Mortgage Warehouse – Subject to higher fraud risk than our other lending areas; decreased market values in real estate throughout the country.

Residential Construction – Subject to adverse market conditions which may cause a decrease in the value of underlying collateral; adverse employment conditions in the local economy which may lead to an increase in default rates.

Indirect Auto – Subject to higher fraud risk than our other lending areas; adverse employment conditions in the local economy which may lead to an increase in default rates; decreased value of the underlying collateral.

Home Equity – Subject to adverse employment conditions in the local economy which may lead to an increase in default rates; decreased market values due to adverse real estate market conditions.

Consumer and Other – Subject to adverse employment conditions in the local economy which may lead to an increase in default rates; decreased value of the underlying collateral.

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

Mortgage Servicing Rights: When mortgage loans are sold with servicing retained, servicing rights are initially recorded at fair value with the income statement effect recorded in net gains on mortgage banking activities. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. The Company compares the valuation model inputs and results to published industry data in order to validate the model results and assumptions. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

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

Servicing fee income, which is reported on the consolidated statements of income as loan servicing fees, net, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Loan servicing fees, net totaled $29 and $13 for the years ended December 2010 and 2009. Late fees and ancillary fees related to loan servicing are not material.

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

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value, less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight line method with useful lives ranging from 5 to 30 years. Furniture, fixtures and equipment are depreciated on an accelerated or straight line method with useful lives ranging from 3 to 10 years.

Federal Home Loan Bank (FHLB) Stock: The Bank is a member of the FHLB system. Members are required to own a certain amount of FHLB stock based on the level of FHLB borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Cash dividends are reported as income.

Bank Owned Life Insurance: The Bank has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

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

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

(Continued)

13.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Derivatives: At the inception of a derivative contract, the Company designates the derivative as one of three types based on the Company’s intentions and belief as to likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value hedge”), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”), or (3) an instrument with no hedging designation (“stand-alone derivative”). As of December 31, 2010, the Company had entered into four cash flow hedge transactions and one fair value hedge transaction. For a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in current earnings as fair values change. For a cash flow hedge, the gain or loss on the derivative is reported in other comprehensive income and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. For both types of hedges, changes in the fair value of derivatives that are not highly effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized immediately in current earnings. Changes in the fair value of derivatives that do not qualify for hedge accounting are reported currently in earnings, as noninterest income.

Net cash settlements on derivatives that qualify for hedge accounting are recorded in interest income or interest expense, based on the item being hedged. Net cash settlements on derivatives that do not qualify for hedge accounting are reported in noninterest income. Cash flows on hedges are classified in the cash flow statement the same as the cash flows of the items being hedged.

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

When hedge accounting is discontinued, subsequent changes in fair value of the derivative are recorded as noninterest income. When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transactions are still expected to occur, gains or losses that were accumulated in other comprehensive income (loss) are amortized into earnings over the same periods which the hedged transactions will affect earnings.

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

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. There were no potentially dilutive shares for any periods presented. Diluted earnings per common share is equal to basic earnings per common share for the years ended December 31, 2010 and 2009, as there were no outstanding equity plans which would have a dilutive effect.

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

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or shareholders’ equity.

Adoption of New Accounting Standards:

FASB ASC 860

In June 2009, the FASB issued new guidance impacting FASB ASC 860, Transfers and servicing (Statement No. 166 – Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140). The new guidance removes the concept of a qualifying special-purpose entity and limits the circumstances in which a financial asset, or portion of a financial asset, should be derecognized when the transferor has not transferred the entire financial asset to an entity that is not consolidated with the transferor in the financial statements being presented and/or when the transferor has continuing involvement with the transferred financial asset. The new standard became effective for the Company on January 1, 2010 and did not have a material impact on the Company’s consolidated financial condition or results of operations.

(Continued)

16.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

FASB ASC 810-10

In June 2009, the FASB issued new guidance impacting FASB ASC 810-10, which amended guidance for consolidation of variable interest entities by replacing the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. This new guidance became effective for the Company on January 1, 2010 and did not have a material impact on the Company’s consolidated financial condition or results of operations.

FASB ASC 310

In April 2009, the FASB issued an update (ASU No. 2010-18, Effect of a Loan Modification When the Loan Is Part of a Pool That is Accounted for as a Single Asset) impacting FASB ASC 310-30, Receivables – Loans and Debt Securities Acquired with Deteriorated Credit Quality. Under the amendments, modifications of loans that are accounted for within a pool do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. This update was effective for the Company for the interim reporting period beginning after June 15, 2010. The adoption of this updated did not have a material impact on the Company’s consolidated financial condition or results of operations.

FASB ASU 2010-06

In January 2010, the FASB issued FASB Accounting Standards Update No. 2010-06, Fair Value Measurements and Disclosures (ASC 820). This Update amended existing guidance for fair value measurements and disclosures which requires disclosures for transfers in and out of Levels 1 and 2 fair value measurements and activity in Level 3 fair value measurements. The amendments in the guidance also clarify existing disclosures for level of disaggregation and disclosures about inputs and valuation techniques. The amendments in the guidance also include conforming amendments to the guidance on employers’ disclosures about postretirement benefit plan assets. The guidance was effective for interim and annual report periods beginning after December 15, 2009, except for the disclosures about activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The effect of adopting this new guidance did not have any material effect on the Company’s consolidated financial condition or results of operations.

(Continued)

17.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

FASB ASC 820-10

In July 2010, the FASB issued an update (ASU No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses). The objective of the update is for an entity to provide disclosures that facilitate financial statement users’ evaluation of the nature of credit risk inherent in the entity’s portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses and the changes and reasons for those changes in the allowance for credit losses. This update provides a list of amendments to existing disclosures about financing receivables on a disaggregated basis with two levels – portfolio segment and class of financing receivable, as well as a list of additional disclosures about financing receivables. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. In January 2011, the FASB temporarily delayed the effective date of the disclosures about troubled debt restructurings. Those disclosures are anticipated to be effective for interim and annual reporting periods ending after June 15, 2011. The Company is currently evaluating the impact of adopting this standard on the consolidated financial statements, however, it does not expect to have a material effect on the Company’s consolidated financial condition or results of operations.

Newly Issued Not Yet Effective Standards:

No new accounting standards have been issued that are not yet effective that are expected to have a significant impact on the Company’s consolidated financial condition or results of operations.

NOTE 2 – SECURITIES

The following table summarizes the amortized cost and fair value of the available-for-sale securities portfolio at December 31, 2010 and 2009 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2010
U.S. federal agency	$20,950	$311	$(181)	$21,080
State and municipal	39,779	503	(454)	39,828
Mortgage-backed securities - residential	25,009	643	(222)	25,430
Government agency sponsored collateralized mortgage obligations	32,943	503	(437)	33,009
Privately held collateralized mortgage obligations	29	1	—	30

Total	$118,710	$1,961	$(1,294)	$119,377

(Continued)

18.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 2 – SECURITIES (Continued)

	Amortized Costs	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2009
U.S. federal agency	$13,112	$19	$(159)	$12,972
State and municipal	24,761	597	(94)	25,264
Mortgage-backed securities - residential	29,732	1,350	—	31,082
Government agency sponsored collateralized mortgage obligations	25,755	845	(26)	26,574
Privately held collateralized mortgage obligations	1,077	9	(18)	1,068
Corporate debt securities	4,993	165	(23)	5,135

Total	$99,430	$2,985	$(320)	$102,095

At December 31, 2010 and 2009, mortgage backed securities available-for-sale consisted solely of Federal Home Loan Mortgage Corporation, Federal National Mortgage Association and Government National Mortgage Association issues.

The proceeds from sales of securities available-for-sale were as follows:

	2010	2009

Proceeds	$41,904	$28,324
Gross gains	1,110	728
Gross losses	(28)	(24)

Proceeds from calls of securities available for sale during the years ended December 31, 2010 and 2009 were $22,601 and $9,071 with gross gains of $12 and $2 and gross losses of $(31) and $(4).

The amortized cost and fair value of the investment securities portfolio are shown by expected maturity. Securities not due at a single maturity date, primarily mortgage-backed securities and CMOs, are shown separately.

	December 31, 2010
	Amortized Cost	Fair Value

Due in one year or less	$—	$—
Due from one to five years	19,035	19,267
Due from five to ten years	7,128	7,147
Due after ten years	34,566	34,494

Subtotal	60,729	60,908
Mortgage-backed securities and CMOs	57,981	58,469

Total	$118,710	$119,377

(Continued)

19.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 2 – SECURITIES (Continued)

Securities pledged at year-end 2010 and 2009 had a carrying amount of approximately $36,195 and $70,561 and were pledged to secure public deposits, FHLB advances, short-term borrowings through the Federal Reserve Bank discount window and cash flow hedges.

At year-end 2010 and 2009, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

Securities with unrealized losses at year-end 2010 and 2009, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

December 31, 2010	Continuing Unrealized Loss For Less Than 12 Months		Continuing Unrealized Loss For 12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

U.S. federal agency	$9,935	$(181)	$—	$—	$9,935	$(181)
State and municipal	16,766	(454)	—	—	16,766	(454)
Mortgage-backed securities – residential	11,718	(222)	—	—	11,718	(222)
Government agency sponsored collateralized mortgage obligations	13,615	(437)	—	—	13,615	(437)

Total temporarily impaired	$52,034	$(1,294)	$—	$—	$52,034	$(1,294)

December 31, 2009	Continuing Unrealized Loss For Less Than 12 Months		Continuing Unrealized Loss For 12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

U.S. federal agency	$10,582	$(159)	$—	$—	$10,582	$(159)
State and municipal	5,496	(67)	678	(27)	6,174	(94)
Government agency sponsored collateralized mortgage obligations	3,599	(26)	—	—	3,599	(26)
Privately held collateralized mortgage obligations	257	(1)	286	(17)	543	(18)
Corporate debt securities	—	—	962	(23)	962	(23)

Total temporarily impaired	$19,934	$(253)	$1,926	$(67)	$21,860	$(320)

(Continued)

20.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 2 – SECURITIES (Continued)

At December 31, 2010, the Company held 64 investments in debt securities which were in an unrealized loss position of which all were in an unrealized loss position for less than twelve months. Management periodically evaluates each investment security for potential other than temporary impairment, relying primarily on industry analyst reports and observation of market conditions and interest rate fluctuations. Management believes it will be able to collect all amounts due according to the contractual terms of the underlying investment securities and that the noted declines in fair value are considered temporary and due only to normal market interest rate fluctuations. The Company does not intend to sell the securities and it is not more likely than not to be required to sell the debt security before its anticipated recovery.

NOTE 3 – LOANS

Loans at year end were as follows:

		2010	2009

	Commercial	$124,714	$115,520
	Mortgage	57,144	70,127
	Mortgage warehouse	69,600	43,765
	Residential construction	2,283	2,023
	Indirect auto	3,390	4,812
	Home equity	14,187	15,704
	Consumer and other	5,595	6,978

	Subtotal	276,913	258,929
Less:	Net deferred loan (fees) costs	133	122
	Allowance for loan losses	(3,943)	(2,776)

	Loans, net	$273,103	$256,275

As of December 31, 2010 and 2009, the Bank had repurchase agreements with nine and ten mortgage companies, respectively. For the year ended December 31, 2010, the mortgage companies originated $2,636,203 in mortgage loans and sold $2,605,039 in mortgage loans. The Bank recorded interest income of $3,877, mortgage warehouse loan fees of $800 and wire transfer fees of $268 for the year ended December 31, 2010. For the year ended December 31, 2009, the mortgage companies originated $604,755 in mortgage loans and sold $560,991 in mortgage loans. The Bank recorded interest income of $1,456, mortgage warehouse loan fees of $272 and wire transfer fees of $71 for the year ended December 31, 2009.

Activity in the allowance for loan losses was as follows:

	2010	2009

Beginning balance	$2,776	$2,512
Provision for loan losses	3,472	851
Loans charged-off	(2,333)	(640)
Recoveries	28	53

Ending balance	$3,943	$2,776

(Continued)

21.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 3 – LOANS (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2010:

	Commercial	Mortgage	Mortgage Warehouse	Residential Construction	Indirect Auto	Home Equity	Consumer and Other	Unallocated	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$813	$60	$—	$—	$—	$15	$—	$—	$888
Collectively evaluated for impairment	2,334	329	139	17	28	127	81	—	3,055
Acquired with deteriorated credit quality	—	—	—	—	—	—	—	—	—

Total ending allowance	$3,147	$389	$139	$17	$28	$142	$81	$—	$3,943

Loans:
Loans individually evaluated for impairment	$5,408	$1,224	$—	$87	$—	$377	$—	$—	$7,096
Loans collectively evaluated for impairment	118,779	55,751	69,600	2,187	3,390	13,858	5,600	—	269,165
Loans acquired with deteriorated credit quality	622	162	—	—	—	—	1	—	785

Total ending loan balance	$124,809	$57,137	$69,600	$2,274	$3,390	$14,235	$5,601	$—	$277,046

The recorded investment in loans does not include accrued interest.

(Continued)

22.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 3 – LOANS (Continued)

Individually impaired loans were as follows:

2009
Year-end loans with no allocated allowance for loan losses	$3,067
Year-end loans with allocated allowance for loan losses	4,397

Total	$7,464

Amount of the allowance for loan losses allocated to impaired loans	$614

	2010	2009

Average of individually impaired loans during year	$6,076	$6,622
Interest income recognized during impairment	71	21
Cash-basis interest income recognized	—	—

The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2010:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
With no related allowance recorded:
Commercial:
Real Estate	$1,185	$1,184	$—
Land	2,323	2,323	—
Mortgage	732	732	—
Residential construction:
Land	87	88	—

Subtotal	4,327	4,327	—

With an allowance recorded:
Commercial:
Real Estate	1,843	1,843	812
Land	57	57	1
Mortgage	492	492	60
Home equity	377	377	15

Subtotal	2,769	2,769	888

Total	$7,096	$7,096	$888

The recorded investment in loans does not include accrued interest.

(Continued)

23.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 3 – LOANS (Continued)

Nonaccrual loans and loans past due 90 days still on accrual were as follows:

	2010	2009

Loans past due over 90 days still on accrual	$—	$—
Nonaccrual loans	6,892	7,716

Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

The following table presents the recorded investment in nonaccrual loans and loans past due over 90 days still on accrual by class of loans as of December 31, 2010:

	Nonaccrual	Loans Past Due Over 90 Days Still Accruing
Commercial:
Real estate	$2,819	$—
Land	2,381	—
Mortgage	1,224	—
Residential construction:
Land	87	—
Indirect auto	4	—
Home equity	377	—

Total	$6,892	$—

The recorded investment in loans does not include accrued interest.

(Continued)

24.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 3 – LOANS (Continued)

The following table presents the aging of the recorded investment in past due loans as of December 31, 2010 by class of loans:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total
Commercial:
Commercial and other	$—	$35	$—	$35	$17,994	$18,029
Real estate	1,328	—	1,580	2,908	76,948	79,856
Five or more family	48	—	—	48	11,530	11,578
Construction	—	—	—	—	4,943	4,943
Land	—	—	133	133	10,270	10,403
Mortgage	1,200	—	1,021	2,221	54,916	57,137
Mortgage warehouse	—	—	—	—	69,600	69,600
Residential construction:
Construction	—	—	—	—	1,876	1,876
Land	44	—	87	131	267	398
Indirect auto	31	—	4	35	3,355	3,390
Home equity	—	377	—	377	13,858	14,235
Consumer and other	153	—	—	153	5,448	5,601

Total	$2,804	$412	$2,825	$6,041	$271,005	$277,046

The recorded investment in loans does not include accrued interest.

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. The analysis includes loans with risk ratings of Special Mention, Substandard and Doubtful. This analysis is performed on a quarterly basis. The Company uses the following definitions for risk ratings:

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

(Continued)

25.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 3 – LOANS (Continued)

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. Loans listed as not rated are included in groups of homogeneous loans. The credit quality indicator on loans not rated is based on their individual payment performance. As of December 31, 2010, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	Not Rated	Pass	Special Mention	Substandard	Doubtful
Commercial:
Commercial and other	$213	$17,736	$29	$51	$—
Real estate	419	69,094	4,820	4,743	780
Five or more family	216	11,187	175	—	—
Construction	—	4,690	253	—	—
Land	—	6,427	684	3,292	—
Mortgage	47,086	7,525	520	1,951	55
Mortgage warehouse	69,600	—	—	—	—
Residential construction:
Construction	1,876	—	—	—	—
Land	311	—	—	87	—
Indirect auto	3,353	37	—	—	—
Home equity	13,458	141	109	150	377
Consumer and other	4,294	1,307	—	—	—

Total	$140,826	$118,144	$6,590	$10,274	$1,212

The recorded investment in loans does not include accrued interest.

Purchased Loans:

The Company purchased loans during 2007, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans is as follows at year end:

	2010	2009

Commercial	$66	$93
Commercial real estate	962	1,000
Consumer	9	16
Residential real estate	163	170

Outstanding balance	$1,200	$1,279

Carrying amount, net of allowance of $0	$1,035	$797

(Continued)

26.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 3 – LOANS (Continued)

Accretable yield, or income expected to be collected, is as follows:

	2010	2009
Beginning balance	$29	$78
New loans purchased	—	—
Reclassification from nonaccretable yield	316	97
Accretion of income	(95)	(146)
Disposals	—	—

Ending balance	$250	$29

For those purchased loans disclosed above, the Company did not increase the allowance for loan losses during 2010 or 2009. No allowances for loan losses were reversed during 2010 or 2009.

There were no such loans purchased during 2010 or 2009.

Income is not recognized on certain purchased loans if the Company cannot reasonably estimate cash flows expected to be collected. The carrying amounts of such loans were $50 and $51 at December 31, 2010 and 2009.

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

Derivatives-Interest Rate Swaps: The fair values of derivatives are based on valuation models using observable market data as of the measurement date (Level 2).

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 4 – FAIR VALUE (Continued)

Assets and liabilities measured at fair value on a recurring basis, including financial assets and liabilities for which the Company has elected the fair value option, are summarized below:

		Fair Value Measurements at December 31, 2010 using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial Assets
Investment securities available-for-sale
U.S. federal agency	$21,080	$—	$21,080	$—
State and municipal	39,828	—	39,828	—
Mortgage-backed securities – residential	25,430	—	25,430	—
Government agency sponsored collateralized mortgage obligations	26,113	—	26,113	—
Privately held collateralized mortgage obligations	6,926	—	6,926	—

Total investment securities available-for-sale	$119,377	$—	$119,377	$—

Loans held for sale	$4,156	$—	$4,156	$—
Derivatives - residential mortgage loan commitments	53	—	53	—

Financial Liabilities
Derivatives – interest rate swaps	(1,828)	—	(1,828)	—

(Continued)

29.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 4 – FAIR VALUE (Continued)

		Fair Value Measurements at December 31, 2009 using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial Assets
Investment securities available-for-sale
U.S. treasury and federal agency	$12,972	$—	$12,972	$—
State and municipal	25,264	—	25,264	—
Mortgage-backed securities – residential	31,082	—	31,082	—
Government agency sponsored collateralized mortgage obligations	18,148	—	18,148	—
Privately held collateralized mortgage obligations	9,494	—	9,494	—
Corporate debt securities	5,135	—	5,135	—

Total investment securities available-for-sale	$102,095	$—	$102,095	$—

Loans held for sale	$981	$—	$981	$—
Derivatives - residential mortgage loan commitments	31	—	31	—
Derivatives – interest rate swaps	88	—	88	—

Loans held for sale were carried at the fair value of $4,156 which is made up of the outstanding balance of $4,110, net of a valuation of $46 at December 31, 2010, resulting in income of $32 for the year ending December 31, 2010. At December 31, 2009, loans held for sale were carried at the fair value of $981, which is made up of the outstanding balance of $967, net of a valuation of $14 at December 31, 2009, resulting in income of $14 for the year ending December 31, 2009.

(Continued)

30.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 4 – FAIR VALUE (Continued)

Assets measured at fair value on a non-recurring basis are summarized below:

		Fair Value Measurements at December 31, 2010 using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans
Commercial:
Real estate	$1,031	$—	$—	$1,031
Land	56	—	—	56
Mortgage	432	—	—	432
Home equity	362	—	—	362
Other real estate owned, net
Commercial:
Real estate	148	—	—	148
Land	390	—	—	390
Mortgage	13	—	—	13
Mortgage servicing rights	277	—	277	—

		Fair Value Measurements at December 31, 2009 using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans	$3,783	$—	$—	$3,783
Other real estate owned, net	230	—	—	230
Mortgage servicing rights	318	—	318	—

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying amount of $2,769, with a valuation allowance of $888 at December 31, 2010, resulting in an additional provision for loan losses of $2,515 for the year ending December 31, 2010. At December 31, 2009, impaired loans had a carrying amount of $4,397, with a valuation allowance of $614, resulting in an additional provision for loan losses of $323 for the year ending December 31, 2009.

(Continued)

31.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 4 – FAIR VALUE (Continued)

Other real estate owned, which is measured at the lower of carrying or fair value less costs to sell, had a net carrying amount of $551, which is made up of the outstanding balance of $682, net of a valuation allowance of $131 at December 31, 2010, resulting in a write-down of $131 for the year ending December 31, 2010. At December 31, 2009, other real estate owned had a net carrying amount of $230, which is made up of the outstanding balance of $308, net of a valuation allowance of $78 at December 31, 2009, resulting in a write-down of $78 for the year ending December 31, 2009.

Mortgage servicing rights, which are carried at lower of cost or fair value, were carried at their fair value of $277, which is made up of the outstanding balance of $369, net of a valuation allowance of $92 at December 31, 2010, resulting in a charge of $42 for the year ending December 31, 2010. At December 31, 2009, mortgage servicing rights were carried at their fair value of $318, which is made up of the outstanding balance of $368, net of a valuation allowance of $50, resulting in a charge of $8 for the year ended December 31, 2009.

The carrying amounts and estimated fair values of financial instruments, at December 31, 2010 and December 31, 2009 are as follows:

December 31, 2010	Carrying Amount	Fair Value

Financial assets
Cash and due from financial institutions	$5,868	$5,868
Securities available-for-sale	119,377	119,377
Federal Home Loan Bank stock	4,038	N/A
Loans held for sale	4,156	4,156
Loans, net	273,103	277,030
Accrued interest receivable	1,451	1,451

Financial liabilities
Deposits	$(317,338)	$(310,419)
Federal Home Loan Bank advances	(61,675)	(64,100)
Subordinated debentures	(5,155)	(4,933)
FDIC guaranteed unsecured borrowings	(4,916)	(5,162)
Accrued interest payable	(407)	(407)
Derivatives – interest rate swaps	(1,828)	(1,828)

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

(Continued)

33.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 5 – LOAN SERVICING

Mortgage loans serviced for others are not reported as assets. The principal balances of these loans at year end are as follows:

	2010	2009
Mortgage loan portfolios serviced for:
FHLMC	$65,595	$64,016
FHLB	406	504

Total	$66,001	$64,520

Custodial escrow balances maintained in connection with serviced loans were $255 and $220 at year-end 2010 and 2009.

Activity for capitalized mortgage servicing rights was as follows:

	2010	2009
Servicing rights:
Beginning of year	$424	$329
Additions	123	229
Amortized to expense	(91)	(126)
Change in valuation allowance	(42)	(8)

End of year	$414	$424

	2010	2009
Valuation allowance:
Beginning of year	$50	$42
Additions expensed	68	15
Reductions credited to expense	(26)	(7)
Direct write-downs	—	—

End of year	$92	$50

The fair value of mortgage servicing rights was $456 and $473 at year-end 2010 and 2009. At year-end 2010, $137 of the mortgage servicing rights were carried at book value and $277 of the mortgage servicing rights were carried at their fair value, which is made up of the outstanding balance of $506, net of a valuation allowance of $92. Fair value at year-end 2010 was determined using a discount rate of 9.0%, prepayment speeds ranging from 8.2% to 22.6%, depending on the stratification of the specific right, and a weighted average default rate of approximately 0.5%. At year-end 2009, $106 of the mortgage servicing rights were carried at book value and $318 of the mortgage servicing rights were carried at their fair value, which was made up of the outstanding balance of $368, net of a valuation allowance of $50. Fair value at year-end 2009 was determined using a discount rate of 9.0%, prepayment speeds ranging from 11.1% to 22.7%, depending on stratification of the specific right, and a weighted average default rate of approximately 0.5%.

The weighted average amortization period is 3.66 years.

(Continued)

34.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 6 – PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

	2010	2009

Land	$2,772	$3,268
Buildings	9,872	9,856
Furniture, fixtures and equipment	5,701	5,728
Construction in progress	2	3

	18,347	18,855
Less: Accumulated depreciation	(8,015)	(7,705)

	$10,332	$11,150

Depreciation expense was $703 and $777 for 2010 and 2009.

NOTE 7 – GOODWILL AND INTANGIBLE ASSETS

Goodwill: The change in goodwill during the year is as follows:

	2010	2009

Beginning of year	$8,431	$8,431
Acquired goodwill	—	—
Impairment	—	—

End of year	$8,431	$8,431

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

Our annual impairment analysis as of September 30, 2010, indicated that the Step 2 analysis was not necessary. The estimate of the fair value of the reporting unit was higher than the carrying value of our reporting unit, including the existing goodwill and intangible assets, as of September 30, 2010. The Company did not record an impairment charge during 2010 or 2009.

(Continued)

36.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 7 – GOODWILL AND INTANGIBLE ASSETS (Continued)

Acquired Intangible Assets

Acquired intangible assets were as follows at year end:

	2010
	Gross Carrying Amount	Gross Accumulated Amortization	Net Carrying Value
Amortized intangible assets:
Core deposit intangibles	$1,534	$916	$618
Customer relationship intangibles	304	247	57

Total	$1,838	$1,163	$675

	2009
	Gross Carrying Amount	Gross Accumulated Amortization	Net Carrying Value
Amortized intangible assets:
Core deposit intangibles	$1,534	$728	$806
Customer relationship intangibles	304	171	133

Total	$1,838	$899	$939

Aggregate amortization expense for 2010 and 2009 was $264 and $333, respectively.

Estimated amortization expense for each of the next five years is as follows:

2011	$202
2012	109
2013	85
2014	66
2015	51

(Continued)

37.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 8 – DEPOSITS

Time deposits of $100 thousand or more were $44,963 and $43,773 at year-end 2010 and 2009.

Scheduled maturities of time deposits for the next five years were as follows:

2011	$67,567
2012	35,327
2013	12,898
2014	20,335
2015	5,458
Thereafter	6,920

$148,505

NOTE 9 – FEDERAL HOME LOAN BANK ADVANCES

The advance type, balances and interest rate ranges at December 31, 2010 and 2009 are as follows:

December 31, 2010

Advance Type	Balance	Interest Rate Range	Weighted Average Rate	Maturity Date Range
Fixed Rate Bullet	$19,500	2.74% to 4.90%	3.36%	September 2011 through January 2015
Putable	9,000	2.95% to 5.15%	3.93%	June 2011 through January 2013
Mortgage	353	3.00% to 5.64%	4.45%	April 2011 through July 2013
Variable Rate	17,833	0.50%	0.50%	January 2011
LIBOR Adjustable	15,000	0.52% to 0.54%	0.53%	September 2015 through July 2016

Total advances	61,686

Yield adjustment on acquired FHLB advances	(11)

Total	$61,675

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

The Bank was authorized to borrow up to $76,562 from the Federal Home Loan Bank (FHLB) at December 31, 2010 and up to $77,621 at December 31, 2009. At December 31, 2010 and 2009 the Bank had indebtedness to the FHLB totaling $61,686 and $52,788. The FHLB advances held by the Bank consisted of five different types as of December 31, 2010 and three different types as of December 31, 2009. Fixed Rate Bullet Advances carry a fixed interest rate throughout the life of the advance and may not be prepaid prior to maturity without a fee being assessed by the FHLB. Putable Advances have stated interest adjustment dates on which the FHLB will have the option to adjust the interest rate and will continue to have this option quarterly thereafter. These advances may not be prepaid by the Bank prior to the FHLB exercising its option to adjust the interest rate. Mortgage Advances carry a fixed interest rate and require annual payments of the remaining principal balance. These advances may not be prepaid by the Bank prior to maturity without a fee being assessed by the FHLB. Variable Rate Advances carry a variable rate throughout the life of the advance. All of the Variable Rate Advances held by the Bank as of December 31, 2010 were short-term advances and may be prepaid at any time. LIBOR Adjustable Advances carry an adjustable interest rate which reset quarterly based on the 3 Month LIBOR rate at the reset date, plus a spread. These advances may be called by the FHLB on a quarterly basis.

During June 2009, the Bank retired a $7,500 FHLB advance with a stated maturity of 2010 and a cost of 5.97%. As the advance was prepaid prior to maturity, a fee of $427 was assessed and paid by the Bank.

(Continued)

39.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 9 – FEDERAL HOME LOAN BANK ADVANCES (Continued)

The required payments over the next five years are as follows:

2011	$30,134
2012	6,528
2013	5,023
2014	—
2015	10,000

At December 31, 2010, in addition to FHLB stock, the Bank pledged mortgage, home equity and commercial real estate loans totaling approximately $98,999 to the FHLB to secure advances outstanding. At December 31, 2009, the Bank pledged mortgage, home equity and commercial real estate loans totaling approximately $108,017 to the FHLB to secure advances outstanding. At December 31, 2010 and 2009, the Bank also pledged U.S. government sponsored agency securities totaling $20,327 and $18,022 to the FHLB to secure advances outstanding.

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

NOTE 11 – SUBORDINATED DEBENTURES

In June 2003, City Savings Statutory Trust I, a trust formed by City Savings Financial Corporation, closed a pooled private offering of 5,000 trust preferred securities with a liquidation amount of $1 per security. City Savings Financial Corporation issued $5,155 of subordinated debentures to the trust in exchange for ownership of all of the common security of the trust and the proceeds of the preferred securities sold by the trust. On October 12, 2007, the Company purchased the ownership of the common securities of the trust as a result of its acquisition of City Savings Financial Corporation. In accordance with accounting rules, the trust is not consolidated with the Company’s financial statements, but rather the subordinated debentures are shown as a liability. The Company’s investment in the common stock of the trust was $155 and is included in other assets in the December 31, 2010 and 2009 consolidated balance sheets.

The Company may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $1, on or after June 26, 2008 at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on June 26, 2033.

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

The subordinated debentures may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The subordinated debentures have a variable rate of interest equal to the three month London Interbank Offered Rate (LIBOR) plus 3.10% which was 3.40% and 3.35% at year-end 2010 and 2009.

NOTE 12 – EMPLOYEE BENEFIT PLANS

401(k) Plan: The Bank maintains a defined contribution 401(k) plan for all employees. Employees must be 21 years of age to participate in the plan. As of February 1, 2010, employees are eligible to enter the 401(k) Plan during the first quarter following one year of employment. Prior to February 1, 2010, there was no minimum service requirement to enter the 401(k) Plan. Basic contributions may be made by the Bank in the range of 1% to 6% of employee compensation. Voluntary participant contributions may be made in the range of 1% to 75% of employee compensation. The employer will make matching employer contributions equal to 25% of the participant’s voluntary contributions on the first 6% of the participant’s voluntary contributions. Employee contributions are 100% vested. Employer basic and matching contributions are vested over 5 years. Employer basic and matching contributions totaled approximately $52 and $72 for the years ended December 31, 2010 and 2009.

Supplemental Employee Retirement Plan: Effective August 1, 2002, a supplemental retirement plan covers selective officers. The Bank is recording an expense equal to the projected present value of payments due at retirement based on the projected remaining years of service. The obligation under the plans was approximately $1,705 and $1,525 for the years ended December 31, 2010 and 2009 and is included in other liabilities in the consolidated balance sheets. The expense attributable to the plan, included in salaries and employee benefits, was approximately $214 and $292 for the years ended December 31, 2010 and 2009.

Split-Dollar Life Insurance Plans: Effective January 1, 2003, life insurance plans were provided for certain officers on a split-dollar basis. The officer’s designated beneficiary(s) is entitled to a percentage of the death proceeds from the split-dollar policies. The Bank is entitled to the remainder of the death proceeds less any loans on the policies and unpaid interest or cash withdrawals previously incurred by the Bank. The cash surrender value of these life insurance policies related to the Bank’s supplemental employee retirement plan totaled $10,479 and $9,618 at December 31, 2010 and 2009. The Bank is the owner of the split-dollar policies. Beginning with the effective date of the plan, the Bank began to accrue a liability for the expected amount of premiums to be paid on the officer’s portion of these split-dollar policies subsequent to the officer’s retirement. At December 31, 2008, such accrued liability totaled approximately $161. In May 2009, the Bank terminated the post retirement benefit of these split-dollar policies and thus reversed the accrued liability of $161. During the month of December 2009, the Company received insurance settlement proceeds attributable to the death benefit from two insurance policies as a part of the Company’s bank owned life insurance plan. The net settlement proceeds totaled approximately $629, of which $188 was applied as a reduction of the cash value of the policy and the remaining $441 was recorded as tax-exempt income. During December 2010, the Company purchased an additional policy in the amount of $500.

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

Participants receive the shares at the end of employment.

Contributions to the ESOP during 2010 and 2009 were $121 and $121. ESOP related expenses totaled $62 and $43 during 2010 and 2009.

Shares held by the ESOP were as follows at year-end:

	2010	2009

Allocated to participants	36,179	27,134
Unearned	144,715	153,760

Total ESOP shares	180,894	180,894

Fair value of unearned shares	$1,308	$677

(Continued)

42.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 14 – INCOME TAXES

Income tax expense (benefit) was as follows:

	2010	2009
Current expense (benefit)
Federal	$526	$(128)
State	—	—

	526	(128)
Deferred expense
Federal	19	553
State	126	70

	145	623
Change in valuation allowance related to realization of net state deferred tax asset	(126)	(70)

Total	$545	$425

The net deferred tax assets at December 31, 2010 and 2009 are as follows:

	2010	2009
Deferred tax assets
Deferred officer compensation	$656	$587
Bad debt expense	1,517	1,069
Federal net operating loss carryforwards	311	950
Indiana net operating loss carryforwards	207	415
Tax credit carryforwards	308	353
Write downs of other real estate owned	51	30
Capital loss carryforwards	107	113
Nonaccrual loan interest	149	151
Market value adjustment on acquired assets and liabilities	115	44
Net unrealized losses on interest rate swaps	510	—
Other	105	102

	4,036	3,814

Deferred tax liabilities
Mortgage servicing rights	(159)	(163)
Accretion	(2)	(1)
FHLB stock dividends	(145)	(151)
Deferred loan fees	(51)	(47)
Prepaid expenses	(108)	(84)
Depreciation	(364)	(424)
Net unrealized gains on securities available for sale	(227)	(906)
Net unrealized gains on interest rate swap	—	(30)
Amortization of other intangible assets	(260)	(362)

	(1,316)	(2,168)
Valuation allowance	(554)	(680)

	$2,166	$966

(Continued)

43.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 14 – INCOME TAXES (Continued)

The valuation allowance has been established against the portion of the Company’s net state tax deferred tax asset that management feels is not realizable as of December 31, 2010 and 2009. The Company has an Indiana net operating loss carryforward of approximately $3,735 and $7,470 at December 31, 2010 and 2009 which will expire in 2018 through 2022, if not used. The Company also has Indiana enterprise zone credit carryforwards of approximately $118 at December 31, 2010 and 2009 which will expire in 2013 through 2017, if not used. The Company has federal net operating loss carryforwards of $915 and $2,793 as of December 31, 2010 and 2009 which will expire in 2025 through 2027. The Company also has a capital loss carryforward of $48 and $63 at December 31, 2010 and 2009, which will expire in 2012. Additionally, the Bank also has federal AMT credit carryforwards of approximately $230 and $276 at December 31, 2010 and 2009 which has no expiration date.

Total income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to income (loss) before income taxes as a result of the following:

	2010	2009
Expected income tax expense at
Federal tax rate	$1,066	$999
Increase (decrease) resulting from:

Effect of tax exempt income (net)	(513)	(556)

Other, net	(8)	(18)

Total income tax expense	$545	$425

Effective tax rate	17.38%	14.47%

Unrecognized Tax Benefits

The Company has no unrecognized tax positions at December 31, 2010 or 2009 not already addressed by the deferred tax asset valuation allowance.

Federal income tax laws provided savings banks with additional bad debt deductions through 1995, totaling $2,659 for the Company. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability would otherwise total $904 at December 31, 2010 and 2009. If the Company were liquidated or otherwise ceases to be a bank or if tax laws change, the $904 would be recorded as expense.

(Continued)

44.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 15 – RELATED-PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates were as follows:

	2010	2009

Beginning balance	$1,763	$1,385
New loans	175	969
Effect of changes in composition of related parties	(182)	74
Repayments	(288)	(665)

Ending balance	$1,468	$1,763

Deposits from principal officers, directors, and their affiliates at year-end 2010 and 2009 were $2,520 and $1,222.

NOTE 16 – REGULATORY CAPITAL MATTERS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes as of December 31, 2010, the Bank met all capital adequacy requirements to which it is subject. Companies under $500 million in consolidated assets at the beginning of the year are not required to report consolidated regulatory capital ratios.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2010 and 2009, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

(Continued)

45.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 16 – REGULATORY CAPITAL MATTERS (Continued)

Actual and required Bank capital amounts (in millions) and ratios are presented below at year end.

	Actual		Required Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2010
Total Capital to risk weighted assets Bank	$46.6	15.2%	$24.4	8.0%	$30.5	10.0%
Tier 1 (Core) Capital to risk weighted assets Bank	42.8	14.0	12.2	4.0	18.3	6.0
Tier 1 (Core) Capital to average assets Bank	42.8	9.9	17.3	4.0	21.6	5.0

2009
Total Capital to risk weighted assets Bank	$42.9	15.3%	$22.4	8.0%	$28.0	10.0%
Tier 1 (Core) Capital to risk weighted assets Bank	40.2	14.3	11.2	4.0	16.8	6.0
Tier 1 (Core) Capital to average assets Bank	40.2	10.4	15.4	4.0	19.3	5.0

The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, FHLB advances and dividends, or the Bank must convert to a commercial bank charter. Management believes that this test is met.

Dividend Restrictions – The Bancorp’s principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above. During 2011, the Company could, without prior approval, declare dividends of approximately $5,103 plus any 2011 net profits retained to the date of the dividend declaration.

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

Interest Rate Swaps Designated as Cash Flow Hedges: Interest rate swaps with notional amounts of $30.25 million and $15.25 million as of December 31, 2010 and 2009, were designated as cash flow hedges of subordinated debentures, certain CDARS deposits and FHLB advances and were determined to be fully effective during all periods presented. As such, no amount of ineffectiveness has been included in net income. Therefore, the aggregate fair value of the swaps is recorded in other assets (liabilities) with changes in fair value recorded in other comprehensive income (loss). The amount included in accumulated other comprehensive income (loss) would be reclassified to current earnings should the hedges no longer be considered effective. The hedge would no longer be considered effective if a portion of the hedge becomes ineffective, the item hedged is no longer in existence or the Company discontinues hedge accounting. The Company expects the hedges to remain fully effective during the remaining terms of the swaps. The Company does not expect any amounts to be reclassed from other comprehensive income over the next 12 months.

Information related to the interest-rate swaps designated as cash flow hedges as of year-end is as follows:

	2010	2009
Subordinated debentures
Notional amount	$5,000	$5,000
Fixed interest rate payable	5.54%	5.54%
Variable interest rate receivable (Three month LIBOR plus 3.10%)	3.40%	3.35%
Unrealized gains (losses)	(176)	34
Maturity date	March 26, 2014

CDARS deposits
Notional amount	$10,250	$10,250
Fixed interest rate payable	3.19%	3.19%
Variable interest rate receivable (One month LIBOR plus 0.55%)	0.81%	0.78%
Unrealized gains (losses)	(420)	54
Maturity date	October 9, 2014

FHLB Advance
Notional amount	$5,000	$—
Fixed interest rate payable	3.54%	—
Variable interest rate receivable (Three month LIBOR plus 0.22%)	0.52%	—
Unrealized gains (losses)	(303)	—
Maturity date	September 20, 2015

(Continued)

47.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 17 – DERIVATIVES (Continued)

	2010	2009
FHLB Advance
Notional amount	$10,000	$—
Fixed interest rate payable	3.69%	—
Variable interest rate receivable (Three month LIBOR plus 0.25%)	0.54%	—
Unrealized gains (losses)	(601)	—
Maturity date	July 19, 2016

Interest expense recorded on these swap transactions totaled $(530) and $(122) during 2010 and 2009 and is reported as a component of interest expense on subordinated debentures, deposits and FHLB advances.

The following table presents the net gains recorded in accumulated other comprehensive income (loss) and the Consolidated Statements of Income relating to the cash flow derivative instruments for the year ended December 31:

	Net amount of gain (loss) recognized in OCI (Effective Portion) 2010	Net amount of gain (loss) reclassified from OCI to interest income 2010	Net amount of gain (loss) recognized in other non interest income (Ineffective Portion) 2010
Interest rate contracts	$(1,048)	$—	$—

	Net amount of gain (loss) recognized in OCI (Effective Portion) 2009	Net amount of gain (loss) reclassified from OCI to interest income 2009	Net amount of gain (loss) recognized in other non interest income (Ineffective Portion) 2009
Interest rate contracts	$58	$—	$—

The following table reflects the cash flow hedges included in the Consolidated Balance Sheet as of December 31:

	2010
	Notional Amount	Fair Value
Included in other liabilities:
Interest rate swaps related to Subordinated debentures	$(5,000)	$(176)
CDARS deposits	(10,250)	(420)
FHLB advances	(15,000)	(904)

Total included in other liabilities		$(1,500)

(Continued)

48.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 17 – DERIVATIVES (Continued)

	2009
	Notional Amount	Fair Value
Included in other assets:
Interest rate swaps related to Subordinated debentures	$5,000	$34
CDARS deposits	10,250	54

Total included in other assets		$88

Interest Rate Swaps Designated as Fair Value Hedges: An interest rate swap with a notional amount of $5.0 million as of December 31, 2010 was designated as a fair value hedge of certain brokered deposits. Information related to the interest-rate swap designated as a fair value hedge as of December 31, 2010 is as follows:

Brokered deposits
Notional Amount	$5,000
Variable interest rate payable (One month LIBOR less 0.25%)	0.01%
Fixed interest rate receivable	1.25%
Maturity date	September 15, 2020

Interest income (expense) recorded on this swap transaction totaled $18 for the year ended December 31, 2010 and is reported as a component of interest expense on deposits. Gains (losses) on the fair market value hedge are recorded in other noninterest income and totaled $11 for the year ended December 31, 2010.

The following table reflects the fair value hedge included in the Consolidated Balance Sheet as of December 31, 2010:

	Notional Amount	Fair Value
Included in other liabilities:
Interest rate swaps related to brokered deposits	$(5,000)	$(328)

Total included in other liabilities		$(328)

The counterparty to the Company’s derivatives is exposed to credit risk whenever the derivative is in a liability position. As a result, the Company has collateralized the liability with cash and security collateral held in safekeeping by Bank of New York. At December 31, 2010 and 2009, the Company had $220 and $100, respectively, in cash and securities with fair market values of $2,482 and $251, respectively, posted as collateral for these derivatives.

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

The contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows:

	2010		2009
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to make loans	$1,618	$—	$2,316	$76
Unused lines of credit	10,415	20,978	11,078	25,588
Standby letters of credit	68	2,318	85	4,170

Total	$12,101	$23,296	$13,479	$29,834

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments have interest rates ranging from 3.70% to 7.00% at December 31, 2010 and 6.25% to 6.75% at December 31, 2009 with maturities ranging from 12 months to 10 years.

(Continued)

50.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 19 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of LaPorte Bancorp, Inc. at December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009 is as follows:

CONDENSED BALANCE SHEETS

December 31, 2010 and 2009

	2010	2009
ASSETS
Cash and cash equivalents	$670	$945
ESOP loan receivable	1,488	1,558
Investment in banking subsidiary	52,068	51,375
Investment in statutory trust	155	155
Accrued interest receivable and other assets	1,012	1,002

Total assets	$55,393	$55,035

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debentures	$5,155	$5,155
Accrued interest payable and other liabilities	190	8
Shareholders’ equity	50,048	49,872

Total liabilities and shareholders’ equity	$55,393	$55,035

CONDENSED STATEMENTS OF INCOME

Years ended December 31, 2010 and 2009

	2010	2009

Dividends from banking subsidiary	$—	$725
Interest income	58	61
Interest expense	(281)	(267)
Other expense	(182)	(179)

Income (loss) before income tax and undistributed subsidiary income	(405)	340

Income tax benefit	(138)	(131)
Equity in undistributed income or net income of banking subsidiary	2,858	2,041

Net income	$2,591	$2,512

(Continued)

51.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 19 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2010 and 2009

	2010	2009

Cash flows from operating activities
Net income	$2,591	$2,512
Adjustments to reconcile net income to net cash from operating activities:
Equity in undistributed income or net income of banking subsidiary	(2,858)	(2,041)
Change in other assets	27	(255)
Change in other liabilities	6	(80)

Net cash from operating activities	(234)	136

Cash flows from investing activities
Payments received on ESOP loan	70	68

Net cash from investing activities	70	68

Cash flows from financing activities
Purchase of treasury stock	(111)	(259)

Net cash from financing activities	(111)	(259)

Net change in cash and cash equivalents	(275)	(55)

Beginning cash and cash equivalents	945	1,000

Ending cash and cash equivalents	$670	$945

(Continued)

52.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 20 – EARNINGS PER SHARE

Diluted earnings per common share is equal to basic earnings per common share for the year ended December 31, 2010 and 2009, as there were no outstanding equity plans which would have a dilutive effect. The factors used in the earnings per common share computation follow:

	2010	2009
Basic
Net income	$2,591	$2,512

Weighted average common shares outstanding	4,587,856	4,635,823
Less: Average unallocated ESOP shares	(149,237)	(158,283)

Average shares	4,438,619	4,477,541

Basic and diluted earnings per common share	$0.58	$0.56

There were no potential dilutive common shares for the periods presented.

(Continued)

53.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 21 – OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related tax effects were as follows:

	2010	2009

Net unrealized holding gains (losses) on securities available for sale arising during the year	$(935)	$2,786
Reclassification adjustment for net gains included in net income	(1,063)	(702)

Net unrealized gains (losses)	(1,998)	2,084
Tax expense (benefit)	(679)	708

Net-of-tax amount	(1,319)	1,376

Change in fair value of derivatives used for cash flow hedges	(1,588)	88
Reclassification adjustments for gains realized in income	—	—

Net unrealized gains (losses)	(1,588)	88
Tax expense (benefit)	(540)	30

Net-of-tax amount	(1,048)	58

	$(2,367)	$1,434

The following is a summary of the accumulated other comprehensive income (loss) balances, net of tax:

	Balance at December 31, 2009	Current Period Change	Balance at December 31, 2010

Unrealized gain (losses) on securities available for sale	$1,759	$(1,319)	$440
Unrealized gain (losses) on derivatives used for cash flow hedges	58	(1,048)	(990)

Total	$1,817	$(2,367)	$(550)

(Continued)

54.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share data)

NOTE 22 – QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest Income	Net Interest Income	Net Income		Earnings Per Share Basic and Diluted

2010
First quarter	$4,822	$2,965	$670		$0.15
Second quarter	4,988	3,139	568		0.13
Third quarter	5,150	3,340	801		0.18
Fourth quarter	5,220	3,468	552	[1]	0.12

2009
First quarter	$4,637	$2,510	$490		$0.11
Second quarter	4,634	2,519	502		0.11
Third quarter	4,799	2,785	589		0.13
Fourth quarter	4,930	2,921	931	[2]	0.21

[1]	Net income for the fourth quarter of 2010 included $1,180 in provision for loan losses.
[2]	Net income for the fourth quarter of 2009 included $441 tax-exempt income from death benefit proceeds from two insurance policies as a part of the Company’s bank owned life insurance plans.

55.