Form 10-K, Exhibit 13
period 2011-12-31
LaPorte Bancorp, Inc.
filed 2012-03-27
CIK 1400848

Crowe Horwath LLP
Independent Member Crowe Horwath International

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

LaPorte Bancorp, Inc.

LaPorte, Indiana

We have audited the accompanying consolidated balance sheets of LaPorte Bancorp, Inc. as of December 31, 2011 and 2010 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LaPorte Bancorp, Inc. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Crowe Horwath LLP

South Bend, Indiana

March 27, 2012

LAPORTE BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2011 and 2010

(Dollar amounts in thousands, except per share data)

	2011	2010
ASSETS
Cash and due from financial institutions	$8,146	$5,868
Securities available for sale	131,974	119,377
Federal Home Loan Bank (FHLB) stock, at cost (restricted)	3,817	4,038
Loans held for sale, at fair value	3,049	4,156
Loans, net of allowance for loan losses of $3,772 at December 31, 2011 and $3,943 at December 31, 2010	295,359	273,103
Mortgage servicing rights	348	414
Other real estate owned	1,012	1,516
Premises and equipment, net	9,840	10,332
Goodwill	8,431	8,431
Other intangible assets	474	675
Bank owned life insurance	10,876	10,479
Accrued interest receivable and other assets	3,819	5,881

Total assets	$477,145	$444,270

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$38,977	$34,999
Interest bearing	294,583	282,339

Total deposits	333,560	317,338
Federal Home Loan Bank advances	72,021	61,675
Subordinated debentures	5,155	5,155
Federal Deposit Insurance Corporation guaranteed unsecured borrowings	4,981	4,916
Accrued interest payable and other liabilities	5,725	5,138

Total liabilities	421,442	394,222

Loan commitments and other related activities (Note 19)

Shareholders’ equity
Preferred stock, no par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 19,000,000 shares authorized; 4,871,801 and 4,783,163 shares issued at December 31, 2011 and 2010; and 4,660,871 and 4,586,363 shares outstanding at December 31, 2011 and 2010	49	48
Additional paid-in capital	21,221	21,160
Surplus	770	770
Retained earnings	34,267	31,211
Accumulated other comprehensive income (loss), net of tax (benefit) of $1,046 and $(283) at December 31, 2011 and 2010	2,031	(550)
Treasury stock, at cost (2011 – 210,930 shares, 2010 –196,800 shares)	(1,278)	(1,144)
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,357)	(1,447)

Total shareholders’ equity	55,703	50,048

Total liabilities and shareholders’ equity	$477,145	$444,270

See accompanying notes to consolidated financial statements.

1.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2011 and 2010

(Dollar amounts in thousands, except per share data)

	2011	2010
Interest and dividend income
Loans, including fees	$15,406	$17,171
Taxable securities	2,377	2,564
Tax exempt securities	1,486	1,155
FHLB stock	99	79
Other interest income	23	11

Total interest and dividend income	19,391	20,980

Interest expense
Deposits	3,916	4,679
Federal Home Loan Bank advances	1,467	2,096
Subordinated debentures	281	281
FDIC guaranteed unsecured borrowings	201	201
Federal funds purchased and other short-term borrowings	6	11

Total interest expense	5,871	7,268

Net interest income	13,520	13,712

Provision for loan losses	1,137	3,472

Net interest income after provision for loan losses	12,383	10,240

Noninterest income
Service charges on deposits	530	728
ATM and debit card fees	391	367
Trust fees	—	6
Earnings on life insurance, net	397	381
Net gains on mortgage banking activities	676	814
Loan servicing fees, net	26	29
Net gains on securities	627	1,063
Net losses on sales of other assets	(374)	(168)
Bank owned life insurance death benefit	—	5
Other income	374	480

Total noninterest income	2,647	3,705

Noninterest expense
Salaries and employee benefits	6,103	5,823
Occupancy and equipment	1,789	1,797
Data processing	445	461
Advertising	219	196
Bank examination fees	479	537
Amortization of intangibles	201	264
Collection and other real estate owned	153	133
FDIC insurance	410	437
Other expenses	1,253	1,161

Total noninterest expense	11,052	10,809

Income before income taxes	3,978	3,136
Income tax expense	736	545

Net income	$3,242	$2,591

Earnings per share (Note 21):
Basic	$0.73	$0.58
Diluted	0.73	0.58

See accompanying notes to consolidated financial statements.

2.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2011 and 2010

(Dollar amounts in thousands, except per share data)

					Accumulated
					Other
		Additional			Comprehensive		Unearned
	Common	Paid-In		Retained	Income (Loss),	Treasury	ESOP
	Stock	Capital	Surplus	Earnings	Net of Tax	Stock	Shares	Total

Balance at January 1, 2010	$48	$21,188	$770	$28,620	$1,817	$(1,033)	$(1,538)	$49,872

Comprehensive income:
Net income	—	—	—	2,591	—	—	—	2,591
Other comprehensive income:
Net change in unrealized gain (loss) on securities available for sale, net of reclassification adjustments and tax effects	—	—	—	—	(1,319)	—	—	(1,319)
Net change in unrealized gain (loss) on derivative instruments, net of tax effects	—	—	—	—	(1,048)	—	—	(1,048)

Total comprehensive income								224

Treasury shares purchased, 21,600 shares	—	—	—	—	—	(111)	—	(111)

ESOP shares earned, 9,044 shares	—	(28)	—	—	—	—	91	63

Balance at December 31, 2010	$48	$21,160	$770	$31,211	$(550)	$(1,144)	$(1,447)	$50,048

(Continued)

3.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2011 and 2010

(Dollar amounts in thousands, except per share data)

					Accumulated
					Other
		Additional			Comprehensive		Unearned
	Common	Paid-In		Retained	Income (Loss),	Treasury	ESOP
	Stock	Capital	Surplus	Earnings	Net of Tax	Stock	Shares	Total

Balance at January 1, 2011	$48	$21,160	$770	$31,211	$(550)	$(1,144)	$(1,447)	$50,048

Comprehensive income:
Net income	—	—	—	3,242	—	—	—	3,242
Other comprehensive income:
Net change in unrealized gain (loss) on securities available for sale, net of reclassification adjustments and tax effects	—	—	—	—	3,083	—	—	3,082
Net change in unrealized gain (loss) on derivative instruments, net of tax effects	—	—	—	—	(502)	—	—	(501)

Total comprehensive income								5,823

Cash dividends on common stock ($.04 per share)				(186)				(186)
Treasury shares purchased, 14,130 shares	—	—	—	—	—	(134)	—	(134)
ESOP shares earned, 9,045 shares	—	(9)	—	—	—	—	90	81
Issuance of restricted stock awards	1	(1)	—	—	—	—	—	—
Stock award and option expense	—	71	—	—	—	—	—	71

Balance at December 31, 2011	$49	$21,221	$770	$34,267	$2,031	$(1,278)	$(1,357)	$55,703

See accompanying notes to consolidated financial statements.

4.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2011 and 2010

(Dollar amounts in thousands, except per share data)

	2011	2010
Cash flows from operating activities
Net income	$3,242	$2,591
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	646	703
Provision for loan losses	1,137	3,472
Net gains on securities	(627)	(1,063)
Net gains on sales of loans	(610)	(691)
Originations of loans held for sale	(37,311)	(43,246)
Proceeds from sales of loans held for sale	39,028	40,762
Recognition of mortgage servicing rights	(66)	(123)
Amortization of mortgage servicing rights	105	91
Net change in mortgage servicing rights valuation allowance	27	42
Loss (gain) on sales of other real estate owned	193	(12)
Write down of other real estate owned	185	169
Earnings on life insurance, net	(397)	(366)
Amortization of intangible assets	201	264
ESOP compensation expense	81	63
Stock award and option expense	71	—
Amortization of issuance costs of unsecured borrowing	65	64
Changes in assets and liabilities:
Accrued interest receivable and other assets	733	404
Accrued interest payable and other liabilities	(174)	546

Net cash from operating activities	6,529	3,670

Cash flows from investing activities
Net change in loans	(24,582)	(21,881)
Proceeds from sales of other real estate owned	1,315	968
Proceeds from maturities, calls and principal repayments of securities available for sale	19,236	39,306
Proceeds from sales of securities available for sale	39,873	41,904
Proceeds from redemption of FHLB stock	221	168
Purchases of securities available for sale	(66,408)	(99,427)
Premises and equipment expenditures, net	(154)	(391)
Bank owned life insurance death benefits	—	5
Purchase of bank owned life insurance	—	(500)

Net cash from investing activities	(30,499)	(39,848)

(Continued)

5.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2011 and 2010

(Dollar amounts in thousands, except per share data)

	2011	2010
Cash flows from financing activities
Net change in deposits	$16,222	$43,930
Net change in FHLB advances	10,346	8,902
Net change in Federal Reserve Bank discount window borrowings	—	(16,675)
Dividends paid on common stock	(186)	—
Purchase of treasury stock	(134)	(111)

Net cash from financing activities	26,248	36,046

Net change in cash and cash equivalents	2,278	(132)

Cash and cash equivalents at beginning of year	5,868	6,000

Cash and cash equivalents at end of year	$8,146	$5,868

Supplemental cash flow information:
Interest paid	$5,882	$7,257
Income taxes paid	300	746

Supplemental noncash disclosures:
Transfers from loans receivable to other real estate owned	$1,189	$1,581
Transfers from premises and equipment, net to other real estate owned	—	506

See accompanying notes to consolidated financial statements.

6.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include the accounts of LaPorte Bancorp, Inc. (“the Bancorp”), its wholly owned subsidiary, The LaPorte Savings Bank (“the Bank”) and the Bank’s wholly owned subsidiary, LSB Investments Inc., Nevada (“LSB Inc.”), together referred to as “the Company.” The Bancorp was formed on October 12, 2007 and acquired City Savings Financial Corporation and its subsidiary, City Savings Bank, which were merged into the Bancorp and the Bank. Intercompany transactions and balances are eliminated in consolidation. LaPorte Bancorp, Inc. is a majority owned (54.11%) subsidiary of LaPorte Savings Bank, MHC. These financial statements do not include the transactions and balances of LaPorte Savings Bank, MHC.

The Company provides financial services through its offices in LaPorte and Porter counties of Indiana. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the area. The Company established LSB Investments, Inc., a wholly owned subsidiary of the Bank incorporated in Nevada to manage a portion of the Bank’s investment portfolio beginning October 1, 2011.

Use of Estimates: To prepare financial statements in conformity with United States generally accepted accounting principles management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, mortgage servicing rights, consideration of other than temporary declines in fair values of securities, the fair values of securities and other financial instruments, consideration of impairment of goodwill and other intangible assets, and the need for a deferred tax asset valuation allowance are particularly subject to change.

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

(Dollar amounts in thousands, except per share data)

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

Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market are carried at fair value, as determined by outstanding commitments from investors. The fair value includes the servicing value of the loans.

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

Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Consumer loans are typically charged off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. A loan is moved to non-accrual status in accordance with the Company’s policy, typically after 90 days of non-payment. The Company follows the same nonaccrual policy for troubled debt restructurings.

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

(Dollar amounts in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The recorded investment in loans is the loan balance plus unamortized net deferred loan costs less unamortized net deferred loan fees. The total amount of accrued interest on loans as of December 31, 2011 and 2010 was $654 and $595, respectively.

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

(Dollar amounts in thousands, except per share data)

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

(Dollar amounts in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the last 18 months for the commercial portfolio segment and over the last year for all other portfolio segments. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other change in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

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

(Dollar amounts in thousands, except per share data)

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

Servicing fee income, which is reported on the consolidated statements of income as loan servicing fees, net, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Loan servicing fees, net totaled $26 and $29 for the years ended December 2011 and 2010. Late fees and ancillary fees related to loan servicing are not material.

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

(Dollar amounts in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other Real Estate Owned: Assets acquired through or instead of loan foreclosure are initially recorded at fair value, less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.

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

(Dollar amounts in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Derivatives: At the inception of a derivative contract, the Company designates the derivative as one of three types based on the Company’s intentions and belief as to likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value hedge”), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”), or (3) an instrument with no hedging designation (“stand-alone derivative”). As of December 31, 2011, the Company had entered into four cash flow hedge transactions and one fair value hedge transaction. For a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in current earnings as fair values change. For a cash flow hedge, the gain or loss on the derivative is reported in other comprehensive income and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. For both types of hedges, changes in the fair value of derivatives that are not highly effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized immediately in current earnings. Changes in the fair value of derivatives that do not qualify for hedge accounting are reported currently in earnings, as noninterest income.

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

(Dollar amounts in thousands, except per share data)

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

Stock-Based Compensation: Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards.

Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

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

Employee Stock Ownership Plan: The cost of shares issued to the ESOP, but not yet allocated to participants, is shown as a reduction of shareholders’ equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest.

(Continued)

15.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. All outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities for this calculation. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options.

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

(Continued)

16.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or shareholders’ equity.

Adoption of New Accounting Standards:

In December 2010, the FASB amended existing guidance relating to goodwill impairment testing. This guidance requires that if the carrying amount of a reporting unit is zero or negative, a qualitative assessment be performed to determine if it is more likely than not that goodwill is impaired. Step 2 of the impairment test shall be performed if it is determined that it is more likely than not that goodwill is impaired. The amendments in this guidance were effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The effect of adopting this standard did not have a material effect on the Company’s operating results or financial condition.

In April 2011, the FASB amended existing guidance for assisting a creditor in determining whether a restructuring is a troubled debt restructuring. The amendments clarify the guidance for a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties. With regard to determining whether a concession has been granted, the ASU clarifies that creditors are precluded from using the effective interest method to determine whether a concession has been granted. In the absence of using the effective interest method, a creditor must now focus on other considerations such as the value of the underlying collateral, evaluation of other collateral or guarantees, the debtor’s ability to access other funds at market rates, interest rate increases and whether the restructuring results in a delay in payment that is insignificant. This guidance is effective for interim and annual reporting periods beginning after June 15, 2011, and was applied retrospectively to the beginning of the annual period of adoption. For purposes of measuring impairment on newly identified troubled debt restructurings, the amendments were applied prospectively for the first interim or annual period beginning on or after June 15, 2011. The adoption of this guidance did not have a material effect on the Company’s operating results or financial condition.

Newly Issued Not Yet Effective Standards:

In May 2011, the FASB issued an amendment to achieve common fair value measurement and disclosure requirements between U.S. and International accounting principles. Overall, the guidance is consistent with existing U.S. accounting principles; however, there are some amendments that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The amendments in this guidance are effective for interim and annual periods beginning after December 15, 2011. The adoption of this amendment did not have a material effect on the Company’s operating results or financial condition.

In June 2011, the FASB amended existing guidance and eliminated the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity. The amendment requires that comprehensive income be presented in either a single continuous statement or in two separate consecutive statements. The amendments in this guidance are effective as of the beginning of a fiscal reporting year, and interim periods within that year, that begins after December 15, 2011. The adoption of this amendment will change the presentation of the components of comprehensive income for the Company as part of the consolidated statement of shareholders’ equity.

(Continued)

17.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 2 – SECURITIES

The following table summarizes the amortized cost and fair value of the available-for-sale securities portfolio at December 31, 2011 and 2010 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
2011
U.S. federal agency	$12,187	$414	$—	$12,601
State and municipal	40,012	3,094	—	43,106
Mortgage-backed securities – residential	30,946	872	(29)	31,789
Government agency sponsored collateralized mortgage obligations	43,491	1,001	(14)	44,478

Total	$126,636	$5,381	$(43)	$131,974

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Costs	Gains	Losses	Value
2010
U.S. federal agency	$20,950	$311	$(181)	$21,080
State and municipal	39,779	503	(454)	39,828
Mortgage-backed securities – residential	25,009	643	(222)	25,430
Government agency sponsored collateralized mortgage obligations	32,943	503	(437)	33,009
Privately held collateralized mortgage obligations	29	1	—	30

Total	$118,710	$1,961	$(1,294)	$119,377

At December 31, 2011 and 2010, mortgage backed securities available-for-sale consisted solely of Federal Home Loan Mortgage Corporation, Federal National Mortgage Association and Government National Mortgage Association issues.

The proceeds from sales of securities available-for-sale were as follows:

	2011	2010

Proceeds	$39,873	$41,904
Gross gains	687	1,110
Gross losses	(60)	(28)

Proceeds from calls of securities available for sale during the years ended December 31, 2011 and 2010 were $5,045 and $22,601 with gross gains of $0 and $12 and gross losses of $0 and $(31).

(Continued)

18.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 2 – SECURITIES (Continued)

The amortized cost and fair value of the investment securities portfolio are shown by expected maturity. Securities not due at a single maturity date, primarily mortgage-backed securities and CMOs, are shown separately.

	December 31, 2011
	Amortized	Fair
	Cost	Value

Due in one year or less	$335	$335
Due from one to five years	11,105	11,671
Due from five to ten years	10,485	11,323
Due after ten years	30,274	32,378

Subtotal	52,199	55,707
Mortgage-backed securities and CMOs	74,437	76,267

Total	$126,636	$131,974

Securities pledged at year-end 2011 and 2010 had a carrying amount of approximately $33,661 and $36,195 and were pledged to secure public deposits, FHLB advances, short-term borrowings through the Federal Reserve Bank discount window, treasury tax and loan payments and cash flow hedges.

At year-end 2011 and 2010, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

Securities with unrealized losses at year-end 2011, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

December 31, 2011	Continuing Unrealized Loss For Less Than 12 Months		Continuing Unrealized Loss For 12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss

Mortgage-backed securities – residential	$5,646	$(29)	$—	$—	$5,646	$(29)
Government agency sponsored collateralized mortgage obligations	2,147	(14)	—	—	2,147	(14)

Total temporarily impaired	$7,793	$(43)	$—	$—	$7,793	$(43)

(Continued)

19.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 2 – SECURITIES (Continued)

Securities with unrealized losses at year-end 2010, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

December 31, 2010	Continuing Unrealized Loss For Less Than 12 Months		Continuing Unrealized Loss For 12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss

U.S. federal agency	$9,935	$(181)	$—	$—	$9,935	$(181)
State and municipal	16,766	(454)	—	—	16,766	(454)
Government agency sponsored collateralized mortgage obligations	11,718	(222)	—	—	11,718	(222)
Privately held collateralized mortgage obligations			—	—
Corporate debt securities	13,615	(437)	—	—	13,615	(437)

Total temporarily impaired	$52,034	$(1,294)	$—	$—	$52,034	$(1,294)

At December 31, 2011, the Company held 6 investments in debt securities which were in an unrealized loss position of which all were in an unrealized loss position for less than twelve months. Management periodically evaluates each investment security for potential other than temporary impairment, relying primarily on industry analyst reports and observation of market conditions and interest rate fluctuations. Management believes it will be able to collect all amounts due according to the contractual terms of the underlying investment securities and that the noted declines in fair value are considered temporary and due only to normal market interest rate fluctuations. The Company does not intend to sell the securities and it is not more likely than not it will be required to sell these debt securities before their anticipated recovery.

(Continued)

20.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 3 – LOANS

Loans at year end were as follows:

	2011	2010

Commercial	$126,559	$124,714
Mortgage	45,576	57,144
Mortgage warehouse	103,864	69,600
Residential construction	3,047	2,283
Indirect auto	2,249	3,390
Home equity	12,966	14,187
Consumer and other	4,693	5,595

Subtotal	298,954	276,913
Less: Net deferred loan (fees) costs	177	133
Allowance for loan losses	(3,772)	(3,943)

Loans, net	$295,359	$273,103

As of December 31, 2011 and 2010, the Bank had repurchase agreements with nine mortgage companies. For the year ended December 31, 2011, the mortgage companies originated $1,988,579 in mortgage loans and sold $1,958,332 in mortgage loans. The Bank recorded interest income of $3,376, mortgage warehouse loan fees of $569 and wire transfer fees of $181 for the year ended December 31, 2011. For the year ended December 31, 2010, the mortgage companies originated $2,636,203 in mortgage loans and sold $2,605,039 in mortgage loans. The Bank recorded interest income of $3,877, mortgage warehouse loan fees of $800 and wire transfer fees of $268 for the year ended December 31, 2010.

(Continued)

21.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 3 – LOANS (Continued)

The following table presents the activity in the allowance for loan losses by portfolio segment for the year ending December 31, 2011:

	Commercial	Mortgage	Mortgage Warehouse	Residential Construction	Indirect Auto	Home Equity	Consumer and Other	Unallocated	Total
December 31, 2011
Allowance for loan losses:
Beginning balance	$3,147	$389	$139	$17	$28	$142	$81	$—	$3,943
Charge-offs	(1,084)	(132)	—	—	(14)	(52)	(48)	—	(1,330)
Recoveries	—	—	—	—	4	2	16	—	22
Provision	711	117	254	(14)	1	27	41	—	1,137

Ending balance	$2,774	$374	$393	$3	$19	$119	$90	$—	$3,772

Activity in the allowance for loan losses was as follows:

2010

Beginning balance	$2,776
Charge-offs	(2,333)
Recoveries	28
Provision	3,472

Ending balance	$3,943

(Continued)

22.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 3 – LOANS (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2011:

	Commercial	Mortgage	Mortgage Warehouse	Residential Construction	Indirect Auto	Home Equity	Consumer and Other	Unallocated	Total
December 31, 2011
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$112	$128	$—	$—	$—	$11	$—	$—	$251
Collectively evaluated for impairment	2,662	246	393	3	19	108	90	—	3,521
Acquired with deteriorated credit quality	—	—	—	—	—	—	—	—	—

Total ending allowance	$2,774	$374	$393	$3	$19	$119	$90	$—	$3,772

Loans:
Loans individually evaluated for impairment	$4,630	$1,630	$—	$—	$—	$14	$—	$—	$6,274
Loans collectively evaluated for impairment	121,236	43,788	103,864	3,045	2,249	13,002	4,697	—	291,881
Loans acquired with deteriorated credit quality	824	152	—	—	—	—	—	—	976

Total ending loan balance	$126,690	$45,570	$103,864	$3,045	$2,249	$13,016	$4,697	$—	$299,131

The recorded investment in loans does not include accrued interest.

(Continued)

23.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 3 – LOANS (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2010:

	Commercial	Mortgage	Mortgage Warehouse	Residential Construction	Indirect Auto	Home Equity	Consumer and Other	Unallocated	Total
December 31, 2010
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

(Continued)

24.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 3 – LOANS (Continued)

The following table presents information related to impaired loans by class of loans as of and for the year ended December 31, 2011:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
With no related allowance recorded:
Commercial:
Real estate	$1,299	$1,298	$—	$1,246	$4	$—
Land	2,248	2,248	—	2,248	12	—
Mortgage	945	945	—	762	26	—
Residential construction:
Land	—	—	—	43	—	—

Subtotal	4,492	4,491	—	4,299	42	—

With an allowance recorded:
Commercial:
Commercial and other	28	29	6	40	—	—
Real estate	502	503	29	1,061	6	—
Land	552	552	77	683	—	—
Mortgage	685	685	128	617	—	—
Home equity	14	14	11	209	—	—

Subtotal	1,781	1,783	251	2,610	6	—

Total	$6,273	$6,274	$251	$6,909	$48	$—

The recorded investment in loans does not include accrued interest.

(Continued)

25.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 3 – LOANS (Continued)

The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2010:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
With no related allowance recorded:
Commercial:
Real Estate	$1,185	$1,184	$—
Land	2,323	2,323	—
Mortgage	732	732	—
Residential construction:
Land	87	88	—

Subtotal	4,327	4,327	—

With an allowance recorded:
Commercial:
Real Estate	1,843	1,843	812
Land	57	57	1
Mortgage	492	492	60
Home equity	377	377	15

Subtotal	2,769	2,769	888

Total	$7,096	$7,096	$888

The recorded investment in loans does not include accrued interest.

Individually impaired loans were as follows:

2010

Average of individually impaired loans during year	$6,076
Interest income recognized during impairment	71
Cash-basis interest income recognized	—

(Continued)

26.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 3 – LOANS (Continued)

Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

The following table presents the recorded investment in nonaccrual loans and loans past due over 90 days still on accrual by class of loans as of December 31, 2011 and December 31, 2010:

	Nonaccrual		Loans Past Due Over 90 Days Still Accruing
	2011	2010	2011	2010

Commercial:
Commercial and other	$62	$—	$—	$—
Real estate	2,027	2,819	—	—
Land	2,800	2,381	—	—
Mortgage	1,454	1,224	—	—
Residential construction:
Land	—	87	—	—
Indirect auto	8	4	—	—
Home equity	14	377	—	—

Total	$6,365	$6,892	$—	$—

The recorded investment in loans does not include accrued interest.

(Continued)

27.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 3 – LOANS (Continued)

The following table presents the aging of the recorded investment in past due loans as of December 31, 2011 and 2010 by class of loans:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total
December 31, 2011
Commercial:
Commercial and other	$—	$—	$29	$29	$18,077	$18,106
Real estate	1,057	128	1,589	2,774	77,702	80,476
Five or more family	43	—	—	43	17,670	17,713
Construction	—	—	—	—	1,172	1,172
Land	216	—	2,248	2,464	6,759	9,223
Mortgage	1,293	55	1,115	2,463	43,107	45,570
Mortgage warehouse	—	—	—	—	103,864	103,864
Residential construction:
Construction	—	—	—	—	2,629	2,629
Land	—	—	—	—	416	416
Indirect auto	27	—	8	35	2,214	2,249
Home equity	—	—	14	14	13,002	13,016
Consumer and other	—	14	—	14	4,683	4,697

Total	$2,636	$197	$5,003	$7,836	$291,295	$299,131

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total
December 31, 2010
Commercial:
Commercial and other	$—	$35	$—	$35	$17,994	$18,029
Real estate	1,328	—	1,580	2,908	76,948	79,856
Five or more family	48	—	—	48	11,530	11,578
Construction	—	—	—	—	4,943	4,943
Land	—	—	133	133	10,270	10,403
Mortgage	1,200	—	1,021	2,221	54,916	57,137
Mortgage warehouse	—	—	—	—	69,600	69,600
Residential construction:
Construction	—	—	—	—	1,876	1,876
Land	44	—	87	131	267	398
Indirect auto	31	—	4	35	3,355	3,390
Home equity	—	377	—	377	13,858	14,235
Consumer and other	153	—	—	153	5,448	5,601

Total	$2,804	$412	$2,825	$6,041	$271,005	$277,046

The recorded investment in loans does not include accrued interest.

(Continued)

28.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 3 – LOANS (Continued)

Troubled Debt Restructurings:

At December 31, 2011 and 2010, the outstanding balance of loans that were modified as troubled debt restructurings totaled $254 and $0, respectively. All of these loans were considered nonperforming troubled debt restructurings. The Company has allocated $13 and $0 of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2011 and 2010. The Company has not committed to lend additional amounts as of December 31, 2011 to customers with outstanding loans that are classified as troubled debt restructurings.

During the year ending December 31, 2011, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment in the loan.

The following table presents loans by class modified as troubled debt restructurings that occurred during the year ending December 31, 2011:

	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
Commercial:
Commercial and other	1	$33	$33
Real estate	2	431	429
Mortgage	1	131	131

Total	4	$595	$593

The recorded investment in loans does not include accrued interest.

The troubled debt restructurings described above increased the allowance for loan losses by $13 and resulted in charge offs of $300 during the year ending December 31, 2011.

The following table presents loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the year ending December 31, 2011:

Troubled Debt Restructurings That Subsequently Defaulted:	Number of Loans	Recorded Investment
Commercial:
Real estate	1	$25

Total	1	$25

The recorded investment in loans does not include accrued interest.

(Continued)

29.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 3 – LOANS (Continued)

A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms.

The troubled debt restructurings that subsequently defaulted described above increased the allowance for loan losses by $13 and resulted in charge offs of $300 during the year ending December 31, 2011.

In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s management loan committee.

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

(Continued)

30.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 3 – LOANS (Continued)

As of December 31, 2011 and 2010, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	Not Rated	Pass	Special Mention	Substandard	Doubtful
December 31, 2011
Commercial:
Commercial and other	$67	$17,500	$510	$29	$—
Real estate	16	65,136	11,658	3,605	61
Five or more family	208	13,520	3,985	—	—
Construction	—	1,079	93	—	—
Land	—	5,447	694	3,082	—
Mortgage	37,769	4,946	722	2,133	—
Mortgage warehouse	103,864	—	—	—	—
Residential construction:
Construction	2,629	—	—	—	—
Land	416	—	—	—	—
Indirect auto	2,249	—	—	—	—
Home equity	12,623	121	92	180	—
Consumer and other	3,776	921	—	—	—

Total	$163,617	$108,670	$17,754	$9,029	$61

	Not Rated	Pass	Special Mention	Substandard	Doubtful
December 31, 2010
Commercial:
Commercial and other	$213	$17,736	$29	$51	$—
Real estate	419	69,094	4,820	4,743	780
Five or more family	216	11,187	175	—	—
Construction	—	4,690	253	—	—
Land	—	6,427	684	3,292	—
Mortgage	47,086	7,525	520	1,951	55
Mortgage warehouse	69,600	—	—	—	—
Residential construction:
Construction	1,876	—	—	—	—
Land	311	—	—	87	—
Indirect auto	3,353	37	—	—	—
Home equity	13,458	141	109	150	377
Consumer and other	4,294	1,307	—	—	—

Total	$140,826	$118,144	$6,590	$10,274	$1,212

The recorded investment in loans does not include accrued interest.

(Continued)

31.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 3 – LOANS (Continued)

Purchased Loans:

The Company purchased loans during 2007, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans is as follows at year end:

	2011	2010

Commercial:
Commercial and other	$36	$66
Real estate	923	962
Mortgage	154	163
Consumer and other	—	9

Outstanding balance	$1,113	$1,200

Carrying amount, net of allowance of $0	$977	$1,035

Accretable yield, or income expected to be collected, is as follows:

	2011	2010

Beginning balance	$250	$29
New loans purchased	—	—
Reclassification from nonaccretable yield	30	316
Accretion of income	(87)	(95)
Disposals	—	—

Ending balance	$193	$250

For those purchased loans disclosed above, the Company did not increase the allowance for loan losses during 2011 or 2010. No allowances for loan losses were reversed during 2011 or 2010.

There were no such loans purchased during 2011 or 2010.

Income is not recognized on certain purchased loans if the Company cannot reasonably estimate cash flows expected to be collected. The carrying amounts of such loans were $50 and $50 at December 31, 2011 and 2010.

(Continued)

32.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

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

Other Real Estate Owned: The fair value of other real estate owned (OREO) is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.

Mortgage Servicing Rights: The fair value of mortgage servicing rights is based on a valuation model that calculates the present value of estimated net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income (Level 2).

(Continued)

33.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 4 – FAIR VALUE (Continued)

Assets and liabilities measured at fair value on a recurring basis, including financial assets and liabilities for which the Company has elected the fair value option, are summarized below:

		Fair Value Measurements at December 31, 2011 using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial Assets
Investment securities available-for-sale
U.S. federal agency	$12,601	$—	$12,601	$—
State and municipal	43,106	—	43,106	—
Mortgage-backed securities – residential	31,789	—	31,789	—
Government agency sponsored collateralized mortgage obligations	44,478	—	44,478	—

Total investment securities available-for-sale	$131,974	$—	$131,974	$—

Loans held for sale	$3,049	$—	$3,049	$—

Derivatives – residential mortgage loan commitments	$57	$—	$57	$—

Financial Liabilities
Derivatives – interest rate swaps	$(2,283)	$—	$(2,283)	$—

(Continued)

34.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 4 – FAIR VALUE (Continued)

		Fair Value Measurements at December 31, 2010 using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial Assets
Investment securities available-for-sale
U.S. treasury and federal agency	$21,080	$—	$21,080	$—
State and municipal	39,828	—	39,828	—
Mortgage-backed securities – residential	25,430	—	25,430	—
Government agency sponsored collateralized mortgage obligations	26,113	—	26,113	—
Privately held collateralized mortgage obligations	6,926	—	6,926	—

Total investment securities available-for-sale	$119,377	$—	$119,377	$—

Loans held for sale	$4,156	$—	$4,156	$—

Derivatives – residential mortgage loan commitments	$53	$—	$53	$—

Financial Liabilities
Derivatives – interest rate swaps	$(1,828)	$—	$(1,828)	$—

There were no transfers between Level 1 and Level 2 during 2011 or 2010.

Loans held for sale were carried at the fair value of $3,049 which is made up of the outstanding balance of $3,006, net of a valuation of $43 at December 31, 2011, resulting in income of $(3) for the year ending December 31, 2011. At December 31, 2010, loans held for sale were carried at the fair value of $4,156, which is made up of the outstanding balance of $4,110, net of a valuation of $46 at December 31, 2010, resulting in income of $32 for the year ending December 31, 2010.

(Continued)

35.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 4 – FAIR VALUE (Continued)

Assets measured at fair value on a non-recurring basis are summarized below:

		Fair Value Measurements at December 31, 2011 using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans:
Commercial:
Commercial	$22	$—	$—	$22
Real estate	473	—	—	473
Land	475	—	—	475
Mortgage	557	—	—	557
Home equity	3	—	—	3
Other real estate owned, net:
Commercial:
Real estate	365	—	—	365
Mortgage	93	—	—	93
Mortgage servicing rights	271	—	271	—

		Fair Value Measurements at December 31, 2010 using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans:
Commercial:
Real estate	$1,031	$—	$—	$1,031
Land	56	—	—	56
Mortgage	432	—	—	432
Home equity	362	—	—	362
Other real estate owned, net:
Commercial:
Real estate	148	—	—	148
Land	390	—	—	390
Mortgage	13	—	—	13
Mortgage servicing rights	277	—	277	—

(Continued)

36.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 4 – FAIR VALUE (Continued)

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying amount of $1,781, with a valuation allowance of $251 at December 31, 2011, resulting in an additional provision for loan losses of $604 for the year ending December 31, 2011. At December 31, 2010, impaired loans had a carrying amount of $2,769, with a valuation allowance of $888, resulting in an additional provision for loan losses of $2,515 for the year ending December 31, 2010.

Other real estate owned, which is measured at the lower of carrying or fair value less costs to sell, had a net carrying amount of $458, which is made up of the outstanding balance of $531, net of a valuation allowance of $73 at December 31, 2011, resulting in a write-down of $185 for the year ending December 31, 2011. At December 31, 2010, other real estate owned had a net carrying amount of $551, which is made up of the outstanding balance of $682, net of a valuation allowance of $131 at December 31, 2010, resulting in a write-down of $131 for the year ending December 31, 2010.

Mortgage servicing rights, which are carried at lower of cost or fair value, were carried at their fair value of $271, which is made up of the outstanding balance of $390, net of a valuation allowance of $119 at December 31, 2011, resulting in a charge of $27 for the year ending December 31, 2011. At December 31, 2010, mortgage servicing rights were carried at their fair value of $277, which is made up of the outstanding balance of $369, net of a valuation allowance of $92, resulting in a charge of $42 for the year ended December 31, 2010.

The Company has elected the fair value option for loans held for sale. These loans are intended for sale and the Company believes that the fair value is the best indicator of the resolution of these loans. Interest income is recorded based on the contractual terms of the loan and in accordance with the Company’s policy on loans held for investment. None of these loans are 90 days or more past due nor on nonaccrual as of December 31, 2011 and 2010.

The aggregate fair value, contractual principal and gain or loss for loans held for sale was as follows:

	December 31, 2011
	Aggregate Fair Value	Gain (Loss)	Contractual Principal
Loans held for sale	$3,049	$43	$3,006

	December 31, 2010
	Aggregate Fair Value	Gain (Loss)	Contractual Principal
Loans held for sale	$4,156	$46	$4,110

(Continued)

37.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 4 – FAIR VALUE (Continued)

The following table presents the amount of gains and losses from fair value changes included in income before income taxes for financial assets carried at fair value for the years ended December 31, 2011 and 2010:

	Changes in Fair Values for the years ended December 31, 2011 and 2010, for the Items Measured at Fair Value Pursuant to Election of the Fair Value Option
	Other Gains and Losses	Interest Income	Interest Expense	Total Changes in Fair Values Included in Current Period Earnings
Year Ended December 31, 2011
Assets:
Loans held for sale	$(3)	$29	$—	$26

Year Ended December 31, 2010
Assets:
Loans held for sale	$32	$31	$—	$63

The carrying amounts and estimated fair values of financial instruments, at December 31, 2011 are as follows:

December 31, 2011	Carrying Amount	Fair Value
Financial assets
Cash and due from financial institutions	$8,146	$8,146
Securities available-for-sale	131,974	131,974
Federal Home Loan Bank stock	3,817	N/A
Loans held for sale	3,049	3,049
Loans, net	295,359	301,293
Accrued interest receivable	1,518	1,518

Financial liabilities
Deposits	$(333,560)	$(331,486)
Federal Home Loan Bank advances	(72,021)	(74,307)
Subordinated debentures	(5,155)	(4,582)
FDIC guaranteed unsecured borrowings	(4,981)	(4,989)
Accrued interest payable	(396)	(396)
Derivatives – interest rate swaps	(2,283)	(2,283)

(Continued)

38.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 4 – FAIR VALUE (Continued)

The carrying amounts and estimated fair values of financial instruments, at December 31, 2010 are as follows:

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

(Continued)

39.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 5 – LOAN SERVICING

Mortgage loans serviced for others are not reported as assets. The principal balances of these loans at year end are as follows:

	2011	2010
Mortgage loan portfolios serviced for:
FHLMC	$60,733	$65,595
FHLB	173	406

Total	$60,906	$66,001

Custodial escrow balances maintained in connection with serviced loans were $249 and $255 at year-end 2011 and 2010.

Activity for capitalized mortgage servicing rights was as follows:

	2011	2010
Servicing rights:
Beginning of year	$414	$424
Additions	66	123
Amortized to expense	(105)	(91)
Change in valuation allowance	(27)	(42)

End of year	$348	$414

	2011	2010
Valuation allowance:
Beginning of year	$92	$50
Additions expensed	48	68
Reductions credited to expense	(21)	(26)
Direct write-downs	—	—

End of year	$119	$92

The fair value of mortgage servicing rights was $359 and $456 at year-end 2011 and 2010. At year-end 2011, $77 of the mortgage servicing rights were carried at book value and $271 of the mortgage servicing rights were carried at their fair value, which is made up of the outstanding balance of $390, net of a valuation allowance of $119. Fair value at year-end 2011 was determined using a discount rate of 9.0%, prepayment speeds ranging from 14.3% to 23.8%, depending on the stratification of the specific right, and a weighted average default rate of approximately 0.5%. At year-end 2010, $137 of the mortgage servicing rights were carried at book value and $277 of the mortgage servicing rights were carried at their fair value, which was made up of the outstanding balance of $506, net of a valuation allowance of $92. Fair value at year-end 2010 was determined using a discount rate of 9.0%, prepayment speeds ranging from 8.2% to 22.6%, depending on stratification of the specific right, and a weighted average default rate of approximately 0.5%.

The weighted average amortization period is 3.54 years.

(Continued)

40.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 6 – PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

	2011	2010

Land	$2,772	$2,772
Buildings	9,902	9,872
Furniture, fixtures and equipment	5,365	5,701
Construction in progress	3	2

	18,042	18,347
Less: Accumulated depreciation	(8,202)	(8,015)

	$9,840	$10,332

Depreciation expense was $646 and $703 for 2011 and 2010.

NOTE 7 – GOODWILL AND INTANGIBLE ASSETS

Goodwill: The change in goodwill during the year is as follows:

	2011	2010

Beginning of year	$8,431	$8,431
Acquired goodwill	—	—
Impairment	—	—

End of year	$8,431	$8,431

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

Our annual impairment analysis as of September 30, 2011, indicated that the Step 2 analysis was not necessary. The estimate of the fair value of the reporting unit was higher than the carrying value of our reporting unit, including the existing goodwill and intangible assets, as of September 30, 2011. The Company did not record an impairment charge during 2011 or 2010.

(Continued)

41.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 7 – GOODWILL AND INTANGIBLE ASSETS (Continued)

Acquired Intangible Assets

Acquired intangible assets were as follows at year end:

	2011
	Gross Carrying Amount	Gross Accumulated Amortization	Net Carrying Value
Amortized intangible assets:
Core deposit intangibles	$1,534	$1,060	$474
Customer relationship intangibles	304	304	—

Total	$1,838	$1,364	$474

	2010
	Gross Carrying Amount	Gross Accumulated Amortization	Net Carrying Value
Amortized intangible assets:
Core deposit intangibles	$1,534	$916	$618
Customer relationship intangibles	304	247	57

Total	$1,838	$1,163	$675

Aggregate amortization expense for 2011 and 2010 was $201 and $264, respectively.

Estimated amortization expense for each of the next five years is as follows:

2012	$109
2013	85
2014	66
2015	51
2016	40

(Continued)

42.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 8 – DEPOSITS

Time deposits of $100 thousand or more were $40,869 and $44,963 at year-end 2011 and 2010.

Scheduled maturities of time deposits for the next five years were as follows:

2012	$67,383
2013	20,649
2014	26,383
2015	10,373
2016	1,421
Thereafter	8,066

$134,275

NOTE 9 – FEDERAL HOME LOAN BANK ADVANCES

The advance type, balances and interest rate ranges at December 31, 2011 and 2010 are as follows:

December 31, 2011

Advance Type	Balance	Interest Rate Range	Weighted Average Rate	Maturity Date Range

Fixed Rate Bullet	$39,000	0.28% to 4.90%	1.39%	February 2012 through January 2015
Putable	5,000	2.95%	2.95%	January 2013
Mortgage	52	3.00%	3.00%	July 2013
Variable Rate	12,975	0.40%	0.40%	January 2012 through June 2012
LIBOR Adjustable	15,000	0.66% to 0.78%	0.70%	September 2015 through July 2016

Total advances	72,027

Yield adjustment on acquired FHLB advances	(6)

Total	$72,021

(Continued)

43.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 9 – FEDERAL HOME LOAN BANK ADVANCES (Continued)

December 31, 2010

Advance Type	Balance	Interest Rate Range	Weighted Average Rate	Maturity Date Range

Fixed Rate Bullet	$19,500	2.74% to 4.90%	3.36%	September 2011 through January 2015
Putable	9,000	2.95% to 5.15%	3.93%	June 2011 through January 2013
Mortgage	353	3.00% to 5.64%	4.54%	April 2011 through July 2013
Variable Rate	17,833	0.50%	0.50%	January 2011
LIBOR Adjustable	15,000	0.52% to 0.64%	0.53%	September 2015 through July 2016

Total advances	61,686

Yield adjustment on acquired FHLB advances	(11)

Total	$61,675

The Bank was authorized to borrow up to $74,864 from the Federal Home Loan Bank (FHLB) at December 31, 2011 and up to $76,562 at December 31, 2010. At December 31, 2011 and 2010 the Bank had indebtedness to the FHLB totaling $72,027 and $61,686. The FHLB advances held by the Bank consisted of five different types as of December 31, 2011 and 2010. Fixed Rate Bullet Advances carry a fixed interest rate throughout the life of the advance and may not be prepaid prior to maturity without a fee being assessed by the FHLB. Putable Advances have stated interest adjustment dates on which the FHLB will have the option to adjust the interest rate and will continue to have this option quarterly thereafter. These advances may not be prepaid by the Bank prior to the FHLB exercising its option to adjust the interest rate. Mortgage Advances carry a fixed interest rate and require annual payments of the remaining principal balance. These advances may not be prepaid by the Bank prior to maturity without a fee being assessed by the FHLB. Variable Rate Advances carry a variable rate throughout the life of the advance. All of the Variable Rate Advances held by the Bank as of December 31, 2011 were short-term advances and may be prepaid at any time. LIBOR Adjustable Advances carry an adjustable interest rate which reset quarterly based on the 3 Month LIBOR rate at the reset date, plus a spread. These advances may be called by the FHLB on a quarterly basis.

(Continued)

44.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 9 – FEDERAL HOME LOAN BANK ADVANCES (Continued)

The required payments over the next five years are as follows:

2012	$41,975
2013	5,052
2014	5,000
2015	10,000
2016	10,000

At December 31, 2011, in addition to FHLB stock, the Bank pledged mortgage, home equity and commercial real estate loans totaling approximately $99,771 to the FHLB to secure advances outstanding. At December 31, 2010, the Bank pledged mortgage, home equity and commercial real estate loans totaling approximately $98,999 to the FHLB to secure advances outstanding. At December 31, 2011 and 2010, the Bank also pledged U.S. government sponsored agency securities totaling $18,601 and $20,327 to the FHLB to secure advances outstanding.

NOTE 10 – OTHER BORROWINGS

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

During the fourth quarter of 2011, the Company was extended an accommodation from First Tennessee Bank National Association to borrow federal funds up to the amount of $20,000. This federal funds accommodation is not and shall not be a confirmed line or loan, and First Tennessee Bank National Association may cancel such accommodation at any time, in whole or in part, without cause or notice, in its sole discretion. The outstanding balance on this accommodation was $0 as of December 31, 2011.

NOTE 11 – SUBORDINATED DEBENTURES

In June 2003, City Savings Statutory Trust I, a trust formed by City Savings Financial Corporation, closed a pooled private offering of 5,000 trust preferred securities with a liquidation amount of $1 per security. City Savings Financial Corporation issued $5,155 of subordinated debentures to the trust in exchange for ownership of all of the common security of the trust and the proceeds of the preferred securities sold by the trust. On October 12, 2007, the Company purchased the ownership of the common securities of the trust as a result of its acquisition of City Savings Financial Corporation. The Company is not considered the primary beneficiary of this Trust (variable interest entity), therefore the trust is not consolidated in the Company’s financial statements, but rather the subordinated debentures are shown as a liability. The Company’s investment in the common stock of the trust was $155 and is included in other assets in the December 31, 2011 and 2010 consolidated balance sheets.

(Continued)

45.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 11 – SUBORDINATED DEBENTURES (Continued)

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

The subordinated debentures may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The subordinated debentures have a variable rate of interest equal to the three month London Interbank Offered Rate (LIBOR) plus 3.10% which was 3.67% and 3.40% at year-end 2011 and 2010.

NOTE 12 – EMPLOYEE BENFIT PLANS

401(k) Plan: The Bank maintains a defined contribution 401(k) plan for all employees. Employees must be 21 years of age to participate in the plan. As of February 1, 2010, employees are eligible to enter the 401(k) Plan during the first quarter following one year of employment. Prior to February 1, 2010, there was no minimum service requirement to enter the 401(k) Plan. Basic contributions may be made by the Bank in the range of 1% to 6% of employee compensation. Voluntary participant contributions may be made in the range of 1% to 75% of employee compensation. The employer will make matching employer contributions equal to 25% of the participant’s voluntary contributions on the first 6% of the participant’s voluntary contributions. Employee contributions are 100% vested. Employer basic and matching contributions are vested over 5 years. Employer basic and matching contributions totaled approximately $52 and $52 for the years ended December 31, 2011 and 2010.

Supplemental Employee Retirement Plan: Effective August 1, 2002, a supplemental retirement plan covers selective officers. The Bank is recording an expense equal to the projected present value of payments due at retirement based on the projected remaining years of service. The obligation under the plans was approximately $1,958 and $1,705 for the years ended December 31, 2011 and 2010 and is included in other liabilities in the consolidated balance sheets. The expense attributable to the plan, included in salaries and employee benefits, was approximately $292 and $214 for the years ended December 31, 2011 and 2010.

Split-Dollar Life Insurance Plans: Effective January 1, 2003, life insurance plans were provided for certain officers on a split-dollar basis. The officer’s designated beneficiary(s) is entitled to a percentage of the death proceeds from the split-dollar policies. The Bank is entitled to the remainder of the death proceeds less any loans on the policies and unpaid interest or cash withdrawals previously incurred by the Bank. The cash surrender value of these life insurance policies related to the Bank’s supplemental employee retirement plan totaled $10,876 and $10,479 at December 31, 2011 and 2010. The Bank is the owner of the split-dollar policies.

(Continued)

46.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

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

Participants receive the shares at the end of employment.

Contributions to the ESOP during 2011 and 2010 were $114 and $121. ESOP related expenses totaled $81 and $62 during 2011 and 2010.

Shares held by the ESOP were as follows at year-end:

	2011	2010

Allocated to participants	45,224	36,179
Unearned	135,670	144,715

Total ESOP shares	180,894	180,894

Fair value of unearned shares	$1,085	$1,308

(Continued)

47.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 14 – INCOME TAXES

Income tax expense (benefit) was as follows:

	2011	2010
Current expense (benefit)
Federal	$734	$526
State	—	—

	734	526

Deferred expense
Federal	1	19
State	136	126

	137	145
Change in valuation allowance related to realization of net state deferred tax asset	(135)	(126)

Total	$736	$545

The net deferred tax assets at December 31, 2011 and 2010 are as follows:

	2011	2010
Deferred tax assets
Deferred officer compensation	$758	$656
Bad debt expense	1,461	1,517
Federal net operating loss carryforwards	—	311
Indiana net operating loss carryforwards	38	207
Tax credit carryforwards	509	308
Write downs of other real estate owned	57	51
Capital loss carryforwards	102	107
Nonaccrual loan interest	176	149
Market value adjustment on acquired assets and liabilities	87	115
Net unrealized losses on interest rate swaps	769	510
Other	106	105

	4,063	4,036
Deferred tax liabilities
Mortgage servicing rights	(135)	(159)
Accretion	(3)	(2)
FHLB stock dividends	(137)	(145)
Deferred loan fees	(69)	(51)
Prepaid expenses	(111)	(108)
Depreciation	(355)	(364)
Net unrealized gains on securities available for sale	(1,815)	(227)
Amortization of other intangible assets	(184)	(260)

	(2,809)	(1,316)
Valuation allowance	(419)	(554)

	$835	$2,166

(Continued)

48.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 14 – INCOME TAXES (Continued)

The valuation allowance has been established against the portion of the Company’s net state tax deferred tax asset that management feels is not realizable as of December 31, 2011 and 2010. The Company has an Indiana net operating loss carryforward of approximately $682 and $3,477 at December 31, 2011 and 2010 which will expire in 2022, if not used. The Company also has Indiana enterprise zone credit carryforwards of approximately $118 at December 31, 2011 and 2010 which will expire in 2013 through 2017, if not used. The Company has federal net operating loss carryforwards of $0 and $227 as of December 31, 2011 and 2010 which will expire in 2025 through 2027. The Company has a federal capital loss carryforward of $24 and $48 at December 31, 2011 and 2010, which will expire in 2012. The Company also has a state capital loss carryforward of $1,988 and $2,010 at December 31, 2011 and 2010 which will expire in 2014. Additionally, the Bank also has federal AMT credit carryforwards of approximately $431 and $230 at December 31, 2011 and 2010 which has no expiration date.

Total income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to income (loss) before income taxes as a result of the following:

	2011	2010

Expected income tax expense at Federal tax rate	$1,353	$1,066
Increase (decrease) resulting from:

Effect of tax exempt income (net)	(617)	(513)

Other, net	—	(8)

Total income tax expense	$736	$545

Effective tax rate	18.50%	17.38%

Unrecognized Tax Benefits

The Company has no unrecognized tax positions at December 31, 2011 or 2010 not already addressed by the deferred tax asset valuation allowance.

Federal income tax laws provided savings banks with additional bad debt deductions through 1995, totaling $2,659 for the Company. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability would otherwise total $904 at December 31, 2011 and 2010. If the Company were liquidated or otherwise ceases to be a bank or if tax laws change, the $904 would be recorded as expense.

(Continued)

49.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 15 – RELATED-PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates were as follows:

	2011	2010

Beginning balance	$1,468	$1,763
New loans	196	175
Effect of changes in composition of related parties	(62)	(182)
Repayments	(521)	(288)

Ending balance	$1,081	$1,468

Deposits from principal officers, directors, and their affiliates at year-end 2011 and 2010 were $2,559 and $2,520.

NOTE 16 – STOCK-BASED COMPENSATION

During the month of September 2011, the Company implemented the 2011 Equity Incentive Plan (the “Plan”) which was approved by shareholders on May 10, 2011. The Plan provides for issuance of stock options or restricted share awards to employees and directors. Total shares authorized for issuance under the Plan is 316,561 which is further discussed below. Total compensation cost that has been charged against income for those plans totaled $71 for the year ended December 31, 2011.

Stock-Based Compensation

Compensation cost is recognized for stock options and restricted stock awards issued to employees or directors, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards.

Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

(Continued)

50.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 16 – STOCK-BASED COMPENSATION (Continued)

Stock Options

The Plan permits the grant of stock options to its employees or directors for up to 226,115 shares of common stock. Option awards are generally granted with an exercise price equal to the market price of the Company’s common stock at the date of grant; those option awards have vesting periods of 5 years and have 10-year contractual terms. Options granted generally vest 20% annually.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of companies within La Porte Bancorp, Inc.’s peer group. The expected term of options granted represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The fair value of options granted was determined using the following weighted-average assumptions as of the grant date.

2011
Risk-free interest rate	1.42%
Expected term	7 1/2 Years
Expected stock price volatility	27.34%
Dividend yield	1.60%

A summary of the activity in the stock option plan for 2011 follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at beginning of year	—	$—
Granted	213,678	8.50
Exercised	—	—
Forfeited or expired	—	—

Outstanding at December 31, 2011	213,678	$8.50	10 years	—

Fully vested and expected to vest	213,678	$8.50	10 years	—

Exercisable at end of year	—	n/a	n/a	n/a

Information related to the stock option plan for 2011 follows:

2011

Weighted average fair value of options granted	$2.16

(Continued)

51.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 16 – STOCK-BASED COMPENSATION (Continued)

There were no options exercised during the year ended December 31, 2011. As of December 31, 2011, there was $436 of total unrecognized compensation cost related to nonvested stock options granted under the Plan. The cost is expected to be recognized over a weighted-average period of 5 years.

Restricted Share Awards

The Plan provides for the issuance of up to 90,446 of restricted shares to directors and employees. Compensation expense is recognized over the vesting period of the awards based on the fair value of the stock at issue date. The fair value of the stock was determined by obtaining the listed price of the Company’s stock on the grant date. Shares vest 20% annually over five years. 1,808 shares are available for future grants at December 31, 2011.

A summary of changes in the Company’s nonvested shares for the year follows:

Nonvested Shares	Shares	Weighted-Average Grant-Date Fair Value

Nonvested at January 1, 2011	—	$—
Granted	88,638	8.50
Vested	—	—
Forfeited	—	—

Nonvested at December 31, 2011	88,638	$8.50

As of December 31, 2011, there was $709 of total unrecognized compensation cost related to nonvested shares granted under the Plan. The cost is expected to be recognized over a weighted-average period of 5 years. There were no shares vested during the year ended December 31, 2011.

NOTE 17 – REGULATORY CAPITAL MATTERS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes as of December 31, 2011, the Bank met all capital adequacy requirements to which it is subject. Companies under $500 million in consolidated assets at the beginning of the year are not required to report consolidated regulatory capital ratios.

(Continued)

52.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 17 – REGULATORY CAPITAL MATTERS (Continued)

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2011 and 2010, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

Actual and required Bank capital amounts (in millions) and ratios are presented below at year end.

	Actual		Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio

2011
Total Capital to risk weighted assets Bank	$48.7	14.9%	$26.2	8.0%	$32.8	10.0%
Tier 1 (Core) Capital to risk weighted assets Bank	45.0	13.7	13.1	4.0	19.7	6.0
Tier 1 (Core) Capital to average assets Bank	45.0	9.7	18.5	4.0	23.1	5.0

2010
Total Capital to risk weighted assets Bank	$46.6	15.2%	$24.4	8.0%	$30.5	10.0%
Tier 1 (Core) Capital to risk weighted assets Bank	42.8	14.0	12.2	4.0	18.3	6.0
Tier 1 (Core) Capital to average assets Bank	42.8	9.9	17.3	4.0	21.6	5.0

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

(Continued)

53.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 17 – REGULATORY CAPITAL MATTERS (Continued)

Dividend Restrictions – The Bancorp’s principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above. During 2012, the Company could, without prior approval, declare dividends of approximately $5,833 plus any 2012 net profits retained to the date of the dividend declaration.

NOTE 18 – DERIVATIVES

The Company utilizes interest rate swap agreements as part of its asset liability management strategy to help manage its interest rate risk position. The notional amount of the interest rate swaps does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreements.

Interest Rate Swaps Designated as Cash Flow Hedges: Interest rate swaps with notional amounts of $30.25 million as of December 31, 2011 and 2010, were designated as cash flow hedges of subordinated debentures, certain CDARS deposits and FHLB advances and were determined to be fully effective during all periods presented. As such, no amount of ineffectiveness has been included in net income. Therefore, the aggregate fair value of the swaps is recorded in other assets (liabilities) with changes in fair value recorded in other comprehensive income (loss). The amount included in accumulated other comprehensive income (loss) would be reclassified to current earnings should the hedges no longer be considered effective. The hedge would no longer be considered effective if a portion of the hedge becomes ineffective, the item hedged is no longer in existence or the Company discontinues hedge accounting. The Company expects the hedges to remain fully effective during the remaining terms of the swaps. The Company does not expect any amounts to be reclassed from other comprehensive income over the next 12 months.

Information related to the interest-rate swaps designated as cash flow hedges as of year-end is as follows:

	2011	2010
Subordinated debentures
Notional amount	$5,000	$5,000
Fixed interest rate payable	5.54%	5.54%
Variable interest rate receivable (Three month LIBOR plus 3.10%)	3.67%	3.40%
Unrealized gains (losses)	(192)	(176)
Maturity date	March 26, 2014

CDARS deposits
Notional amount	$10,250	$10,250
Fixed interest rate payable	3.19%	3.19%
Variable interest rate receivable (One month LIBOR plus 0.55%)	0.84%	0.81%
Unrealized gains (losses)	(569)	(420)
Maturity date	October 9, 2014

(Continued)

54.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 18 – DERIVATIVES (Continued)

	2011	2010
FHLB Advance
Notional amount	$5,000	$5,000
Fixed interest rate payable	3.54%	3.54%
Variable interest rate receivable (Three month LIBOR plus 0.22%)	0.78%	0.52%
Unrealized gains (losses)	(443)	(303)
Maturity date	September 20, 2015

FHLB Advance
Notional amount	$10,000	$10,000
Fixed interest rate payable	3.69%	3.69%
Variable interest rate receivable (Three month LIBOR plus 0.25%)	0.66%	0.54%
Unrealized gains (losses)	(1,057)	(601)
Maturity date	July 19, 2016

Interest expense recorded on these swap transactions totaled $(998) and $(530) during 2011 and 2010 and is reported as a component of interest expense on subordinated debentures, deposits and FHLB advances.

The following table presents the net gains (losses) recorded in accumulated other comprehensive income (loss) and the Consolidated Statements of Income relating to the cash flow derivative instruments for the year ended December 31:

	000,0000	000,0000	000,0000
	Net amount of gain (loss) recognized in OCI (Effective Portion) 2011	Net amount of gain (loss) reclassified from OCI to interest income 2011	Net amount of gain (loss) recognized in other non interest income (Ineffective Portion) 2011

Interest rate contracts	$(502)	$—	$—

	000,0000	000,0000	000,0000
	Net amount of gain (loss) recognized in OCI (Effective Portion) 2010	Net amount of gain (loss) reclassified from OCI to interest income 2010	Net amount of gain (loss) recognized in other non interest income (Ineffective Portion) 2010

Interest rate contracts	$(1,048)	$—	$—

(Continued)

55.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 18 – DERIVATIVES (Continued)

The following table reflects the cash flow hedges included in the consolidated balance sheets as of December 31:

	2011
	Notional Amount	Fair Value
Included in other liabilities:
Interest rate swaps related to Subordinated debentures	$(5,000)	$(192)
CDARS deposits	(10,250)	(569)
FHLB advances	(15,000)	(1,500)

Total included in other liabilities		$(2,261)

	2010
	Notional Amount	Fair Value
Included in other liabilities:
Interest rate swaps related to Subordinated debentures	$(5,000)	$(176)
CDARS deposits	(10,250)	(420)
FHLB advances	(15,000)	(904)

Total included in other liabilities		$(1,500)

Interest Rate Swaps Designated as Fair Value Hedges: An interest rate swap with a notional amount of $5,000 as of December 31, 2011 and 2010 was designated as a fair value hedge of certain brokered deposits. Information related to the interest-rate swap designated as a fair value hedge as of December 31 is as follows:

	2011	2010
Brokered deposits
Notional amount	$5,000	$5,000
Variable interest rate payable (One month LIBOR less 0.25%)	0.03%	0.01%
Fixed interest rate receivable	1.25%	1.25%
Maturity date	September 15, 2020

Interest income (expense) recorded on this swap transaction totaled $62 and $18 for the years ended December 31, 2011 and 2010 and is reported as a component of interest expense on deposits. Gains (losses) on the fair market value hedge are recorded in other noninterest income and totaled $(14) and $11 for the years ended December 31, 2011 and 2010.

(Continued)

56.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 18 – DERIVATIVES (Continued)

The following table reflects the fair value hedge included in the consolidated balance sheets as of December 31:

	2011
	Notional Amount	Fair Value
Included in other liabilities:
Interest rate swaps related to brokered deposits	$(5,000)	$(22)

Total included in other liabilities		$(22)

	2010
	Notional Amount	Fair Value
Included in other liabilities:
Interest rate swaps related to brokered deposits	$(5,000)	$(328)

Total included in other liabilities		$(328)

The counterparty to the Company’s derivatives is exposed to credit risk whenever the derivative is in a liability position. As a result, the Company has collateralized the liability with cash and security collateral held in safekeeping by Bank of New York. At December 31, 2011 and 2010, the Company had $220, respectively, in cash and securities with fair market values of $3,761 and $2,482, respectively, posted as collateral for these derivatives.

(Continued)

57.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 19 – LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

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

The contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows:

	2011		2010
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate

Commitments to make loans	$93	$981	$1,618	$—
Unused lines of credit	6,367	21,037	10,415	20,978
Standby letters of credit	286	2,109	68	2,318

Total	$6,746	$24,127	$12,101	$23,296

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitment has an interest rate of 6.25% and a maturity of 60 months at December 31, 2011. The fixed rate loan commitments have interest rates ranging from 3.70% to 7.00% at December 31, 2010 with maturities ranging from 12 months to 10 years.

(Continued)

58.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 20 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of LaPorte Bancorp, Inc. at December 31, 2011 and 2010 and for the years ended December 31, 2011 and 2010 is as follows:

CONDENSED BALANCE SHEETS

December 31, 2011 and 2010

	2011	2010
ASSETS
Cash and cash equivalents	$2,032	$670
ESOP loan receivable	1,415	1,488
Investment in banking subsidiary	56,071	52,068
Investment in statutory trust	155	155
Accrued interest receivable and other assets	1,402	1,012

Total assets	$61,075	$55,393

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debentures	$5,155	$5,155
Accrued interest payable and other liabilities	217	190
Shareholders’ equity	55,703	50,048

Total liabilities and shareholders’ equity	$61,075	$55,393

CONDENSED STATEMENTS OF INCOME

Years ended December 31, 2010 and 2009

	2011	2010

Dividends from banking subsidiary	$2,265	$—
Interest income	50	58
Interest expense	(281)	(281)
Other expense	(197)	(182)

Income (loss) before income tax and undistributed subsidiary income	1,837	(405)

Income tax benefit	(146)	(138)
Equity in undistributed income or net income of banking subsidiary	1,259	2,858

Net income	$3,242	$2,591

(Continued)

59.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 20 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2011 and 2010

	2011	2010
Cash flows from operating activities
Net income	$3,242	$2,591
Adjustments to reconcile net income to net cash from operating activities:
Equity in undistributed income or net income of banking subsidiary	(1,259)	(2,858)
Change in other assets	(385)	27
Change in other liabilities	11	6

Net cash from operating activities	1,609	(234)

Cash flows from investing activities
Payments received on ESOP loan	73	70

Net cash from investing activities	73	70

Cash flows from financing activities
Purchase of treasury stock	(134)	(111)
Dividends paid on common stock	(186)	—

Net cash from financing activities	(320)	(111)

Net change in cash and cash equivalents	1,362	(275)

Beginning cash and cash equivalents	670	945

Ending cash and cash equivalents	$2,032	$670

(Continued)

60.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 21 – EARNINGS PER SHARE

The factors used in the earnings per common share computation follow:

	2011	2010
Basic
Net income	$3,242	$2,591

Weighted average common shares outstanding	4,606,913	4,587,856
Less: Average unallocated ESOP shares	(140,193)	(149,237)

Average shares	4,466,720	4,438,619

Basic earnings per common share	$0.73	$0.58

Diluted
Net income	$3,242	$2,591

Weighted average common shares outstanding for basic earnings per common share	4,466,720	4,438,619
Add: Dilutive effects of assumed exercises of stock options	—	—

Average shares and dilutive potential common shares	4,466,720	4,438,619

Diluted earnings per common share	$0.73	$0.58

Stock options for 213,678 and 0 shares of common stock were not considered in computing diluted earnings per common share for 2011 and 2010 because they were antidilutive.

(Continued)

61.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 22 – OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related tax effects were as follows:

	2011	2010
Net unrealized holding gains (losses) on securities available for sale arising during the year	$5,298	$(935)
Reclassification adjustment for net gains included in net income	(627)	(1,063)

Net unrealized gains (losses)	4,671	(1,998)
Tax expense (benefit)	1,588	(679)

Net-of-tax amount	3,083	(1,319)

Change in fair value of derivatives used for cash flow hedges	(761)	(1,588)
Reclassification adjustments for gains realized in income	—	—

Net unrealized gains (losses)	(761)	(1,588)
Tax expense (benefit)	(259)	(540)

Net-of-tax amount	(502)	(1,048)

	$(2,581)	$(2,367)

The following is a summary of the accumulated other comprehensive income (loss) balances, net of tax:

	Balance at December 31, 2010	Current Period Change	Balance at December 31, 2011

Unrealized gain (losses) on securities available for sale	$440	$3,083	$3,523
Unrealized gain (losses) on derivatives used for cash flow hedges	(990)	(502)	(1,492)

Total	$(550)	$2,581	$2,031

(Continued)

62.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 23 – QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest Income	Net Interest Income	Net Income		Earnings Per Share Basic and Diluted

2011
First quarter	$4,874	$3,277	$778		$0.18
Second quarter	4,610	3,075	487		0.11
Third quarter	4,922	3,482	1,146	[1]	0.26
Fourth quarter	4,985	3,686	831		0.18

2010
First quarter	$4,944	$3,087	$670		$0.15
Second quarter	5,181	3,332	568		0.13
Third quarter	5,396	3,586	801		0.18
Fourth quarter	5,459	3,707	552	[2]	0.12

[1]	Net income for the third quarter of 2011 included $559 in net gains on securities.
[2]	Net income for the fourth quarter of 2010 included $1,180 in provision for loan losses.

63.